As filed with the Securities and Exchange Commission on February 12, 2013

Registration No. 333-182814

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO THE

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FOCUS VENTURE PARTNERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	4899	45-4902303
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Christopher Ferguson, CEO, President and Chairman

4647 Saucon Creek Road, Suite 201

Center Valley, Pennsylvania 18034

1-877-633-2239

 (Address, including zip code, and telephone number, including area code, of registrant’s Principal Executive Offices)

Christopher Ferguson, CEO, President and Chairman

4647 Saucon Creek Road, Suite 201

Center Valley, Pennsylvania 18034

1-877-633-2239

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send a copy of all communications to:

Stephen M. Fleming, Esq.

Fleming PLLC

49 Front Street, Suite 206

Rockville Centre, New York 11570

Phone: (516) 833-5034

Fax: (516) 977-1209

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, par value $.0001 per share	144,375	$0.08	$11,550	$1.32	*

* Previously paid.

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act. The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457 the offering price was determined by the last sales price in a private offering under Rule 506 under Regulation D as promulgated under the Securities Act of 1933, as amended.  The selling security holders may sell their shares at the fixed price of $0.08 until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2013

144,375 Shares

FOCUS VENTURE PARTNERS INC.

Common Stock

This prospectus relates to the public offering of an aggregate of 144,375 shares of common stock which may be sold from time to time by the selling shareholders named in this prospectus.  We will not receive any proceeds from the sale by the selling shareholders of their shares of common stock.  We will pay the cost of the preparation of this prospectus, which is estimated at $135,000.

Our common stock is presently not traded on any market or securities exchange. The 144,375 shares of our common stock may be sold by selling shareholders at a fixed price of $0.08 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  There can be no assurance that a market maker will agree to file the necessary documents with The Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.  We have agreed to bear the expenses relating to the registration of the shares for the selling shareholders.  There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the first registered sale of common equity securities, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, or (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See “Risk Factors,” which begins on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling shareholders have not engaged any underwriter in connection with the sale of their shares of common stock. The selling shareholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. The selling shareholders may also sell their shares in transaction that are not in the public market in the manner set forth under “Plan of Distribution.”

The date of this Prospectus is *, 2013

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus and may not contain all of the information you should consider before investing in the shares.  You are urged to read this Prospectus in its entirety, including the information under “Risk Factors“, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

Summary

We are a holding company operating in the telecommunications industry which manages and develops our wholly-owned subsidiaries focused on the development of telecommunications networks, acting as a service and support provider and providing temporary and part-time staffing solutions. Through our wholly-owned subsidiary, Optos Capital Partners, LLC , a Delaware limited liability company (“Optos”) , we operate the following wholly-owned entities:

·	Focus Fiber Solutions, LLC, a Delaware limited liability company (“Focus Fiber”), specializes in the design, engineering, installation, and maintenance of a telecommunications infrastructure network.

·	Jus-Com, Inc., an Indiana corporation (“Jus-Com”), is a telecommunication service provider providing various services including engineering consulting, design, installation and emergency response in various categories including cable rack/wiring build-outs, infrastructure build-outs, DC power installation, fiber cable splicing and security camera installation. Jus-Com also operates as a temporary and permanent staffing agency specializing in the telecommunications market.

·	MDT Labor, LLC d/b/a MDT Technical, a Delaware limited liability company (“MDT”), operates as a workforce management company providing temporary and permanent staffing services under the MDT Technical brand and as a telecommunication service provider providing various services including engineering consulting, design, installation and emergency response in various categories including cable rack/wiring build-outs, infrastructure build-outs, DC power installation, fiber cable splicing and security camera installation under its Beacon Solutions brand. On December 3, 2012, the Company acquired 100% membership interest in MDT through its wholly owned subsidiary, Optos from Michael D. Traina, the former owner of MDT. In consideration of the 100% membership interest in MDT, we paid Mr. Traina $3,000,000, delivered a promissory note in the principal amount of $4,000,000 (the “MDT Note”) and delivered Mr. Traina 12,490,000 shares of common stock. The MDT Note bears interest of 6% per annum. Interest is due and payable quarterly in arrears with the first interest payment due and payable on April 5, 2013, for the prior period ended March 31, 2013. No portion of the principal is due before the maturity date of May 30, 2015 unless the Company receives not less than $10,000,000 in gross cash proceeds from the issuance of its stock. In such case, the Company may pay $1,500,000 in principal. The Company may further pay monthly scheduled principal payments of $100,000 the following month if the Company receives not less than $10,000,000 in gross cash proceeds from the issuance of its stock and meets the terms of certain financial covenants including senior debt to EBITDA ratio and fixed charge coverage ratio. All accrued principal and interest is otherwise payable at the maturity date of May 30, 2015. The MDT Note is secured by all fixtures and personal property of every kind and nature. The MDT Note security interest is subordinated to the security interests held by Atalaya.

Acquisition Strategy

With respect to its acquisition strategy, Focus intends to pursue a clearly defined telecommunications niche but may, in its discretion, pursue acquisitions outside of this niche although this will not be our focus. We selectively pursue acquisitions when we believe doing so is operationally and financially beneficial to our existing operations, although we do not rely solely on acquisitions for growth. In particular, we pursue those acquisitions that we believe will provide us with incremental revenue and geographic diversification while complementing our existing operations. We generally target companies for acquisition that have defensible leadership positions in their market niches, EBITDA positive which meets or exceeds industry averages, proven operating histories, sound management, and certain clearly identifiable cost synergies.

Our History

We are a Nevada corporation formed on March 26, 2012.  On May 9, 2012, we entered into a Contribution Agreement with Optos, whereby we acquired 100% of the outstanding membership interests of Optos in consideration of 23,980,000 shares of common stock and 100,000 shares of Series A Preferred Stock. As we were only formed in March 2012 and we acquired Optos in May 2012, we have included the financial statement for Optos for the years ended December 31, 2011 and 2010 and the nine months ended September 30, 2012 and 2011. Optos was incorporated in the State of Delaware on April 15, 2008. Optos is the sole member of Focus Fiber. In addition, Optos held a majority interest in CMK until January 1, 2012, when it acquired the remaining interest in CMK. CMK was the sole member of Townsend. We dissolved CMK and Townsend on December 31, 2012 and transferred all assets to Jus-Com. Jus-Com was acquired by the common management and ownership on September 6, 2011. Subsequently, on January 1, 2012, Jus-Com was acquired by Optos. On December 3, 2012, through Optos, we acquired a 100% interest in MDT, which is a wholly-owned subsidiary of Optos. Our organization structure is summarized below:

Other Pertinent Information

Our executive offices are located at 4647 Saucon Creek Rd, Suite 201, Center Valley, Pennsylvania 18034 and our telephone number is telephone 1-877-633-2239. Our subsidiaries lease two additional office/warehouse facilities, as well as two additional office locations throughout the United States. Our website is www.focusventurepartners.com . Our subsidiaries each maintain separate websites including www.focusfiber.com , www.jus-com.com , www.mdttechnical.com , www.mdtpersonnel.com and www.ilabornetwork.com. Jus-Com offices are located at 9250 Corporation Drive, Indianapolis, Indiana 46256 and at 600 West Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462. MDT’s offices are located at 2325 Paxton Church Road, Harrisburg, PA 17110.

The Offering

Common Stock Offered:	The selling shareholders are offering a total of 144,375 shares of common stock.

Initial Offering Price:	The selling shareholders will sell our shares at $0.08 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. This price was determined arbitrarily by us.

Terms of Offering:	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering:	The offering will conclude when all of the 144,375 shares of common stock have been sold or we, in our sole discretion, decide to terminate the registration of the shares. We may decide to terminate the registration if it is no longer necessary due to the operation of the resale provisions of Rule 144 promulgated under the Securities Act of 1933. We also may terminate the offering for no reason whatsoever at the discretion of our management team.

Outstanding Shares of Common Stock:	38,337,500 shares of common stock.

Use of Proceeds:	We will receive no proceeds from the sale of any shares by the selling shareholders.

Risk Factors:	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 10.

Summary Financial Information

The information for the three and nine months ended September 30, 2012 and 2011 has been derived from our unaudited consolidated financial statements. The recent acquisition of MDT is not included in this table.

The information at December 31, 2011 and 2010 and for the years then ended has been derived from our audited combined financial statements.   Our consolidated financial statements appear elsewhere in this prospectus.

Statement of Operations Information:

	Three Months Ended September 30,
	2012		2011
Revenues	$11,897,060	100.0%	$3,669,433	100.0%
Cost of revenues	8,744,685	73.5%	3,255,791	88.7%
Gross profit	3,152,375	26.5%	413,642	11.3%
Salary, wages and payroll taxes	821,856	6.9%	197,005	5.4%
Selling, general and administrative	450,439	3.8%	168,017	4.6%
Travel expense	303,538	2.6%	356,465	9.7%
Occupancy costs	196,688	1.7%	56,416	1.5%
Depreciation and amortization	104,534	0.9%	27,691	0.8%
Operating income (loss)	1,275,320	10.7%	(391,953)	-10.7%
Interest expense	398,410	3.3%	935	0.0%
Gain on sale of assets	-		-	-
Income (loss) before income taxes	876,910	7.4%	(392,888)	-10.7%
Provision for income taxes	303,321	2.5%	-	-
Income (loss) before non-controlling interest	573,589	4.8%	(392,888)	-10.7%
Less: net income (loss) attributable to non-controlling interests	-	-	4,715	0.1%
Net income (loss)	$573,589	7.4%	$(397,603)	-10.8%

	Nine Months Ended September 30,
	2012		2011
Revenues	$31,557,374	100.0%	$10,646,447	100.0%
Cost of revenues	24,433,477	77.4%	8,694,463	81.7%
Gross profit	7,123,897	22.6%	1,951,984	18.3%
Salary, wages and payroll taxes	1,930,768	6.1%	285,358	2.7%
Selling, general and administrative	1,511,306	4.8%	563,064	5.3%
Travel expense	1,109,583	3.5%	766,725	7.2%
Occupancy costs	534,697	1.7%	161,129	1.5%
Depreciation and amortization	260,038	0.8%	33,224	0.3%
Operating income (loss)	1,777,505	5.6%	142,484	1.3%
Interest expense	910,875	2.9%	12,223	0.1%
Gain on sale of assets	-	-	(171,797)	-1.6%
Income (loss) before income taxes	866,630	2.7%	302,058	2.8%
Provision for income taxes	303,321	1.0%	-	-
Income (loss) before non-controlling interest	563,309	1.8%	302,058	-
Less: net income (loss) attributable to non-controlling interests	-	-	56,001	0.5%
Net income (loss)	$563,309	1.8%	$246,057	2.3%

	Year Ended December 31,
	2011		2010
Revenues	$15,297,926	100.0%	$6,119,571	100.0%
Cost of revenues	11,140,884	72.8%	5,522,651	90.2%
Gross profit	4,157,042	27.2%	596,920	9.8%
Salary, wages and payroll taxes	1,103,817	7.2%	147,127	2.4%
Selling, general and administrative	923,027	6.0%	557,062	9.1%
Travel expense	1,217,135	8.0%	129,801	2.1%
Occupancy costs	257,288	1.7%	99,787	1.6%
Depreciation and amortization	97,400	0.6%	-	0.0%
Operating income (loss)	558,376	3.7%	(336,857)	-5.5%
Interest expense	113,431	0.7%	18,284	0.3%
Gain on sale of assets	(171,797)	-1.1%	-	-
Income (loss) before non-controlling interest	616,742	4.0%	(355,141)	-5.8%
Less: net income (loss) attributable to non-controlling interests	(48,270)	-0.3%	33,184	0.5%
Net income (loss)	$568,472	3.7%	$(321,957)	-5.3%

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision, and you should only consider an investment in our common stock if you can afford to sustain the loss of your entire investment.  If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.  In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We depend upon key personnel and need additional personnel.

Our success depends on the continuing services of Christopher Ferguson, our Chief Executive Officer and our sole director.  The loss of Mr. Ferguson could have a material and adverse effect on our business operations.  Additionally, the success of the Company’s operations will largely depend upon its ability to successfully attract and maintain competent and qualified key management personnel. As with any company with limited resources, there can be no guaranty that the Company will be able to attract such individuals or that the presence of such individuals will necessarily translate into profitability for the Company.  Our inability to attract and retain key personnel may materially and adversely affect our business operations.

The adjustable feature and the put rights of our common stock purchase warrant issued to Atalaya Special Opportunities Fund IV (Tranche B) could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders and may restrict our ability to raise equity capital in the future.

On December 3, 2012, the Company entered into a Credit Agreement with Atalaya Special Opportunities Fund IV (Tranche B), as lender and Atalaya Administrative LLC, as agent (“Atalaya”). Under the terms of the Credit Agreement, Atalaya agreed, among other things and subject to certain restrictions, to provide the Company with a revolving loan commitment of $8,500,000 and a term loan commitment of $8,000,000. The Company pursuant to the terms of the Credit Agreement issued to Atalaya a common stock purchase warrant (“Warrant’) to purchase 5,227,841 shares of common stock of the Company. The exercise price per share is $0.0001 and the holder is entitled to exercise the Warrant on a cashless basis. The Warrant expires on December 3, 2022. The Warrant is subject to anti-dilution adjustments if certain dilutive transactions occur, unless specifically exempted by the Warrant, such as issuance of common stock, options, warrants or similar securities or a decrease in the subscription, exercise, conversion or exchange price of these securities. In the event the anti-dilution feature in the Warrant is triggered, shareholders may incur significant dilution. Further, potential equity investors may not elect to not pursue such investment in our company as a result of Atalaya’s anti-dilution rights.

In addition, commencing on the earliest of (a) December 3, 2016 (b) the acceleration of obligations under the Credit Agreement (c) an event of default (d) a value event such as a merger, disposition, IPO other than a qualified IPO or change in control and ending the earlier of (a) a qualified IPO or (b) the expiration of the Warrant, Atalaya may put the Warrant on 60 days’ notice and the Company is obligated to repurchase the Warrant for cash. The value of the put price is determined by the greater of (a) the Equity Value, as defined by the Warrant, per common share of the Company (b) the Put Formula Value, as defined by the Warrant, per common share of the Company. In the event that we are required to repurchase the Warrant for cash, our financial condition may be negatively impacted, which could limit our ability to pursue our business plan. The below table outlines the value of the put price using the Equity Value based on market market prices of $0.08, $0.25, $0.50, $0.75 and $1.00 and the put price utilizing the put value method.assuming 40,000,000 shares of common stock outstanding, a recent 12 month trailing EBITDA of $2,000,000, debt of $10,000,000, available cash of $15,000,000 and the liquidation value of the preferred stock of $1,100,000. In each instance we have assumed that Atalaya has put the entire warrant.

Market Price	Equity Value	Put Value Method
$0.08	$418,227	$1,685,979
$0.25	$1,306,960	$1,685,979
$0.50	$2,613,921	$1,685,979
$0.75	$3,920,881	$1,685,979
$1.00	$5,227,841	$1,685,979

We possess a significant amount of accounts receivable and if we are unable to collect account receivables in a timely manner or at all our cash flow and profitability will be negative impacted, which such risk is heighted during unstable economic periods.

We extend credit to our customers as a result of performing work under contract prior to billing our customers for that work. These customers include telephone companies, cable television multiple system operators and others. We had accounts receivable of approximately $ 4.0 million at December 31, 2011 and $11.0 million for the nine months then ended September 30, 2012. We periodically assess the credit risk of our customers and continuously monitor the timeliness of payments. Slowdowns in the industries we serve may impair the financial condition of one or more of our customers and hinder their ability to pay us on a timely basis or at all. Further bankruptcies or financial difficulties within the telecommunications sector could hinder the ability of our customers to pay us on a timely basis or at all, reducing our cash flows and adversely impacting our liquidity and profitability. Additionally, we could incur losses in excess of current bad debt allowances.

We must effectively manage the growth of our operations and effectively integrate acquisitions, or our company will suffer.

To manage our growth and effectively integrate acquisitions, we believe we must continue to implement and improve our operations. We may not have adequately evaluated the costs and risks associated with this expansion, and our systems, procedures, and controls may not be adequate to support our operations. In addition, our management may not be able to achieve the rapid execution necessary to successfully offer our products and services and implement our business plan on a profitable basis. The success of our future operating activities will also depend upon our ability to expand our support system to meet the demands of our growing business. Any failure by our management to effectively anticipate, implement, and manage changes required to sustain our growth would have a material adverse effect on our business, financial condition, and results of operations.

We derive a significant portion of our revenues from a limited number of customers, and the loss of one or more of these customers could adversely impact our revenues and profitability.

Our customer base is highly concentrated. For the year ended December 31, 2011, one customer represented approximately 73.7% of revenues or 72.2% of outstanding receivables. For the year ended December 31, 2010, five customers represented approximately 61.5% of revenues or 74.6% of the outstanding accounts receivable. For the nine months ended September 30, 2012, two customers represented approximately 87.4% of revenues or 95.6% of the outstanding receivable balance. Our revenue may significantly decline if we were to lose one or more of our significant customers. In addition, revenues under our contracts with significant customers may vary from period-to-period depending on the timing and volume of work which those customers order or perform with their in-house service organizations. Additionally, consolidations, mergers and acquisitions in the telecommunications and staffing industries have occurred in the past and may occur in the future. The consolidation, merger or acquisition of an existing customer may result in a change in procurement strategies by the surviving entity. Reduced demand for our services or a change in procurement strategy of a significant customer could adversely affect our results of operations, cash flows and liquidity.

There is competition for those private companies suitable for a merger transaction of the type contemplated by management.

We are in a highly competitive market for a small number of telecommunications business opportunities which could reduce the likelihood of implementing our acquisition strategy. We are and will continue to be an insignificant participant in the business of seeking acquisitions in the telecommunications space. A large number of established and well-financed entities, including small public companies and venture capital firms, are active in mergers and acquisitions of companies that may be desirable target candidates for us. Nearly all these entities have significantly greater financial resources, technical expertise and managerial capabilities than we do; consequently, we will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. These competitive factors may reduce the likelihood of implementing our business strategy.

Failure to integrate future acquisitions successfully could adversely affect our business and results of operations.

As part of our growth strategy, we may acquire companies that expand, complement, or diversify our business. We regularly review various opportunities and periodically engage in discussions regarding possible acquisitions. Future acquisitions may expose us to operational challenges and risks, including the diversion of management’s attention from our existing business, the failure to retain key personnel or customers of an acquired business, the assumption of unknown liabilities of the acquired business for which there are inadequate reserves and the potential impairment of acquired intangible assets. Our ability to sustain our growth and maintain our competitive position may be affected by our ability to successfully integrate any businesses acquired.

We may not have access in the future to sufficient funding to finance desired growth.

Using cash for acquisitions may limit our financial flexibility and make us more likely to seek additional capital through future debt or equity financings. On December 3, 2012, the Company entered into a Credit Agreement with Atalaya Special Opportunities Fund IV (Tranche B), as lender and Atalaya Administrative LLC, as agent (“Atalaya”). Under the terms of the Credit Agreement, Atalaya agreed, among other things and subject to certain restrictions, to provide the Company with a revolving loan commitment of $8,500,000 and a term loan commitment of $8,000,000. The commitments under the Credit Agreement are restricted by the borrowing base defined as 100% of the net collectible amount of acceptable accounts due to the Company less reserves and allowances which Atalaya deems necessary in its reasonable discretion. In the addition, the Credit Agreement is subject to various financial covenants including fixed charge coverage ratio, tangible net worth, restrictions on capital expenditures, minimum EBITDA ratio and maximum leverage ratio. On December 3, 2012, the Company made an initial notice of borrowing/disbursement request. As a result, Atalaya disbursed the entire proceeds of the $8,000,000 term loan commitment (less an agreed-upon $330,000 original discount to Atalaya for making the term loan) and disbursed $3,000,000 of the revolving loan commitment resulting in an aggregate loan of $11,000,000 by Atalaya to the Company. Of the $8 million disbursed approximately $3 million, was used in order to acquire 100% membership interests in MDT and an additional $3.8 million to satisfy certain encumbrances of MDT, see Management Discussion and Analysis of Financial Condition and Results of Operations on page 25. The Credit Agreement is secured by all of the assets and personal property of the Company. Our existing debt agreement with Atalaya contains significant restrictions on our operational and financial flexibility, including our ability to incur additional debt, and if we seek more debt we may be required to agree to additional covenants that limit our operational and financial flexibility. If we seek additional debt or equity financings, we cannot be certain that additional debt or equity will be available to us on terms acceptable to us or at all.

There are limitations on director/officer liability.

As permitted by Nevada law, our certificate of incorporation limits the liability of its directors for monetary damages for breach of a director’s fiduciary duty except for liability in certain instances. As a result of our charter provision and Nevada law, stockholders may have limited rights to recover against directors for breach of fiduciary duty.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including:

·	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act,
·	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and
·	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the first registered sale of common equity securities, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, or (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Risks Relating to the Telecommunications Industry

Service level agreements in our customer agreements could subject us to liability or the loss of revenue.

Our contracts with customers typically contain service guarantees and service delivery date targets, which if not met by us, enable customers to claim credits against their payments to us and, under certain conditions, terminate their agreements. Our inability to meet our service level guarantees could adversely affect our revenue and cash flow. While we typically have carve-outs for force majeure events, many events, such as fiber cuts, equipment failure and third-party vendors being unable to meet their underlying commitments or service level agreements with us, could impact our ability to meet our service level agreements and are potentially out of our control.

Our backlog is subject to reduction and/or cancellation .

Our backlog consists of the uncompleted portion of services to be performed under job-specific contracts and the estimated value of future services that we expect to provide under master service agreements and other long-term requirements contracts. Many of our contracts are multi-year agreements, and we include in our backlog the amount of services projected to be performed over the terms of the contracts based on our historical experience with customers and, more generally our experience in procurements of this type. In many instances, our customers are not contractually committed to procure specific volumes of services under a contract. Our estimates of a customer’s requirements during a particular future period may not prove to be accurate, particularly in light of the current economic conditions and the uncertainty that imposes on changes in our customer’s requirements for our services. If our estimated backlog is significantly inaccurate or does not result in future profits, this could adversely affect our future growth and the price of our common stock.

Any failure of our physical infrastructure or services could lead to significant costs and disruptions that could reduce our revenues, harm our business reputation, and have a material adverse effect on our financial results.

Our business depends on providing customers with highly reliable service. The services we provide are subject to failure resulting from numerous factors, including:

•  human error;

•  power loss;

•  physical or electronic security breaches;

•  fire, earthquake, hurricane, flood, and other natural disasters;

•  water damage;

•  the effect of war, terrorism, and any related conflicts or similar events worldwide; and

•  sabotage and vandalism.

Problems within our network, whether or not within our control, could result in service interruptions or equipment damage. In the past we have at times experienced instability in our equipment attributed to equipment failure and power outages. Although such disruptions have been remedied and the network has been stabilized, there can be no assurance that similar disruptions will not occur in the future. We have service level commitment obligations with substantially all of our customers. As a result, service interruptions or equipment damage could result in credits for service interruptions to these customers. We have at times in the past given credits to our customers as a result of service interruptions due to equipment failures. We cannot assume that our customers will accept these credits as compensation in the future. Also, service interruptions and equipment failures may expose us to additional legal liability.

The failure of certain key suppliers to provide us with components could have a severe and negative impact upon our business.

We rely on a small group of suppliers to provide us with components for our products and services. If these suppliers become unwilling or unable to provide components, there are a limited number of alternative suppliers who could provide them. Changes in business conditions, wars, governmental changes, and other factors beyond our control or which we do not presently anticipate could affect our ability to receive components from our suppliers. Further, it could be difficult to find replacement components if our current suppliers fail to provide the parts needed for these products and services. A failure by our major suppliers to provide these components could severely restrict our ability to provide our services and prevent us from fulfilling customer orders in a timely fashion.

The telecommunications industry is highly competitive, and contains competitors that have significantly greater resources and a more diversified base of existing customers than we do.

Many of our competitors within the telecommunications industry have greater financial, managerial, sales and marketing and research and development resources than we do and are able to promote their brands with significantly larger budgets. Many of these competitors have the added advantage of a larger, more diversified customer base. If we fail to develop and maintain brand recognition through sales and marketing efforts and a reputation for high-quality service, we may be unable to attract new customers and risk losing existing customers to competitors with better known brands.

In addition, significant new competition could arise as a result of:

•  The growth of installation departments within fiber option companies;

•  consolidation in the contractor industry, leading to larger competitors with more expansive networks; and

•  further technological advances rendering fiber optic broadband and other installation services outdated.

If we are unable to compete successfully, our business will be significantly affected.

If we do not adapt to swift changes in the telecommunications industry, we could lose customers or market share.

The telecommunications industry is characterized by rapidly changing technology, evolving industry standards, frequent new service introductions, shifting distribution channels, and changing customer demands. We may not be able to adequately adapt our services or acquire new services that can compete successfully. Our failure to obtain and integrate new technologies and applications could impact the breadth of our service portfolio resulting in service gaps, a less differentiated service suite and a less compelling offering to customers. We risk losing customers to our competitors if we are unable to adapt to this rapidly evolving marketplace.

In addition, the introduction of new services or technologies, as well as the further development of existing services and technologies, may reduce the cost or increase the supply of certain services similar to those that we provide. As a result, our most significant competitors in the future may be new entrants to the telecommunications industry. These new entrants may not be burdened by an installed base of outdated equipment or obsolete technology. Our future success depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes. Failure to do so could have a material adverse effect on our business.

We are subject to significant regulation that could change or otherwise impact us in an adverse manner.

Our operations are subject to various federal, state and local laws and regulations. Further, the telecommunications component of MDT’s operations operates in Belgium, Switzerland, France, Germany, Hungary, Ireland, Italy, Lebanon, Netherlands, Poland, Serbia, Spain, Sweden, Austria, Portugal, UAE as well as the UK; and, we may be subject to certain laws and regulations in each of these countries. These laws and regulations include but are not limited to:

·	licensing, permitting and inspection requirements applicable to contractors, electricians and engineers;
·	regulations relating to worker safety and environmental protection;
·	permitting and inspection requirements applicable to construction projects;
·	wage and hour regulations;
·	regulations relating to transportation of equipment and materials, including licensing and permitting requirements; and
·	building and electrical codes.

We believe that we have all the licenses required to conduct our operations and that we are in substantial compliance with applicable regulatory requirements. Our failure to comply with applicable regulations could result in substantial fines or revocation of our operating licenses, as well as give rise to termination or cancellation rights under our contracts or disqualify us from future bidding opportunities.

Legislative actions and initiatives relating to telecommunications may not result in an increase in demand for our services.

The American Recovery and Reinvestment Act of 2009 (“ARRA”) originally allocated $7.2 billion in funding to accelerate broadband deployment in rural areas of the country that have been without high-speed infrastructure. However, we cannot predict the actual benefits to us from the implementation of ARRA programs. For example, significant additional contracts resulting from investments for rural broadband deployment under the ARRA may not be awarded to us.

Risks Relating to the Staffing Industry

Our business is significantly affected by fluctuations in general economic conditions.

The demand for our staffing services is highly dependent upon the state of the economy and upon staffing needs of our customers. Any variation in the economic condition or unemployment levels of the United States or in the economic condition of any region or telecommunications industry in which we have a significant presence may severely reduce the demand for our services and thereby significantly decrease our revenues and profits.

Our business is subject to extensive government regulation and a failure to comply with regulations could materially harm our business.

Our business is subject to extensive regulation. The cost to comply, and any inability to comply, with government regulation could materially harm our business. Increased government regulation of the workplace or of the employer-employee relationship, or judicial or administrative proceedings related to such regulation, could materially harm our business.

The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Care Reform Laws”) include various health-related provisions to take effect through 2014, including requiring most individuals to have health insurance and establishing new regulations on health plans. Although the Health Care Reform Laws do not mandate that employers offer health insurance, beginning in 2014 penalties will be assessed on large employers who do not offer health insurance that meets certain affordability or benefit requirements. Unless modified by regulations or subsequent legislation, providing such additional health insurance benefits to our temporary workers, or the payment of penalties if such coverage is not provided, would increase our costs. If we are unable to raise the rates we charge our customers to cover these costs, such increases in costs could materially harm our business.

We may incur employment related and other claims that could materially harm our business.

We employ individuals on a temporary basis and place them in our customers' workplaces. We have minimal control over our customers' workplace environments. As the employer of record of our temporary workers we incur a risk of liability for various workplace events, including claims for personal injury, wage and hour requirements, discrimination or harassment, and other actions or inactions of our temporary workers. In addition, some or all of these claims may give rise to litigation including class action litigation. Although we currently believe resolving all of these matters, individually or in the aggregate, will not have a material adverse impact on our financial statements, the litigation and other claims are subject to inherent uncertainties and our view of these matters may change in the future. A material adverse impact on our financial statements also could occur for the period in which the effect of an unfavorable final outcome becomes probable and can be reasonably estimated.

We cannot be certain that our insurance will be sufficient in amount or scope to cover all claims that may be asserted against us. Should the ultimate judgments or settlements exceed our insurance coverage, they could have a material effect on our business. We cannot be certain we will be able to obtain appropriate types or levels of insurance in the future, that adequate replacement policies will be available on acceptable terms, if at all, or that the companies from which we have obtained insurance will be able to pay claims we make under such policies.

We are dependent on workers' compensation insurance coverage at commercially reasonable terms.

We provide workers' compensation insurance for our temporary workers. Our workers' compensation insurance policies are renewed annually. We cannot be certain we will be able to obtain appropriate types or levels of insurance in the future or that adequate replacement policies will be available on acceptable terms, if at all. The loss of our workers' compensation insurance coverage would prevent us from doing business in the majority of our markets. Further, we cannot be certain that our current and former insurance carriers will be able to pay claims we make under such policies. These additional sources of capital may not be available on commercially reasonable terms, or at all.

We operate in a highly competitive business and may be unable to retain customers or market share.

The staffing services business is highly competitive and the barriers to entry are low. There are new competitors entering the market which may increase pricing pressures. In addition, long-term contracts form only a small portion of our revenue. Therefore, there can be no assurance that we will be able to retain customers or market share in the future. Nor can there be any assurance that we will, in light of competitive pressures, be able to remain profitable or, if profitable, maintain our current profit margins.

Our results of operations could materially deteriorate if we fail to attract, develop and retain qualified employees.

Our performance is dependent on attracting and retaining qualified employees who are able to meet the needs of our customers. We believe our competitive advantage is providing unique solutions for each individual customer, which requires us to have highly trained and engaged employees. Our success depends upon our ability to attract, develop and retain a sufficient number of qualified employees, including management, sales, recruiting, service and administrative personnel. The turnover rate in the staffing industry is high, and qualified individuals of the requisite caliber and number needed to fill these positions may be in short supply. Our inability to recruit a sufficient number of qualified individuals may delay or affect the speed of our planned growth or strategy change. Delayed expansion, significant increases in employee turnover rates or significant increases in labor costs could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to attract and retain sufficient qualified temporary workers.

We compete with other temporary staffing companies to meet our customer needs and we must continually attract qualified temporary workers to fill positions. We have in the past experienced worker shortages and we may experience such shortages in the future. Further, if there is a shortage of temporary workers, the cost to employ these individuals could increase. If we are unable to pass those costs through to our customers, it could materially and adversely affect our business.

Risks Relating to this Offering

One shareholder owns approximately 65.2% of our common stock providing the shareholder with the complete ability to direct the affairs of our company.

TBK 327 Partners LLC, which is owned by Christopher Ferguson and his wife, owns approximately 65.2 % of our common stock. Under our Articles of Incorporation and Nevada law, the vote of a majority of the shares outstanding is generally required to approve most shareholder action.  As a result, TBK 327 Partners LLC will be able to direct the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our Articles of Incorporation or proposed mergers or other significant corporate transactions.

The Offering Price of the shares is arbitrary.

The Offering Price of the shares has been determined arbitrarily by us and bears no relationship to the Company’s assets, book value, potential earnings or any other recognized criteria of value.

The offering price of the shares was determined based upon the price sold in our offering and should not be used as an indicator of the future market price of the securities. Therefore, the offering price bears no relationship to the actual value of the Company and may make our shares difficult to sell.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.08 for the shares of common stock was determined by the price shares were sold to our shareholders in a private placement memorandum and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

We may, in the future, issue additional common shares, which would reduce investors' percent of ownership and may dilute our share value.

Our Articles of Incorporation authorizes the issuance of 100,000,000 shares of common stock, $0.0001 par value, of which 38,337,500 shares are issued and outstanding and 10,000,000 shares of preferred stock, $0.0001 par value, of which 100,000 shares of Series A Preferred Stock are issued and outstanding. Further, the Series A Preferred Stock are convertible into 13,750,000 shares of common stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

The Board of Directors, in its sole discretion, may issue preferred shares which could carry superior rights and preferences and, in turn, limiting the influence common shareholders may have on the direction of our company.

We have authorized 10,000,000 shares of blank check preferred stock of which 100,000 shares of Series A Preferred Stock is currently outstanding.  Upon issuance of any additional preferred stock in the future, the rights attached to the preferred shares could affect our ability to operate, which could force us to seek other financing.  The Board of Directors may issue preferred stock without obtaining shareholder approval.  Such financing may not be available on commercially reasonable terms or at all and could cause substantial dilution to existing stockholders.

Currently, there is no public market for our securities, and we cannot assure you that any public market will ever develop and it is likely to be subject to significant price fluctuations.

Currently, there is no public market for our stock and our stock may never be traded on any exchange, or, if traded, a public market may not materialize.  Even if we are successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their stock.

Our common stock is unlikely to be followed by any market analysts, and there may be few or no institutions acting as market makers for the common stock.  Either of these factors could adversely affect the liquidity and trading price of our common stock.  Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly.  Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of the Company, and general economic and market conditions.  No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

As our current estimated stock price is $0.08, our Common Stock will be subject to “penny stock” rules which may be detrimental to investors.

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share.  Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them as our current estimated stock price is $0.08.  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market.  Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  As the Shares immediately following this Offering will likely be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Shares in the secondary market.

We have never paid a dividend on our common stock and we do not anticipate paying any in the foreseeable future.

We have not paid a cash dividend on our common stock to date, and we do not intend to pay cash dividends in the foreseeable future. Our ability to pay dividends will depend on our ability to successfully develop one or more properties and generate revenue from operations. Notwithstanding, we will likely elect to retain earnings, if any, to finance our growth. Future dividends may also be limited by bank loan agreements or other financing instruments that we may enter into in the future. The declaration and payment of dividends will be at the discretion of our Board of Directors.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters .

Recent U. S. legislation, including the Sarbanes-Oxley Act of 2002 and the Dodd Frank Wall Street Reform and Protection Act, have resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and NASDAQ are those that address board of directors’ independence, audit committee oversight and the adoption of a code of ethics. We have not yet adopted any of these corporate governance measures and, since our securities are not listed on a national securities exchange or NASDAQ, we are not required to do so. There are significant corporate governance and executive compensation-related provisions in the   Dodd-Frank   Act that may increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on our personnel, systems and resources.

It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.  If we do adopt various corporate governance measures, our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives.

The potential sale of 144,375 shares pursuant to this prospectus and the potential sales under Rule 144 of an additional 723,125 shares of common stock held by non-affiliates, 2,870,000 shares of common stock upon exercise of a warrant held by HFP Capital Markets and 5,227,841 shares of common stock upon exercise of a warrant by Atalaya may have a depressive effect on the price and market for our common stock.

The potential sale of 144,375 shares of common stock pursuant to this prospectus and the potential sale of an additional 723,125 shares of common stock held by non-affiliates, of 2,870,000 shares of common stock upon exercise of a warrant held by HFP Capital Markets and 5,227,841 shares of common stock upon exercise of a warrant by Atalaya may have a depressive effect on our stock price and make it more difficult for us to raise any significant funds in the equity market if our business requires additional funding.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. In addition, such statements could be affected by risks and uncertainties related to the healthcare industry as a whole, changes in regulation on the state or federal level, delays in payments from third party payors, our ability to raise any financing which we may require for our operations, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholders of their common stock.

DETERMINATION OF OFFERING PRICE

The selling shareholders will sell the shares at $0.08 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The offering price was determined by the conversion price of our convertible promissory notes sold in a private offering under Rule 506 under Regulation D as promulgated under the Securities Act of 1933, as amended. There is no assurance of when, if ever, our stock will be approved for trading on the OTC Bulletin Board.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTC Bulletin Board concurrently with the filing of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders in this Offering is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

				Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding
Name of Selling Stockholder	Common Shares Owned by the selling stockholder (1)	Total Common Shares Registered Pursuant to this Offering	Percentage of Issued and Outstanding Shares before Offering	# of Shares	% of Class
Leonard Banner	12,500	4,125	*	8,375	*
Michael Furey	12,500	4,125	*	8,375	*
Joseph Furey	12,500	4,125	*	8,375	*
Jenny LaSala	12,500	4,125	*	8,375	*
James LaSala	12,500	4,125	*	8,375	*
Allison LaSala	12,500	4,125	*	8,375	*
Daniel Marcote	12,500	4,125	*	8,375	*
Stephanie LaSala	12,500	4,125	*	8,375	*
Front Street Capital Inc.	12,500	4,125	*	8,375	*
Anthony Cairo Jr.	12,500	4,125	*	8,375	*
Michael Duffy	12,500	4,125	*	8,375	*
Amy Pittman	12,500	4,125	*	8,375	*
Evelyn LaGala	12,500	4,125	*	8,375	*
Alex Romano	12,500	4,125	*	8,375	*
Michael Weaver	12,500	4,125	*	8,375	*
Lillie Melone	12,500	4,125	*	8,375	*
Rebecca Helman	12,500	4,125	*	8,375	*
Charles Vulcano	12,500	4,125	*	8,375	*
Michael Vulcano	12,500	4,125	*	8,375	*
Mariann Vulcano	12,500	4,125	*	8,375	*
Michael Etra	12,500	4,125	*	8,375	*
Ken Etra	12,500	4,125	*	8,375	*
Richard Etra	12,500	4,125	*	8,375	*
LRY Consultants	12,500	4,125	*	8,375	*
Carlin Glyptis	12,500	4,125	*	8,375	*
Austin Berkelhammer	12,500	4,125	*	8,375	*
Geoffrey Byruch	12,500	4,125	*	8,375	*
Jonah Engler-Silberman	12,500	4,125	*	8,375	*
Jessica Cuculick	12,500	4,125	*	8,375	*
Peter Doheny	12,500	4,125	*	8,375	*
Daniel & Kimberly Steinberg	12,500	4,125	*	8,375	*
James Costaldo	12,500	4,125	*	8,375	*
Howard A. Hoffman	12,500	4,125	*	8,375	*
Nema Semnani	12,500	4,125	*	8,375	*
Marc Helman	12,500	4,125	*	8,375	*
		144,375

(1) The number and percentage of shares beneficially owned is based on 38,337,500 shares of common stock outstanding and is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2) Assumes that all securities registered will be sold.

Issuance of Shares of Common Stock to Selling Stockholders

On May 25, 2012, we sold 437,500 shares of common stock to 35 accredited investors for aggregate consideration of $35,000 or $0.08 per share of which we are registering 144,375 shares of common stock on this prospectus. The issuance of the foregoing securities in this transaction described above was made in reliance upon the exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof as a transaction by an issuer not involving any public offering and/or Rule 506 under Regulation D as promulgated under the Securities Act. The respective transaction documents contain representations to support our reasonable belief that each investor is an “accredited investor” as defined in Rule 501 under the Securities Act, and that such investor is acquiring such securities for investment and not with a view to the distribution thereof. At the time of their issuance, the securities described above were deemed to be restricted securities for purposes of the Securities Act and such securities bear legends to that effect

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling shareholders cannot predict the extent to which a market will develop or, if a market develops, what the price of our common stock will be. If a public market develops for the common stock, the selling shareholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. Subject to the foregoing, the selling shareholders may use any one or more of the following methods when selling or otherwise transferring shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions, including gifts;

●	covering short sales made after the date of this prospectus;

●	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method of sale permitted pursuant to applicable law.

The selling shareholders may also sell shares pursuant to Rule 144 or Rule 144A under the Securities Act, if available, rather than pursuant to this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. None of the other selling shareholders are affiliates of broker-dealers.

A selling shareholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if the selling shareholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling shareholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In the event of a transfer by a selling shareholder other than a transfer pursuant to this prospectus or Rule 144 of the SEC, we may be required to amend or supplement this prospectus in order to name the transferee as a selling shareholder.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling shareholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus.

We may be required to amend or supplement this prospectus in the event that (a) a selling shareholder transfers securities under conditions which require the purchaser or transferee to be named in the prospectus as a selling shareholder, in which case we will be required to amend or supplement this prospectus to name the selling shareholder, or (b) any one or more selling shareholders sells stock to an underwriter, in which case we will be required to amend or supplement this prospectus to name the underwriter and the method of sale.

We are required to pay all fees and expenses incident to the registration of the shares.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

There is presently no public market for our common stock and there has never been a market for our common stock. We anticipate applying for quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we cannot assure you that our shares will be quoted on the OTC Bulletin Board or, if quoted, that a public market will materialize.

A market maker sponsoring a company's securities is required to obtain a quotation of the securities on any of the public trading markets, including the OTC Bulletin Board. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for quotation on the OTC Bulletin Board.

We intend to apply for quotation of the securities on the OTC Bulletin Board, but there can be no assurance that we will be able to obtain this listing. The OTC Bulletin Board securities are not quoted and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

As of February 5, 2013, we had 38,337,500 shares of common stock issued and outstanding and approximately 38 stockholders of record of our common stock.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors.  We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Equity Compensation Plan Information

As of February 5, 2013, we have not adopted an equity compensation plan under which our common stock is authorized for issuance.

SHARES AVAILABLE FOR FUTURE SALE

As of February 5, 2013, we had 38,337,500 shares of common stock outstanding.  The 144,375 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act.

The outstanding shares of our common stock not included in this prospectus will be available for sale in the public market as follows:

Public Float

Of our outstanding shares, 24,980,000 shares are beneficially owned by TBK327 Partners, LLC, which is owned by Christopher Ferguson, an executive officer and director, and his wife.  Further, 12,490,000 shares of common stock are owned by Michael D. Traina, the former owner of MDT.   The 144,375 shares, upon registration, will constitute our public float.

Rule 144

In general, under Rule 144, as currently in effect, a person, other than an affiliate, who has beneficially owned securities for at least six months, including the holding period of prior owners is entitled to sell his or her shares without any volume limitations; an affiliate, however, can sell such number of shares within any three-month period as does not exceed the greater of:

·	1% of the number of shares of common stock then outstanding, or
·	the average weekly trading volume of common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about an issuer.  In order to effect a Rule 144 sale of common stock, the transfer agent requires an opinion from legal counsel.  Further, the six month holding period is applicable only to issuers who have been subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 for at least 90 days.  As of of the effective date of this prospectus,867,500 shares of common stock held by non-affiliates will be available for sale under Rule 144. Affiliates of our company, TBK327 Partners, which holds 24,980,000 shares of common stock and 13,750,000 shares of common stock issuable upon conversion of Series A Preferred Stock and Mr. Traina who holds 12,490,000 shares of common stock, assuming we have filed our reports with the Securities and Exchange Commission, will be entitled to sell every three months an amount equal to 1% of the number of shares of common stock then outstanding (383,375 shares based on 38,337,500 shares of common stock outstanding) or the average weekly trading volume of common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale. The affiliate will be required to file a Form 144 with the Securities and Exchange Commission.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

Some of the statements contained in this prospectus that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this prospectus, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

·	Our ability to attract and retain management;

·	Our ability to raise capital when needed and on acceptable terms and conditions;

·	The intensity of competition; and

·	General economic conditions.

All written and oral forward-looking statements made in connection with this prospectus that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

Overview

We were incorporated in the state of Nevada on March 26, 2012. On May 31, 2012, Company issued 95.9% of its total outstanding common stock and 100% of its total outstanding preferred stock in exchange for 100% of the members’ interest in Optos. Optos is a limited liability company, which was incorporated in the State of Delaware on April 15, 2008. Optos is the sole member of Focus Fiber, a limited liability company, incorporated in the State of Delaware on October 15, 2010. On January 1, 2012, Optos acquired the remaining 50% interest in CMK, a limited liability company, incorporated in the State of Delaware on December 1, 2008. CMK is the sole member of Townsend a limited liability company, incorporated in the State of Maryland on May 22, 2007. We dissolved CMK and Townsend on December 31, 2012 and transferred all assets to Jus-Com, Inc.

We are a holding company operating in the telecommunications industry which manages and develops our wholly-owned subsidiaries focused on the development of telecommunications networks, acting as a service and support provider and providing temporary and part-time staffing solutions. Through our wholly-owned subsidiary, Optos Capital Partners, LLC , a Delaware limited liability company (“Optos”) , we operate the following wholly-owned entities:

·	Focus Fiber formed on October 15, 2010, specializes in the design, engineering, installation, and maintenance of a telecommunications infrastructure network.

·	Jus-Com, Inc., an Indiana corporation (“Jus-Com”), is a telecommunication service provider providing various services including engineering consulting, design, installation and emergency response in various categories including cable rack/wiring build-outs, infrastructure build-outs, DC power installation, fiber cable splicing and security camera installation. Jus-Com also operates as a temporary and permanent staffing agency specializing in the telecommunications market.

·	MDT Labor, LLC d/b/a MDT Technical, a Delaware limited liability company (“MDT”), operates as a workforce management company providing temporary and permanent staffing services under the MDT Technical brand and as a telecommunication service provider providing various services including engineering consulting, design, installation and emergency response in various categories including cable rack/wiring build-outs, infrastructure build-outs, DC power installation, fiber cable splicing and security camera installation under its Beacon Solutions brand.

On December 3, 2012, the Company entered into a Credit Agreement with Atalaya Special Opportunities Fund IV (Tranche B), as lender and Atalaya Administrative LLC, as agent (“Atalaya”). Under the terms of the Credit Agreement, Atalaya agreed, among other things and subject to certain restrictions, to provide the Company with a revolving loan commitment of $8,500,000 and a term loan commitment of $8,000,000. The commitments under the Credit Agreement are restricted by the borrowing base defined as 100% of the net collectible amount of acceptable accounts due to the Company less reserves and allowances which Atalaya deems necessary in its reasonable discretion. In the addition, the Credit Agreement is subject to various financial covenants including fixed charge coverage ratio, tangible net worth, restrictions on capital expenditures, minimum EBITDA ratio and maximum leverage ratio.

The Company pursuant to the terms of the Credit Agreement issued to Atalaya a common stock purchase warrant (“Warrant’) to purchase 5,227,841 shares of common stock of the Company. The exercise price per share is $0.0001. The Warrant expires on December 3, 2022. The Warrant is subject to anti-dilution adjustments if certain dilutive transactions occur, unless specifically exempted by the Warrant, such as issuance of common stock, options, warrants or similar securities or a decrease in the subscription, exercise, conversion or exchange price of these securities. In addition, commencing on the earliest of (a) December 3, 2016 (b) the acceleration of obligations under the Credit Agreement (c) an event of default (d) a value event such as a merger, disposition, IPO other than a qualified IPO or change in control and ending the earlier of (a) a qualified IPO (b) the expiration of the warrant, Atalaya may put the warrant on 60 days’ notice and the Company is obligated to repurchase the warrant for cash. The value of the put price is determined by the greater of (a) the Equity Value, as defined by the Warrant, per common share of the Company (b) the Put Formula Value, as defined by the Warrant, per common share of the Company.

The Company agreed to pay Red Ridge Finance Group, LLC (“Red Ridge”) in consideration for arranging and administering the credit facilities provided under the Credit Agreement a fee of $330,000 and to reimburse Red Ridge $44,375 for due diligence and background checks. In addition a quarterly collateral management fee of $20,000 is due to Red Ridge. In addition, as noted below, the Company has also agreed to pay a quarterly administration fee of $20,000 to Atalaya.

Legal fees of $152,500 were incurred by the Company to arrange the Credit Agreement.

On December 3, 2012, the Company made an initial notice of borrowing/disbursement request. As a result, Atalaya disbursed the entire proceeds of the $8,000,000 term loan commitment (less an agreed-upon $330,000 original discount to Atalaya for making the term loan) and disbursed $3,000,000 of the revolving loan commitment.

The cash proceeds for this request were disbursed by Atalaya on behalf of the Company as follows:

a)	$3,000,000 in connection with the acquisition of all of the issued outstanding membership interests of MDT.

b)	$3,139,943 in connection with a Buyout Letter Agreement with Sterling National Bank to pay in full an outstanding bank loan, interest and prepayment penalty which was previously an obligation of MDT.

c)	$785,688 to pay in full the outstanding principal and interest for a note payable to a related party, Christopher Ferguson, the CEO and director of the Company.

d)	$93,683 to pay in full the outstanding principal and interest for a note payable to a related party, TBK 327 Partners, LLC, a company controlled by Christopher Ferguson, the CEO and a director of the Company.

e)	$697,230 in connection with a Payout Statement with Metro Bank to pay in full an outstanding bank loan, interest and prepayment penalty which was previously an obligation of MDT

f)	$340,979 payment to settle all obligations due to Franklin Capital Holdings, LLC.

g)	$154,377 payment to settle all obligations due to AGR Funding, Inc.

h)	$152,500 payment for legal fees for the Credit Agreement.

i)	$20,000 payment for quarterly administration fees to Atalaya.

j)	$2,285,600 payment to the Company for current working capital needs.

As of December 3, 2012, the revolving and term loans carry an interest rate at the greater (a) the LIBOR rate plus 12.75%. (b) 0.75% per annum plus 12.75%. The actual interest rate on the revolving and term loans at December 3, 2012 is 13.50%. The Company is required to pay a commitment fee of 0.25% per annum on the amount the revolving loan commitment exceeds the outstanding revolving loan. Interest is payable monthly in cash on term and revolving loans.

In addition, the Company is required to pay a quarterly administration fee of $20,000 to Atalaya.

Principal on the revolving loans is due on December 3, 2014, the termination date. Principal on the term loans is due in monthly installments of $135,000 commencing on January 1, 2013 and in full on December 3, 2014, the maturity date.

The Credit Agreement is secured by all of the assets and personal property of the Company.

The Company anticipates the Credit Agreement will be accounted for in accordance with ASC-20 Debt with Conversion and Other Options, ASC 815-20 Derivatives and Hedging, Contracts in Equity’s Own Equity and ASC 835 Interest.

Acquisition Strategy

With respect to its acquisition strategy, Focus intends to pursue a clearly defined telecommunications niche but may, in its discretion, pursue acquisitions outside of this niche. We selectively pursue acquisitions when we believe doing so is operationally and financially beneficial, although we do not rely solely on acquisitions for growth. In particular, we pursue those acquisitions that we believe will provide us with incremental revenue and geographic diversification while complementing our existing operations. We generally target companies for acquisition that have defensible leadership positions in their market niches, EBITDA positive which meets or exceeds industry averages, proven operating histories, sound management, and certain clearly identifiable cost synergies.

On December 3, 2012, the Company acquired all of the issued outstanding membership interests of MDT Labor, LLC, doing business as MDT Technical (“MDT”). MDT operates a services business that provides labor and human resource solutions, including temporary staffing services in the United States market. Pursuant to the Interest Purchase Agreement, a cash payment of $3,000,000 was made by Atalaya on behalf of the Company, delivered a Promissory Term Note (“MDT Note”) for $4,000,000 and issued 12,490,000 shares of common stock of the Company valued at $999,200 for all of the outstanding membership interests for MDT. Common stock is valued at $0.08 per share based on the last issuance of common stock by the Company for cash. The MDT Note bears interest of 6% per annum. Interest in due and payable quarterly in arrears with the first interest payment due and payable on April 5, 2013, for the prior period ended March 31, 2013. No portion of the principal is due before the maturity date of May 30, 2015 unless the Company receives not less than $10,000,000 in gross cash proceeds from the issuance of its stock. In such case, the Company may pay $1,500,000 in principal. The Company may further pay monthly scheduled principal payments of $100,000 the following month if the Company receives not less than $10,000,000 in gross cash proceeds from the issuance of its stock and meets the terms of certain financial convents including senior debt to EBITDA ratio and fixed charge coverage ratio. All accrued principal and interest is otherwise payable at the maturity date of May 30, 2015. The MDT Note is secured by all fixtures and personal property of every kind and nature. The MDT Note security interest is subordinated to the security interests held by Atalaya. The Company anticipates the Business Combination will be accounted for using the acquisition method in accordance with ASC 805, Business Combinations. Within 30 days after the end of each fiscal quarter, the Company is required to furnish Atalaya with a Compliance Certificate certifying that the corporate officer is not aware of any Event of Default or Default that has occurred or provide a description and remedial steps to address an Event of Default or Default. The Compliance Certificate contains a computation of minimum fixed charge coverage ratio, minimum tangible net worth, maximum capital expenditures, minimum EBITDA and maximum leverage ratio. At December 31, 2012, the Company failed to comply with the maximum leverage ratio as the Senior Debt to EBITDA Ratio for the Computation Period exceeded 2.25 to 1.0. The Company received a waiver for this Event of Default at December 31, 2012. Within 10 days after the end of each month, the Company is required to furnish Atalaya with a Borrowing Base Certificate setting forth a calculation of the Borrowing Base and Borrowing Availability. Our Borrowing Base and Borrowing Availability was $12,150,000 and $150,000, respectively, at January 31, 2013.

Results of Operations

Our revenues and results of operations can be subject to seasonal and other variations. These variations are influenced by weather, customer spending patterns, bidding seasons, project timing and schedules, and holidays.

Additionally, the telecommunication and staffing industries can be highly cyclical. As a result, our volume of business may be adversely affected by declines or delays in new projects in various geographic regions in the United States. Project schedules, particularly in connection with larger, longer-term projects, can also create fluctuations in the services provided, which may adversely affect us in a given period. The financial condition of our customers as well as their access to capital, variations in the margins of projects performed during any particular period, regional and national economic and market conditions, provided timing of acquisitions, the timing and magnitude of acquisition and integration costs associated with acquisitions and interest rate fluctuations are examples of items that may also materially affect quarterly results. Accordingly, our operating results in any particular period may not be indicative of the results that can be expected for any other period.

Gross profit is derived from subtracting costs of service from revenue. Various factors impact our margins on a quarterly or annual basis. The timing and geographical characteristics of projects, as to when they begin and when they are completed can impact margins. The mix of business conducted in different areas of the country may impact margins as certain geographical areas offer higher profit margins due to physical characteristics of where the work is performed. The mix of revenues impacts margins, as revenue derived from underground work has a lower profit margin than revenue derived from aerial construction projects.

Our customer base is highly concentrated. For the year ended December 31, 2011, one customer represented approximately 73.7% of revenues or 72.2% of outstanding receivables. For the year ended December 31, 2010, five customers represented approximately 61.5% of revenues or 74.6% of the outstanding accounts receivable. For the nine months ended September 30, 2012, two customers represented approximately 87.4% of revenues or 95.6% of the outstanding receivable balance. Our revenue may significantly decline if we were to lose one or more of our significant customers. In addition, revenues under our contracts with significant customers may vary from period-to-period depending on the timing and volume of work which those customers order or perform with their in-house service organizations. Additionally, consolidations, mergers and acquisitions in the telecommunications and staffing industries have occurred in the past and may occur in the future. The consolidation, merger or acquisition of an existing customer may result in a change in procurement strategies by the surviving entity. Reduced demand for our services or a change in procurement strategy of a significant customer could adversely affect our results of operations, cash flows and liquidity.

We and our customers continue to operate in a challenging business environment, with increasing regulatory and environmental requirements, stringent permitting processes and only gradual recovery in the economy from recessionary levels. We are closely monitoring our customers and the effect that changes in economic and market conditions have had or may have on them. Please read "Risk Factors" for additional information which may affect our financial condition, results of operations and cash flows.

For the Three Months Ended September 30, 2012 Compared to the Three Months Ended September 30, 2011

Consolidated Results

The following table sets forth selected unaudited statements of operations data and such data as a percentage of revenues for the three month periods as indicated:

	Three Months Ended September 30,
	2012		2011
Revenues	$11,897,060	100.0%	$3,669,433	100.0%
Cost of revenues	8,744,685	73.5%	3,255,791	88.7%
Gross profit	3,152,375	26.5%	413,642	11.3%
Salary, wages and payroll taxes	821,856	6.9%	197,005	5.4%
Selling, general and administrative	450,439	3.8%	168,017	4.6%
Travel expense	303,538	2.6%	356,465	9.7%
Occupancy costs	196,688	1.7%	56,416	1.5%
Depreciation and amortization	104,534	0.9%	27,691	0.8%
Operating income (loss)	1,275,320	10.7%	(391,952)	-10.7%
Interest expense	398,410	3.3%	935	0.0%
Gain on sale of assets	-	0.0%	-	-
Income (loss) before income taxes	876,910	7.4%	(392,887)	-10.7%
Provision for income taxes	303,321	2.5%	-	-
Income (loss) before non-controlling interest	573,589	4.8%	(392,887)	-10.7%
Less: net income (loss) attributable to non-controlling interests	-	-	4,715	0.1%
Net income (loss)	$573,589	4.8%	$(397,602)	-10.8%

Revenues .

Revenues .  Due to the short term nature of the Company’s construction contracts, revenue is recognized once 100% complete. A contract may have many segments, which once completed; the revenue for the segment is recognized and no further obligation exists. The company’s construction contracts or segments of contracts typically can range from several days to two to four months. Staffing revenue is recognized as the services are performed.   For the three months ended September 30, 2012, revenues increased $8.2 million, or 224%, to $11.9 million, as a result of the number and size of projects, as compared to the three months ended September 30, 2011. In September of 2011 the Company acquired Jus-Com Inc., which contributed revenues of $202,000 and $88,000 for the three months ended September 30, 2012 and September 30, 2011, respectively. Revenue derived from design and permit, underground construction and materials contributed 35.6%, 29.5% and 13.5%, respectively, of the increase, from the same period of the prior year. The significant increase in revenue can be attributed to the Company’s capital resources available during the three months ended September 30, 2012, as compared to the same period of the prior year. For the three months ended September 30, 2011, the Company borrowed approximately $315,000 from its factoring arrangement with AGR funding. For the three months ended September 30, 2012, the Company’s factoring facilities included Franklin Capital and total financing from its factoring arrangements was $1.7 million.

Gross profit. Cost of services, which is subtracted from revenues to obtain gross profit, consists primarily of all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, and certain employee job related lodging expenses. Gross profit increased $2.7 million or 662% to $3.2 million for the three months ended September 30, 2012 as compared to the three months ended September 30, 2011. As a percentage of sales gross profit was 26% for the quarter ended September 30, 2012, as compared to 11% as a percentage of sales for the quarter ended September 30, 2011. The increase is due to accounting for accrued costs in the current quarter, where revenue has been recognized and costs have not been billed. For the quarters ended September 30, 2012 and 2011 the Company had accrued cost of sales of $5.6 million and $0, respectively. Previously, the third quarter of 2011 absorbed the costs which were not accrued for during the first and second quarters of the prior year, which is reflected in the gross profit margin for the nine months ended September 30, 2011. The Company analyzes costs incurred to date on a per job basis, as in comparison to the budget of the job to identify costs not billed for the period. During the first two quarters of the Company’s initial full fiscal year, the Company had not recorded accrued contract costs and such costs impacted the third quarter of fiscal 2011.

Salary, Wages and Payroll Taxes is compensation for the administrative staff and management and medical insurance and payroll taxes for all personnel. During the three months ended September 30, 2012, salary, wages and payroll taxes increased $625,000 or 317%, to $822,000, from the three months ended September 30, 2011. As a percentage of sales, salary, wages and payroll taxes was 7.0% and 5.0%, for the three months ended September 30, 2012 and 2011, respectively. The increase is due to establishment of corporate infrastructure correlating with the Company’s growth.

Selling, General and Administrative (SG&A) expense includes auto, computer, communications, marketing, bank charges, insurance, professional fees, meals, office expense, supplies, and bad debt expense. For the three months ended September 30, 2012, SG&A increased $282,000 or 168%, to $450,000, as compared to the three months ended September 30, 2011. General expenses and professional fees increased overall, in support of the Company’s growth efforts.

Travel includes costs related to various methods of transportation, lodging, fuel, parking and tolls. Travel decreased $53,000 or 15.0%, to $304,000, for the three months ended September 30, 2012 as compared to the three months ended September 30, 2011. As a percentage of sales, travel was 3.0% and 10.0%, respectively, for the three months ended September 30, 2012 and September 30, 2011. Due to the increasing volume of travel expenses relating to cost of services, the company has elected to categorize certain site related costs, as cost of services, which represented $455,000 for the quarter ended September 30, 2012.

Occupancy Costs are represented by property related expenses, such as rent, utilities, security and general repairs and maintenance. Occupancy costs increased $141,000 or 249%, to $197,000, for the three months ended September 30, 2012 as compared to the three months ended September 30, 2011. The increase is due to additional warehouse and office space relating to the acquisition of Jus-Com and to support its growth. As a percentage of sales, occupancy costs was 2.0% and 2.0%, respectively, for the three months ended September 30, 2012 and September 30, 2011.

Depreciation and Amortization increased $77,000 for the three months ended September 30, 2012 to $105,000 as compared to $28,000 in the prior year. The increase is primarily attributable to an increase in capital expenditures to coincide with the Company’s growth and the depreciation of the previously acquired assets for the quarter ended September 30, 2012, as compared to the three months ended September 30, 2011. Additionally, the Company amortized $11,000 for expense related to the acquisition of Jus-Com.

Operating income (loss) increased $1,667,000 or 425%, to an operating income of 1,275,000, for the three months ended September 30, 2012 as compared to loss of $392,000 for the three months ended September 30, 2011. As a percentage of sales, operating income (loss) was 11.0 % and (11.0)%, respectively, for the three months ended September 30, 2012 and September 30, 2011. The growth of the Company’s Network segment and increases in expenses to support the establishment of infrastructure is directly attributable to the increase. The significant increase in operating income is derived from the Company’s ability to have the capital resources needed to increase its number and size of contracts. For the three months ended September 30, 2011, the Company borrowed approximately $315,000 from its factoring arrangement with AGR funding. For the three months ended September 30, 2012, the Company’s factoring facilities included Franklin Capital in addition to AGR funding, totaling financing from its factoring arrangements to $1.7 million.

Interest Expense increased $397,000 to $398,000, for the three months ended September 30, 2012 as compared to the three months ended September 30, 2011. The increase is directly related to interest and fees associated with the Company’s factoring lines of credit. As a percentage of sales, interest expense was 3.0% and 0.0%, respectively, for the three months ended September 30, 2012 and September 30, 2011.

Net Income increased $971,000 or 244% to $574,000, for the three months ended September 30, 2012 as compared to the three months ended September 30, 2011. As a percentage of sales, net income was 5.0 % and (11.0) %, respectively, for the three months ended September 30, 2012 and September 30, 2011. The growth of the Company’s network segment and fees associated with the factoring lines of credit contributed to the increase in net income.

Segmented Results

The Company’s operations include two reportable operating segments. These operating segments reflect the way the company manages its operations and makes business decisions. Design, engineering, installation, and maintenance of a telecommunications infrastructure network (“Network”) and a temporary and permanent staffing agency specializing in the telecommunications market (“Staffing”).

The following table sets forth revenues and operating income (loss) by segment for the periods indicated:

	Three Months Ended September 30, 2012
	Network	Staffing	Combined
Net Sales	$9,882,222	$2,014,838	$11,897,060
Cost of sales	6,812,425	1,932,260	8,744,685
Gross profit	3,069,797	82,578	3,152,375
Salary, wages and payroll taxes	785,988	35,868	821,856
Selling, general and administrative	436,401	14,038	450,439
Travel expenses	302,101	1,437	303,538
Occupancy costs	188,541	8,147	196,688
Depreciation and amortization	104,534	-	104,534
Net operating income	1,252,232	23,088	1,275,320
Interest (expense)	(387,291)	(11,119)	(398,410)
Income before income taxes	864,941	11,969	876,910
Provision for income taxes	303,321	-	303,321
Net income	$561,620	$11,969	$573,589

Total assets	$13,122,118	$428,877	$13,550,995

	Three Months Ended September 30, 2011
	Network	Staffing	Combined
Net Sales	$2,233,769	$1,435,664	$3,669,433
Cost of sales	1,956,311	1,299,480	3,255,791
Gross profit	277,458	136,184	413,642
Salary, wages and payroll taxes	139,912	57,093	197,005
Selling, general and administrative	147,276	20,741	168,017
Travel expenses	354,496	1,969	356,465
Occupancy costs	51,370	5,046	56,416
Depreciation and amortization	27,691	-	27,691
Net operating (loss) income	(443,287)	51,335	(391,952)
Interest (expense)	-	(935)	(935)
Gain on sale of asset	-	-	-
(Loss) income before income taxes	(443,287)	50,400	(392,887)
Income taxes	-	-	-
Net (loss) income	$(443,287)	$50,400	$(392,887)

Total assets	$3,274,264	$588,178	$3,862,442

Network

Revenues . Due to the short term nature of the Company’s construction contracts, revenue is recognized once 100% complete. A contract may have many segments, which once completed; the revenue for the segment is recognized and no further obligation exists. The Company’s construction contracts or segments of contracts typically can range from several days to two to four months. Network revenue increased $7.6 million or 342%, to $9.9 million, for the three months ended September 30, 2012, as compared to the three months ended September 30, 2011. The increase is attributable to the volume and size of the types of contracts as compared to the same quarter in the prior year, as well as the Company’s acquisition of Jus-Com, Inc.

Net Operating Income and Net Income. For the three months ended September 30, 2012, net operating income increased $1,696,000 or 382% to a net operating income of $1,252,000 as compared to the three months ended September 30, 2011. Net income increased $1,004,000 or 227%, to a net income of $562,000. The increase in income is primarily due to the increase in revenue offset by the costs associated with the establishment of infrastructure to support the segments’ growth and the interest costs relating to the Segment’s factoring relationship.

Staffing

Revenues . Staffing revenue is recognized as the services are performed. The Staffing segment increased $579,000 or 40% to $2,014,000, for the three months ended September 30, 2012, as compared to the three months ended September 30, 2011. The reduction in revenue is related to a customer’s business closure.

Net Operating (Loss) Income and Net (Loss) Income. For the three months ended September 30, 2012, net operating income decreased $28,000 or 55% to a net operating income of $23,000 as compared net operating income of $51,000 for the three months ended September 30, 2011. For the three months ended September 30, 2012 the Staffing segment had a net income of $12,000 a decrease of $38,000 or 76% as compared to the same quarter in the prior year. The decrease is attributable to a loss in revenue from the closure of a customer’s business.

For the Nine Months Ended September 30, 2012 Compared to the Six Months Ended September 30, 2011

Consolidated Results

The following table sets forth selected unaudited statements of operations data and such data as a percentage of revenues for the nine month periods as indicated:

	Nine Months Ended September 30,
	2012		2011
Revenues	$31,557,374	100.0%	$10,646,447	100.0%
Cost of revenues	24,433,477	77.4%	8,694,463	81.7%
Gross profit	7,123,897	22.6%	1,951,984	18.3%
Salary, wages and payroll taxes	1,930,768	6.1%	285,358	2.7%
Selling, general and administrative	1,511,306	4.8%	563,064	5.3%
Travel expense	1,109,583	3.5%	766,725	7.2%
Occupancy costs	534,697	1.7%	161,129	1.5%
Depreciation and amortization	260,038	0.8%	33,224	0.3%
Operating income (loss)	1,777,505	5.6%	142,484	1.3%
Interest expense	910,875	2.9%	12,223	0.1%
Gain on sale of assets	-	-	(171,797)	-1.6%
Income (loss) before income taxes	866,630	2.7%	302,058	2.8%
Provision for income taxes	303,321	1.0%	-	-
Income (loss) before non-controlling interest	563,309	1.8%	302,058	0
Less: net income (loss) attributable to non-controlling interests	-	-	56,001	0.5%
Net income (loss)	$563,309	1.8%	$246,057	2.3%

Revenues .  Due to the short term nature of the Company’s construction contracts, revenue is recognized once 100% complete. A contract may have many segments, which once completed; the revenue for the segment is recognized and no further obligation exists. The company’s construction contracts or segments of contracts typically can range from several days to two to four months. Staffing revenue is recognized as the services are performed.   Staffing revenue is recognized as the services are performed.   For the nine months ended September 30, 2012, revenues increased $20.9 million, or 196%, to $31.6 million, primarily as a result of the number and size of projects, as compared to the nine months ended September 30, 2011. Increases of materials from segments of contracts, underground construction and design and permitting represented 32.8%, 30.1% and 21.7%, respectively, of the increase from the same period of the prior year. The acquisition in September 2011 of Jus-Com, Inc., contributed revenues of 576,000 for the nine months ended September 30, 2012. The significant increase in revenue can be attributed to the Company’s capital resources used to increase the number and size of contracts. For the nine months ended September 30, 2011, the Company borrowed approximately $315,000 from its factoring arrangement with AGR funding. For the nine months ended September 30, 2012, the Company’s factoring facilities included Franklin Capital in addition to AGR funding, with total financing from its factoring arrangement totaling $1.7 million.

Gross profit. Cost of services, which is subtracted from revenues to obtain gross profit, consists primarily of all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, equipment rentals, equipment related expense, supplies, tools and repairs. Gross profit increased $5.2 million or 265% to $7.1 million for the nine months ended September 30, 2012 as compared $1.5 million for the three months ended September 30, 2011. The increase in gross profit is attributable to the Company’s growth and the number and size of active projects. As a percentage of sales, gross profit was 23% for the nine months ended September 30, 2012, as compared to 18% as a percentage of sales for the nine month period ending September 30, 2011. The increase is due to increases in revenue segments which earn a higher gross profit margin. For the nine months ended September 30, 2012 and 2011 the Company had accrued cost of sales of $5.6 million and $0, respectively.

Salary, Wages and Payroll Taxes is compensation for the administrative staff and management and medical insurance and payroll taxes for all personnel. During the nine months ended September 30, 2012, salary, wages and payroll taxes increased $1.6 million or 577%, to $1.9 million, from the nine months ended September 30, 2011. As a percentage of sales, salary, wages and payroll taxes was 6% and 3%, for the nine months ended September 30, 2012 and 2011, respectively. The increase is due to establishment of corporate infrastructure correlating with the Company’s growth.

Selling, General and Administrative (SG&A) expense includes auto, computer, communications, marketing, bank charges, insurance, professional fees, meals, office expense, supplies, and bad debt expense. For the nine months ended September 30, 2012, SG&A increased $948,000 or 168%, to $1.5 million, as compared to the nine months ended September 30, 2011. Professional fees relating to the Company’s initial audit, transactional related expenses and an overall increase in general expenses to support the Company’s growth. As a percentage of sales, SG&A was 5% during the nine months ended September 30, 2012 as compared to 5% for the nine months ended September 30, 2011. The decrease as a percentage of sales is directly attributable to the Company’s growth.

Travel includes costs related to various methods of transportation, lodging, fuel, parking and tolls. As the volume of construction contracts has increased certain previously categorized travel expenses such as employee on site lodging arrangements and fuel, the Company has elected for the nine months ended September 30, 2012, to categorize such expenses as cost of services, which represented $725,000. Travel expenses as it relates to project management and administrative costs increased $343,000 or 45%, to $1,110,000, for the nine months ended September 30, 2012 as compared to $767,000 for the nine months ended September 30, 2011. As a percentage of sales, travel was 4% and 7%, respectively, for the nine months ended September 30, 2012 and September 30, 2011. The Company’s expansion geographically and its limited area of personnel to support such expansion, caused an increase in travel costs in supervising the additional projects.

Occupancy Costs are represented by property related expenses, such as rent, utilities, security and general repairs and maintenance. Occupancy costs increased $374,000 or 232%, to $535,000, for the nine months ended September 30, 2012 as compared to $161,000 for the nine months ended September 30, 2011. The increase is due to additional warehouse and office space from its acquisition of Jus-Com and to support its growth. As a percentage of sales, occupancy costs was 2% and 2%, respectively, for the nine months ended September 30, 2012 and September 30, 2011.

Depreciation and Amortization increased $227,000 for the nine months ended September 30, 2012 to $260,000 as compared to $33,000 the same period in the prior year. The increase is primarily attributable to an increase in capital expenditures to coincide with the Company’s growth and the depreciation of the previously acquired assets for the nine months ended September 30, 2012, as compared to the nine months ended September 30, 2011.. Additionally, the Company had amortization of $32,000 for expenses related to the acquisition of Jus-Com.

Operating income increased $1,635,000 or 1,148%, to $1,778,000, for the nine months ended September 30, 2012, as compared to $142,000 for the nine months ended September 30, 2011. As a percentage of sales, operating income was 6% and 1%, respectively, for the nine months ended September 30, 2012 and September 30, 2011. The increase can be attributed to the additional expenses relating to the growth of the Network segment. The significant increase in operating income is derived from the Company’s ability to have the capital resources needed to increase its number of contracts and continue to grow in size. For the nine months ended September 30, 2011, the Company borrowed approximately $315,000 from its factoring arrangement with AGR funding. For the nine months ended September 30, 2012, the Company’s factoring facilities included Franklin Capital in addition to AGR funding, totaling $1.7 million in factoring financing.

Interest Expense increased $898,000 to $911,000, for the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011. The increase is directly related to interest and fees associated with the Company’s factoring lines of credit. As a percentage of sales, interest expense was 3% and 0%, respectively, for the nine months ended September 30, 2012 and September 30, 2011.

Gain on sale of assets. For the nine months ended September 30, 2012 and 2011, the Company realized a gain from the sale of certain customer lists and contracts of $0 and $172,000, respectively. During the nine months ended September 30, 2011, the gain on the sale of assets of $172,000 was recorded in the staffing segment. The gain on the sale of assets is a result of the Company entering into an Asset Sale and Purchase Agreement to sell customer lists and contracts on January 19, 2011. The assets sold comprise of customers lists and contacts for an employee staffing business. The Company received total proceeds of $239,000 which comprise cash of $16,000, accounts receivable of $3,000 and forgiveness of account payable of $219,000. As a result, the Company recorded a gain on sale of assets of $172,000 in the consolidated statement of operations.

Net Income increased $317,000 or 129%, to a net income of $563,000, for the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011. As a percentage of sales, net income was 2 % and 2%, respectively, for the nine months ended September 30, 2012 and September 30, 2011. The growth of the Company’s network segment and fees associated with the factoring lines of credit contributed to the decrease in net income.

Segmented Results

The Company’s operations include two reportable operating segments. These operating segments reflect the way the company manages its operations and makes business decisions. Design, engineering, installation, and maintenance of a telecommunications infrastructure network (“Network”) and a temporary and permanent staffing agency specializing in the telecommunications market (“Staffing”).

The following table sets forth revenues and operating income (loss) by segment for the periods indicated:

	Nine Months Ended September 30, 2012
	Network	Staffing	Combined
Net Sales	$26,177,685	$5,379,689	$31,557,374
Cost of sales	19,287,636	5,145,841	24,433,477
Gross profit	6,890,049	233,848	7,123,897
Salary, wages and payroll taxes	1,806,060	124,708	1,930,768
Selling, general and administrative	1,453,763	57,543	1,511,306
Travel expenses	1,102,927	6,656	1,109,583
Occupancy costs	514,181	20,516	534,697
Depreciation and amortization	260,038	-	260,038
Net operating income	1,753,080	24,425	1,777,505
Interest (expense)	(870,590)	(40,285)	(910,875)
Income (loss) before income taxes	882,490	(15,860)	866,630
Provision for income taxes	303,321	-	303,321
Net income (loss)	$579,169	$(15,860)	$563,309

Total assets	$13,122,118	$428,877	$13,550,995

	Nine Months Ended September 30, 2011
	Network	Staffing	Combined
Net Sales	$7,032,623	$3,613,824	$10,646,447
Cost of sales	5,420,488	3,273,975	8,694,463
Gross profit	1,612,135	339,849	1,951,984
Salary, wages and payroll taxes	214,896	70,462	285,358
Selling, general and administrative	452,926	110,138	563,064
Travel expenses	759,284	7,441	766,725
Occupancy costs	147,108	14,021	161,129
Depreciation and amortization	33,224	-	33,224
Net operating income	4,697	137,787	142,484
Interest (expense)	(9,007)	(3,216)	(12,223)
Gain on sale of asset	171,797	-	171,797
Income before income taxes	167,487	134,571	302,058
Income taxes	-	-	-
Net income	$167,487	$134,571	$302,058

Total assets	$3,274,263	$588,178	$3,862,441

Network

Revenues . Due to the short term nature of the Company’s construction contracts, revenue is recognized once 100% complete. A contract may have many segments, of which, once completed; the revenue for the segment is recognized and no further obligation exists. The Network’s construction contracts or segments of contracts typically can range from several days to two to four months. Network revenue increased $19.1 million or 272.0%, to $26.2 million, for the nine months ended September 30, 2012, as compared to the nine months ended September 30, 2011. The increase is attributable to the volume and size of the types of contracts as compared to the same period in the prior year. Increases of underground construction represented 33% and revenue derived from an increase in materials for segments or contracts, represented 36% of the increase from the same period of the prior year. The acquisition in September 2011 of Jus-Com, Inc., contributed revenues of $576,000 for the nine months ended September 30, 2012.

Net Operating Income and Net Income. For the nine months ended September 30, 2012, net operating income increased $1,748 to $1,753,000 as compared to the nine months ended September 30, 2011. Net income increased $411,000 or 246%, to $167,000. The growth of the Company’s network segment offset from the fees associated with the factoring lines of credit contributed to the increase in net income.

Staffing

Revenues . Staffing revenue is recognized as the services are performed. The Staffing segment increased $1,766,000 or 49% to $5.4 million, for the nine months ended September 30, 2012, as compared to the nine months ended September 30, 2011. The increase is attributable to changing mixture of the Staffing segment’s customer base.

Net Operating (Loss) Income and Net (Loss) Income. For the nine months ended September 30, 2012, net operating income decreased $113,000 or 82% to a net operating income of $24,000 as compared net operating income of $138,000 for the nine months ended September 30, 2011. For the nine months ended September 30, 2012, the Staffing segment had a net loss of $16,000 a decrease of $150,000 or 112% as compared to the same period in the prior year. The decrease is attributable to the gain from the sale of customer lists and contracts for the nine months ended September 30, 2011. During the nine months ended September 30, 2011, the gain on the sale of assets of $172,000 was recorded in the staffing segment. The gain on the sale of assets is a result of the Staffing segment entering into an Asset Sale and Purchase Agreement to sell customer lists and contracts on January 19, 2011. The assets sold comprised of customer’s lists and contacts for an employee staffing business. The Company received total proceeds of $239,000 which comprise cash of $16,000, accounts receivable of $3,000 and forgiveness of account payable of $219,000. As a result, the Company recorded a gain on sale of assets of $172,000 in the consolidated statement of operations for the nine month’s ended September 30, 2011.

Fiscal Year Ended December 31, 2011 Compared to Fiscal Year Ended December 31, 2010

Consolidated Results

The following table sets forth selected statements of operations data and such data as a percentage of revenues for the years indicated:

	Year Ended December 31,
	2011		2010
Revenues	$15,297,926	100.0%	$6,119,571	100.0%
Cost of revenues	11,140,884	72.8	5,522,651	90.2
Gross profit	4,157,043	27.2	596,920	9.8
Salary and wages	1,103,817	7.2	147,127	2.4
Selling, general and administrative	923,027	6.0	557,062	9.1
Travel expense	1,217,135	8.0	129,801	2.1
Occupancy costs	257,288	1.7	99,787	1.6
Depreciation and amortization	97,400	0.6	-	0.0
Operating income (loss)	558,376	3.7	(336,857)	(5.5)
Interest expense	113,431	0.7	18,284	0.3
Gain on sale of assets	(171,797)	(1.1)	—	(4.8)
Net income (loss) before non-controlling interest	616,742	4.0	(355,141)	(5.8)
Less: net income attributable to non-controlling interest	(48,270)	(0.3)	33,184	0.5
Net income	$568,472	3.7	$(321,957)	(5.3)

Revenues .  Due to the short term nature of the Company’s construction contracts, revenue is recognized once 100% complete. A contract may have many segments, of which, once completed; the revenue for the segment is recognized and no further obligation exists. The Network’s construction contracts or segments of contracts typically can range from several days to two to four months.  Staffing revenue is recognized as the services are performed.   For the year ended December 31, 2011, revenues increased $9.2 million, or 150.0%, to $15.3 million, primarily as a result of the additional revenue derived from the Network segment, as compared to the year ended December 31, 2010.

Gross profit. Cost of services, which is subtracted from revenues to obtain gross profit, consists primarily of all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, equipment rentals, equipment related expense, supplies, tools and repairs. Gross profit increased $3.6 million or 596.4% to $4.2 million for the year ended December 31, 2011 as compared to the year ended December 31, 2010. As a percentage of sales, gross profit was 27.2% for the year ended December 31, 2011, as compared to 9.8% as a percentage of sales, for the year ended December 31, 2010. The increase is due to the increase in the number of contracts awarded in the Network segment, which has a higher profit margin, as compared to the year ended December 31, 2010.

Salary, Wages and Payroll Taxes consists of compensation for the administrative staff and management, and medical insurance and payroll taxes for all personnel. During the year ended December 31, 2011, salary, wages and payroll taxes increased $957,000 or 650.2%, to $1.1 million, from the year ended December 31, 2010. As a percentage of sales, salary, wages and payroll taxes was 7.2% and 2.4%, for the year ended December 31, 2010. The increase is due to additional employees and related payroll taxes and benefits to support the Company’s growth of its Network segment.

Selling, General and Administrative (SG&A) expense includes auto, computer, communications, marketing, bank charges, insurance, professional fees, meals, office expense, supplies, and bad debt expense. For the year ended December 31, 2011, SG&A increased $366,000 or 65.7%, to $923,000, as compared to the year ended December 31, 2010. As a percentage of sales, SG&A was 6.0% during the year ended December 31, 2011 and 9.1% for the year ended December 31, 2010. The increase in SG&A is a result of the additional expenses related to the growth and expansion of the Network segment.

Travel includes costs related to various methods of transportation, lodging, fuel, parking and tolls. Travel increased $1.1 million or 837.7%, to $1.2 million, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. As a percentage of sales, travel was 8.0% and 2.1%, respectively, for the year ended December 31, 2011 and December 31, 2010. The increase in travel is directly related to the increase in fuel and associated costs used as a result of the increase in revenue.

Occupancy Costs are represented by property related expenses, such as rent, utilities, security and general repairs and maintenance. Occupancy costs increased $158,000 or 157.8%, to $257,000, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. As a percentage of sales, occupancy costs was 1.7% and 1.6%, respectively, for the year ended December 31, 2011 and December 31, 2010. The acquisition of Jus-Com and expansion of the Network segment increased occupancy costs by adding additional warehouse and office space.

Depreciation and Amortization increased $97,000, for the year ended December 31, 2011 as compared to$0 for the year ended December 31, 2010. The Company added $1.3 million in capital expenditures, of which $86,000 was depreciation expense and $11,000 was amortization of intangible asset related to the acquisition of Jus-Com.

Operating income (loss) increased $895,000 or 265.8%%, to $558,000, for the year ended December 31, 2011 as compared to a net operating loss of $337,000, for the year ended December 31, 2010. The increase in operating income is a result of the increase in the number and size of contracts awarded in the Network segment. As a percentage of sales, operating income (loss) was 3.7% and (5.5)%, respectively, for the year ended December 31, 2011 and December 31, 2010.

Interest Expense increased $95,000 or 520.4%, to $113,000, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. The increase is due to the addition of factoring lines of credit in 2011 and its related fees. As a percentage of sales, interest expense was 0.7% and 0.3%, respectively, for the year ended December 31, 2011 and December 31, 2010.

Gain on Sale of Assets. For the year ended December 31, 2011, the Company realized a gain from the sale of certain customer lists and contracts of $172,000.

Net Income (Loss) increased $890,000 or 276.6%, to $568,000, for the year ended December 31, 2011 as compared to a net loss of $322,000, for the year ended December 31, 2010. The increase in net income is primarily a result of the additional revenue derived from the Network segment. As a percentage of sales, net income was 3.7% and 5.3%, respectively, for the year ended December 31, 2011 and December 31, 2010.

Segmented Results

The Company’s operations include two reportable operating segments. These operating segments reflect the way the company manages its operations and makes business decisions. Design, engineering, installation, and maintenance of a telecommunications infrastructure network (“Network”) and a temporary and permanent staffing agency specializing in the telecommunications market (“Staffing”).

The following table sets forth revenues and operating income (loss) by segment for the periods indicated:

	For the Year Ended December 31, 2011
	Network		Staffing		Consolidated
Revenues	$12,508,683	100.0%	$2,789,243	100.0%	$15,297,926
Cost of revenues	8,775,122	70.2	2,365,762	84.8	11,140,884
Gross profit	3,733,561	29.8	423,482	15.2	4,157,043
Salary, wages and payroll taxes	985,523	7.9	118,293	4.2	1,103,817
Selling, general and administrative	727,310	5.8	195,717	7.0	923,027
Travel expense	1,202,839	9.6	14,296	0.5	1,217,135
Occupancy costs	239,113	1.9	18,174	0.7	257,288
Depreciation and amortization	97,400	0.8	—	-	97,400
Operating income	481,376	3.8	77,001	2.8	558,377
Interest (expense)	(79,699)	(0.6)	(33,732)	(1.2)	(113,431)
Gain on sale of assets	-	-	171,797	6.2	171,797
Net income	$401,677	3.2%	$215,065	7.7%	$616,742

	For the Year Ended December 31, 2010
	Network		Staffing		Consolidated
Revenues	$1,714,506	100.0%	$4,405,065	100.0%	$6,119,571
Cost of revenues	1,680,645	98.0	3,842,006	87.2	5,522,651
Gross profit	33,861	2.0	563,059	12.8	596,920
Salary, wages and payroll taxes	9,966	0.6	137,162	3.1	147,127
Selling, general and administrative	113,878	6.6	443,184	10.1	557,062
Travel expense	73,848	4.3	55,953	1.3	129,801
Occupancy costs	17,566	1.0	82,221	1.9	99,787
Operating loss	(181,397)	(10.6)	(155,461)	(3.5)	(336,857)
Interest (expense)	-		(18,284)	(0.4)	(18,284)
Net loss	$(181,397)	(10.6)%	$(173,744)	(3.9)%	$(355,141)

Network

Revenues . Due to the short term nature of the Company’s construction contracts, revenue is recognized once 100% complete. A contract may have many segments, of which, once completed; the revenue for the segment is recognized and no further obligation exists. The Network’s construction contracts or segments of contracts typically can range from several days to two to four months. Staffing revenue is recognized as the services are performed.   Network revenue increased $10.8 million or 629.6%, to $12.5 million, for the year ended December 31, 2011, as compared to the year ended December 31, 2010. The increase is attributable to annualized revenue in 2011, as compared to the initial three months of operations from October thru December 2010 for the Network segment.

Net Operating Income and Net Income. For the year ended December 31, 2011, net operating income increased $663,000 to $481,000 as compared to a net operating loss of $181,000 for the year ended December 31, 2010. Net income increased $583,000 or 321.4%, to $402,000, as compared to a net loss of $181,000 for the year ended December 31, 2010. The increase in net operating and net income is due to results of a full year as compared to results of three months for the year ended December 31, 2010.

Staffing

Revenues . Staffing revenue is recognized as the services are performed. The Staffing segment decreased $1.6 million or 36.5% to $2.8 million, for the year ended December 31, 2011, as compared to the year ended December 31, 2010. The reduction in revenue is related to the sale of certain contracts and customer lists.

Net Operating (Loss) Income and Net (Loss) Income. For the year ended December 31, 2011, net operating income increased $232,000 to $77,000 as compared net operating loss of $155,000 for the year ended December 31, 2010. For the year ended December 31, 2011 the Staffing segment had net income of $215,000 an increase of $389,000 or 223.8% as compared to the year ended December 31, 2010. The increase is attributable to the gain from the sales of customer lists and contracts for an employee staffing business for the year ended December 31, 2011. The Company received total proceeds of $239,000 which comprise cash of $16,000, accounts receivable of $3,000 and forgiveness of account payable of $219,000. As a result, the Company recorded a gain on sale of assets of $172,000 in the consolidated statement of operations.

Liquidity And Capital Resources

Operating Activities

Cash flow from operations is primarily influenced by demand for our services, operating margins and the type of services we provide, but can also be influenced by working capital needs, in particular on larger projects, due to the timing of collection of receivables.

Net cash provided by operating activities was $2.7 million, during the nine months ended September 30, 2012 as compared to $8,000 net cash provided, during the nine months ended September 30, 2011. The difference was attributable to an increase in accounts receivable of $7.0 million, offset by an increase in accrued costs of 5.6 million, increase in deferred revenue of $1.3 million and by an increase in accounts payable of $1.4 million, for the nine months of 2012 as compared to the first nine months of 2011. Since we possess a significant amount of accounts receivable and if we are unable to collect account receivables in a timely manner or at all our cash flow and profitability will be negatively impacted. The increase in revenue as a result of the Company’s growth efforts, contributed to the increase in net cash provided by operating activities.

We used net cash in operating activities of $1.6 million for the year ended December 31, 2011, as compared to net cash provided of $194,000, for the year ended December 31, 2010. The increase is comprised of $2.6 million in accounts receivable and $245,000 for security deposits, offset by an increase net income of $568,000.

Investing Activities

During the nine months ended September 30, 2012, we used net cash in investing activities of $633,000 as compared to $327,000 in the nine months ended September 30, 2011. The increase in net cash used in investing activities is due to the purchase of machinery, equipment and vehicles used in its telecommunication network.

For the year ended December 31, 2011, we used $472,000 in net cash for investing activities, as compared to $0, for the year ended December 31, 2010. Investing activities in the year ended 2011, included $380,000 used for capital expenditures, partially offset by $22,000 of proceeds from the sale of customer lists and the acquisition of Jus-Com Inc. Additionally, investing activities included $114,000 used in a distribution to a former shareholder connected with the Jus-Com acquisition.

Financing Activities

During the nine months ended September 30, 2012, cash used in financing activities was $1.7 million as compared to net cash provided by financing activities of $93,000 for the nine months ended September 30, 2011. Financing activities in the first nine months of 2012 included net advances on the factoring credit facilities of $484,000 and $36,000 for issuance of stock for cash, offset by payments for capital leases for machinery and equipment of $247,000, payments of notes payable of $60,000 and payments on notes payable related party of $947,000.

Net Cash provided by financing activities for the year ended December 31, 2011 was $1.9 million, compared to $56,000 for the year ended December 31, 2010. The increase in net cash provided for financing activities is attributable to net advances on the factoring credit facilities of $2.3 million, advances from notes payable related party of $136,000 offset by payments on capital lease obligations of $148,000, payments of notes payable of $22,000 and draws by members of $292,000.

Debt Instruments

Factoring Lines of Credit

On July 7, 2011, the Company entered into an agreement with a factoring corporation, AGR Funding, Inc. (“AGR”). Under the terms of the agreement, the Company receives up to 85% of the purchase price up front, at the discretion of AGR, to a maximum aggregate amount of $1,000,000. The term of the agreement is two years from the initial purchase date of July 26, 2011.

An initial fee is payable to AGR based on the dollar volume of weekly purchases as follows: (i) 1.40% - Up to $49,999 (ii) 1.20% - $50,000 to $99,999 (iii) 1.10% - $100,000 and above.

In addition, in the event that any receivable purchased by AGR is not paid within 30 days after the payment of the initial advance amount, the Company is required to pay AGR a daily percentage finance charge equal to the percentage, set forth below opposite the initial fee which applied to the receivable, subject to adjustment from time to time by AGR (i) Daily percentage - 0.0467%, Initial fee -1.40% (ii) Daily percentage - 0.0400%, Initial fee -1.20% (iii) Daily percentage - 0.0367%, Initial fee -1.10%.

Advances to the Company are with recourse and are secured by all assets of the Company and a priority interest in all purchased receivables.

The factoring line of credit has been treated as a secured financing arrangement. As of December 31, 2011 under the agreement with AGR, the Company had factored receivables in the amount of $350,000 and recorded a liability of $296,000 and a receivable for collected receivables due the Company of $15,000. Discounts and interest provided during factoring of the accounts receivable have been expensed on the accompanying consolidated statements of operations as interest expense. For the nine months ended September 30, 2012, the Company recorded a liability of $223,000, factored receivables of $178,000 and interest expense of $14,000, relating to the factoring arrangement. For the years ended December 31, 2011 and 2010, interest expense related to the factoring arrangement was $23,000 and $0, respectively.

On October 18, 2011, the Company entered into an agreement with a factoring corporation, Franklin Capital Holdings, LLC (“FCH”). Under the terms of the agreement, the Company receives up to 80% of the purchase price up front, at the discretion of FCH, to a maximum aggregate amount of $2,000,000. The term of the agreement is two years and is renewable for 2 years, unless terminated by the Company. The Company must give FCH not less than 90 days written notice prior to the expiration of the initial period or renewal period. The notice becomes effective on the expiration of the initial period or renewal period which means the 90 day period shall not commence to run until the expiration date.

A discount fee of 1.5% is payable for the gross amount of accounts purchased in a 30 day period, plus 0.05% for each additional day, provided that the minimum invoice fee is $25. For the 3 months of the initial period or subsequent 3 month periods, as applicable, the minimum discount fee paid by the Company is the greater of (i) $30,000 (ii) 1.5% of the Company gross sales of invoices to FCH for the preceding 3 months or (iii) 1.5% of the Company average gross quarterly sales of invoices to FCH for the preceding 12 months.

In addition, an advance payment fee is charged to the Company for the number of days that advances are made prior to the payment date and for the number of days invoices are outstanding, calculated at a floating nominal rate equal to prime rate plus 1.5%, compounded monthly.

Advances to the Company are with recourse and shareholders have provided a personal guarantee.

The factoring line of credit has been treated as a secured financing arrangement. For the nine months ended September 30, 2012, the Company recorded a liability of $2,877,000, factored receivables of $5.1 million and interest expense of $198,000, relating to the factoring arrangement As of December 31, 2011 under the agreement with FCH, the Company had factored receivables in the amount of $2,850,000 and recorded a liability of $1,900,000. Discounts and interest provided during factoring of the accounts receivable have been expensed on the accompanying consolidated statements of operations as interest expense. For the years ended December 31, 2011 and 2010, interest expense related to the factoring arrangement was $36,000 and $0, respectively.

On December 3, 2012, the Company under the terms of its credit agreement with Atalaya Administrative, LLC (see Credit Agreement below) paid in full all the outstanding obligations; including all principal, accrued and unpaid interest, fees, costs and prepayment penalties of $340,977 and $154,377 with FCH and AGR, respectively, and has terminated both factoring arrangements.

Credit Agreement

On December 3, 2012, the Company entered into a Credit Agreement with Atalaya Special Opportunities Fund IV (Tranche B), as lender and Atalaya Administrative LLC, as agent (“Atalaya”). Under the terms of the Credit Agreement, Atalaya agreed, among other things and subject to certain restrictions, to provide the Company with a revolving loan commitment of $8,500,000 and a term loan commitment of $8,000,000. The commitments under the Credit Agreement are restricted by the borrowing base defined as 100% of the net collectible amount of acceptable accounts due to the Company less reserves and allowances which Atalaya deems necessary in its reasonable discretion. In the addition, the Credit Agreement is subject to various financial covenants including fixed charge coverage ratio, tangible net worth, restrictions on capital expenditures, minimum EBITDA ratio and maximum leverage ratio.

The Company pursuant to the terms of the Credit Agreement issued to Atalaya a common stock purchase warrant (“Warrant’) to purchase 5,227,841 shares of common stock of the Company. The exercise price per share is $0.0001. The Warrant expires on December 3, 2022. The Warrant is subject to anti-dilution adjustments if certain dilutive transactions occur, unless specifically exempted by the Warrant, such as issuance of common stock, options, warrants or similar securities or a decrease in the subscription, exercise, conversion or exchange price of these securities. In addition, commencing on the earliest of (a) December 3, 2016 (b) the acceleration of obligations under the Credit Agreement (c) an event of default (d) a value event such as a merger, disposition, IPO other than a qualified IPO or change in control and ending the earlier of (a) a qualified IPO (b) the expiration of the warrant, Atalaya may put the warrant on 60 days’ notice and the Company is obligated to repurchase the warrant for cash. The value of the put price is determined by the greater of (a) the Equity Value, as defined by the Warrant, per common share of the Company (b) the Put Formula Value, as defined by the Warrant, per common share of the Company.

On December 3, 2012, the Company made an initial notice of borrowing/disbursement request. As a result, Atalaya disbursed the entire proceeds of the $8,000,000 term loan commitment (less an agreed-upon $330,000 original discount to Atalaya for making the term loan) and disbursed $3,000,000 of the revolving loan commitment.

The cash proceeds for this request were disbursed by Atalaya on behalf of the Company as follows:

a)	$3,000,000 in connection with the acquisition of all of the issued outstanding membership interests of MDT.

b)	$3,139,943 Buyout Letter Agreement with Sterling National Bank to pay in full an outstanding bank loan, interest and prepayment penalty which was previously an obligation of MDT.
c)	$785,688 to pay in full the outstanding principal and interest for a note payable to a related party, Christopher Ferguson, the CEO and director of the Company.
d)	$93,683 to pay in full the outstanding principal and interest for a note payable to a related party, TBK 327 Partners, LLC, a company controlled by Christopher Ferguson, the CEO and a director of the Company.
e)	$697,230 Payout Statement with Metro Bank to pay in full an outstanding bank loan, interest and prepayment penalty which was previously an obligation of MDT.
f)	$340,979 payment to settle all obligations due to Franklin Capital Holdings, LLC.
g)	$154,377 payment to settle all obligations due to AGR Funding, Inc.
h)	$152,500 payment for legal fees for the Credit Agreement.
i)	$20,000 payment for quarterly administration fees to Atalaya.
j)	$2,285,600 payment to the Company.

As of December 3, 2012, the revolving and term loans carry an interest rate at the greater (a) the LIBOR rate plus 12.75%. (b) 0.75% per annum plus 12.75%. The actual interest rate on the revolving and term loans at December 3, 2012 is 13.50%. The Company is required to pay a commitment fee of 0.25% per annum on the amount the revolving loan commitment exceeds the outstanding revolving loan. Interest is payable monthly in cash on term and revolving loans.

Principal on the revolving loans is due on December 3, 2014, the termination date. Principal on the term loans is due in monthly installments of $135,000 commencing on January 1, 2013 and in full on December 3, 2014, the maturity date.

Within 30 days after the end of each fiscal quarter, the Company is required to furnish Atalaya with a Compliance Certificate certifying that the corporate officer is not aware of any Event of Default or Default that has occurred or provide a description and remedial steps to address an Event of Default or Default. The Compliance Certificate contains a computation of minimum fixed charge coverage ratio, minimum tangible net worth, maximum capital expenditures, minimum EBITDA and maximum leverage ratio. At December 31, 2012, the Company failed to comply with the maximum leverage ratio as the Senior Debt to EBITDA Ratio for the Computation Period exceeded 2.25 to 1.0. The Company received a waiver for this Event of Default at December 31, 2012. Within 10 days after the end of each month, the Company is required to furnish Atalaya with a Borrowing Base Certificate setting forth a calculation of the Borrowing Base and Borrowing Availability. Our Borrowing Base and Borrowing Availability was $12,150,000 and $150,000, respectively, at January 31, 2013.

Future Liquidity

We anticipate that our cash on hand, existing availability under our new Credit Agreement entered into by the Company on December 3, 2012 and our future cash flows from operations will provide sufficient funds to enable us to meet our future operating needs and facilitate our ability to grow in the foreseeable future.

Our cash flow is significantly impacted by our overall profitability and our ability to collect our customers’ accounts receivable on a timely basis. To the extent that our business with a small group of customers represents a significant portion of our revenue, a delay in receiving payment could materially adversely affect the availability of cash to fund operations, thereby increasing our reliance on borrowings.

Our new Credit Agreement provides the Company with an $8,500,000 revolving loan which terminates in December 2014 and a $8,000,000 term loan which matures in December 2014. Our ability to borrow under the revolving loan depends on the amount of eligible accounts receivable from our customers and there are limitations on the concentration of these accounts with a single customer. In addition, Atalaya retain certain reserves against otherwise available borrowing capacity. Our Credit Agreement require us to comply with certain financial and other covenants, including limitations on our ability to make capital expenditures, incur additional indebtedness, repurchase outstanding common shares, create liens, acquire, sell or dispose of certain assets, engage in certain mergers and acquisitions, pay dividends and make certain restricted payments. These limitations may affect our liquidity and limit our ability to make capital expenditures. In addition, our failure to adhere to the financial and other covenants could give rise to a default under our Credit Agreement. There can be no assurances that we will be able to meet the financial and other covenants in our Credit Agreement or, in the event of non-compliance, that we will be able to obtain waivers or amendments from Atalaya.

To the extent that our existing capital resources are insufficient to meet our capital requirements, we would have to raise additional funds.  There can be no assurance that additional funding, if necessary, would be available on favorable terms, if at all.

Off-Balance Sheet Transactions

The Company does not have any off-balance sheet transactions.

Contractual Obligations

The following illustrates the contractual obligations as of September 30, 2012 and their respective future commitments:

		Year 1	Year 2	Year 3	Year 4	Year 5	Year 6
	Total	Sept 2013	Sept 2014	Sept 2015	Sept 2016	Sept 2017	Sept 2018

Long-Term Debt Obligations	$2,028,979	$731,971	$637,581	$380,681	$156,600	$101,022	$21,124
Capital (Finance) Leases	67,420	67,420	0
Operating Lease Obligations	659,520	171,881	363,520	74,069	40,040	10,010
Total	$2,755,919	$971,272	$1,001,101	$454,750	$196,640	$111,032	$21,124

Capital Lease Obligations. The Company leases certain heavy equipment and vehicles that are classified as capital leases. The cost of heavy equipment and vehicles under capital lease is included in the consolidated and combined balance sheets as property and equipment and is recorded at $165,000 and $0 at September 30, 2012 and 2011, respectively and $706,000 and $0 at December 31, 2011 and 2010, respectively. Accumulated depreciation of the leased equipment is recorded at $32,000 and $0 at September 30, 2012 and 2011, respectively and $46,000 and $0 at December 31, 2011 and 2010, respectively.

As of September 30, 2012, our future capital lease obligations are as follows:

Year Ending	September 30,	December 31,
2012	$67,420	$624,864
2013	—	36,252
2014	—	—
2015	—	—
Total minimum lease payments	67,420	661,116
Less: amount representing future interest	—	(103,160)
Present value of minimum lease payments	67,420	557,956
Less: current portion	(67,420)	(524,965)
Long-term capital lease obligations	$—	$32,991

For the nine months ended September 30, 2012, capital lease obligations were $67,420 and for the year ended December 31, 2011, $560,000. The current portion of capital leases for the nine months ended September 30, 2012 was $67,420 and for the year ended December 31, 2011, $525,000. The Company recorded interest expense of $48,600 and $38,000, for the nine months ended September 30, 2012 and for the year ended December 31, 2011, respectively, related to capital lease obligations.

Property Lease Obligations. On January 25, 2011, the Company entered into a twelve month lease for its 16,800 square foot office space located in Allentown, Pennsylvania. The lease required a $4,200 security deposit and provides for monthly payments of $7,000, which is comprised of base rent of $4,200, operating expense of $1,600 and tax expense of $1,400. The lease provides for a twelve month renewal period at the expiration to the lease period. On March 1, 2012, the Company amended the lease agreement for twelve months for monthly payments of $7,900, which is comprised of base rent of $4,900, operating expense of $1,600 and tax expense of $1,400.

For the nine months ended September 30, 2012, the Company leases several warehouses and office spaces at various locations:

Location:	Square Footage		Lease End Date	Monthly Obligation
Nazareth, PA		1,200	3/31/2013	$1,750
Tempe, AZ		9,745	2/21/2014	5,125
Indianapolis, IN		29,000	8/31/2013	4,500
San Diego, CA	*	3,729	12/31/2012	3,355
Denver, CO		400	5/31/2013	2,390
Palmetto, GA	*	12,500	10/31/2012	3,000
Richmond, VA		13,600	5/1/2014	5,600
Anoka, MN		9,900	2/28/2013	5,000
Grand Prairie, TX		1,200	7/31/2013	650
Houston, TX		150	1/31/2013	742
Las Vegas, NV		5,371	9/30/2013	3,800
Naples, FL		2,800	10/31/2013	4,653
Dallas, TX		3,385	6/30/2013	2,500
Phoenix, AZ		43,560	3/31/2013	2,360
Rio Verde, AZ		1,723	1/31/2013	1,200
Springtown, PA		1,200	8/31/2013	$1,550

* Lease is on a month to month basis.

The remaining aggregate lease payments under the operating lease for the facilities as of September 30, 2012 are as follows:

2012	$171,881
2013	363,520
2014	74,069
2015	40,040
2016	10,010
$659,520

Rental expense, resulting from property lease agreements, for the nine months ended September 30, 2012 was $408,556. For the years ended December 31, 2011 and 2010 was $197,000 and $86,000, respectively.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to significant concentrations of credit risk consist principally of cash. The Company places its cash with financial institutions with high-credit ratings. The Company is subject to risk of non-payment of its trade accounts receivable. For the nine months ended September 30, 2012, two customers represented 87.4% of the revenues or 95.6% of the outstanding receivable. For the year ended December 31, 2011, one customer represented approximately 73.7% of revenues or 74.2% of outstanding receivables. For the year ended December 31, 2010, five customers represent approximately 61.5% of revenues or 74.6% of the outstanding accounts receivable. Management continually monitors its credit terms with customers to reduce credit risk exposure.

Should we be unable to collect our account receivables in a timely manner or at all our cash flow and profitability will be negatively impacted, which such risk is heightened during unstable economic periods. We extend credit to our customers as a result of performing work under contract prior to billing our customers for that work. These customers include telephone companies, cable television multiple system operators and others. We had accounts receivable of approximately $ 4.0 million at December 31, 2011 and $8.8 million at September 30, 2012, of which 93.6% was representative of three customers. We periodically assess the credit risk of our customers and continuously monitor the timeliness of payments. Slowdowns in the industries we serve may impair the financial condition of one or more of our customers and hinder their ability to pay us on a timely basis or at all. Further bankruptcies or financial difficulties within the telecommunications sector could hinder the ability of our customers to pay us on a timely basis or at all, reducing our cash flows and adversely impacting our liquidity and profitability. Additionally, we could incur losses in excess of current bad debt allowances.

Litigation and Claims

The Company is involved in litigation claims arising in the ordinary course of business. Legal fees and other costs associated with such actions are expensed as incurred. In addition, the Company assesses, in conjunction with its legal counsel, the need to record a liability for litigation and contingencies. The Company reserves for costs relating to these matters when a loss is probable and the amount can be reasonably estimated. The Company believes that the ultimate disposition of these matters will not have a material effect on its financial position, results of operations or cash flows. However, the amount of future reserves required associated with these claims, if any, cannot be determined with certainty.

Related Party Transactions

In the normal course of business we enter into transactions from time to time with related parties. Some of the transactions take the form of equipment rental agreements and property lease agreements.

Certain payments have been made on behalf of related parties which are classified on the Company's balance sheet as current assets, Due from-related party.  Mr. Ferguson, the Company's CEO, President and sole member of the Board, is a managing member of TBK327 Partners LLC, ("TBK"), which had outstanding receivables for the nine months, ended September 30, 2012 of $225 and $34,000 for the year ended December 31, 2011. Subsequently, the Company has received payment in full for its receivables on behalf of TBK.

Prior owner of a certain acquired company had a receivable of $0 outstanding for the nine months ended September 30, 2012 and $1,900 outstanding as of the year ended December 31, 2011.  Total due from-related party for the nine months ended September 30, 2012 was $0 and $35,000 for the year ended December 31, 2011. Subsequently, the obligation has been applied as a reduction to the respective related party notes payable of $100,000.

On January 1, 2012, the Company entered into a stock purchase agreement to acquire 100% of the outstanding stock of Jus-Com Inc. from TBK, of which Mr. Ferguson is a managing member, for approximately $126,000.  At the time of purchase, Jus-Com had an outstanding note payable to TBK, which was assumed as part of the agreement. On July 5, 2012, Optos paid the balance of the note payable of $136,000 and accrued interest of $11,000 for a total of $147,000. For the nine months ended September 30, 2012 and the year ended December 31, 2011, the balance was $0 and 136,000, respectively.

On January 1, 2012, the Company issued to the former Optos Members, a Promissory Note, in the principal amount of $1,600,000, for contributions in excess of $1 million and personal guarantees to secure approximately $3 million in financing. Mr. Ferguson and his spouse, Lelainya Ferguson are the former Optos members. The note required an initial principal payment of $700,000, due on or before June 1, 2012, which was subsequently paid on May 17, 2012. Monthly principal payments of $30,000 for 30 months are due following the initial payment in the 37 th  month; accrued interest calculated on the outstanding principal at 6% per annum is due in a balloon payment of $101,750.

On December 3, 2012, the Company paid $785,688 to pay in full the outstanding principal and interest for a note payable to a related party, Christopher Ferguson, the CEO and director of the Company.

On December 3, 2012, Atalaya disbursed on behalf of the Company $93,683 to pay in full the outstanding principal and interest for a note payable to a related party, TBK 327 Partners, LLC, a company controlled by Christopher Ferguson, the CEO and a director of the Company.

On December 3, 2012, the Company disbursed in cash $93,069 to pay in full the outstanding principal and interest for a note payable to a related party, Oilmatic Services, previously a 50% owner of CMK Resources Group, LLC.

On December 3, 2012, the Company disbursed in cash $72,660 to pay in full the outstanding principal and interest for a note payable to a related party, Brian Jennings, a brother of the principal of Oilmatic Services.

Emerging Growth Company

The JOBS Act provides that, so long as a company qualifies as an “emerging growth company,” it will, among other things:

1. Be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

2. Be exempt from the “say on pay” and “say on golden parachute” advisory vote requirements of the Dodd-Frank Wall Street Reform and Customer Protection Act (the “Dodd-Frank Act”), and certain disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer and be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934; and

3. Instead provide a reduced level of disclosure concerning executive compensation and be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on the financial statements.

It should be noted that notwithstanding our status as an emerging growth company, we would be eligible for these exemptions as a result of our status as a “smaller reporting company” as defined by the Securities Exchange Act of 1934.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have elected to take advantage of the extended transition period for complying with new or revised accounting standards.  As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Critical Accounting Policies

The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and judgments, including those related to customer incentives, bad debts, inventories, investments, estimated useful lives for depreciable and amortizable assets, valuation reserves and estimated cash flows in assessing the recoverability of long-lived assets, income taxes, contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies, among others, affects its more significant judgments and estimates used in the preparation of its consolidated financial statements:

Revenue and Cost of Goods Sold Recognition – Revenue is only recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the price to the buyer is fixed or determinable, and (4) collectability is reasonably assured.

a) Network - Due to the short term nature of the Company’s construction contracts, revenue is recognized once 100% complete. A contract may have many segments, of which, once completed; the revenue for the segment is recognized and no further obligation exists. The Network’s construction contracts or segments of contracts typically can range from several days to two to four months. The company’s construction contracts or segments of contracts typically can range from several days to two to four months. Contract costs may be billed as incurred. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. Selling, general and administrative costs are charged to expense as incurred. The Company begins recognizing revenue on a project when persuasive evidence of an arrangement exists, recoverability is reasonably assured, and project costs are incurred. Costs may be incurred before the Company has persuasive evidence of an arrangement. In those cases, if recoverability from that arrangement is probable, the project costs are deferred and revenue recognition is delayed.

Provisions for losses on uncompleted contracts are made in the period such losses are known. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, changes in raw materials costs, and final contract settlements may result in revisions to revenue, costs and income and are recognized in the period in which the revisions are determined.

b) Staffing - Staffing revenue is recognized as the services are performed.

Business Acquisitions - The Company's consolidated financial statements include the operations of an acquired business after the completion of the acquisition. The Company accounts for acquired businesses using the acquisition method of accounting. The acquisition method of accounting for acquired businesses requires, among other things, that most assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date, and that the fair value of acquired in-process research and development ("IPR&D") be recorded on the balance sheet. Also, transaction costs are expensed as incurred. Any excess of the purchase price over the assigned values of the net assets acquired is recorded as goodwill. Contingent consideration, if any, is included within the acquisition cost and is recognized at its fair value on the acquisition date. A liability resulting from contingent consideration is re-measured to fair value at each reporting date until the contingency is resolved. Changes in fair value are recognized in earnings.

Income Taxes – The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence; it is more likely than not those assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

The net income (loss) generated from Optos Capital Partners, LLC, Focus Fiber Solutions, LLC, CMK Resource Group, LLC, Townsend Careers, LLC and Jus-Com, Inc. is treated as partnership income for federal and state income tax purposes, accordingly, no provision for income tax is included in the consolidated financial statements for these entities. Management will reassess the realization of deferred tax assets based on the accounting standards for income taxes each reporting period.

Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

Pro-forma Financial Data . The net income (loss) generated from Optos Capital Partners, LLC, Focus Fiber Solutions, LLC, CMK Resource Group, LLC, Townsend Careers, LLC and Jus-Com, Inc. is treated as partnership income for federal and state income tax purposes and does not incur income tax expense. Instead, income and losses are allocated to and reported on the individual returns of the member’s tax returns. Accordingly, no provision for income tax is included in the consolidated financial statements for these entities for the years ended December 31, 2011 and 2010.

On January 1, 2012, Optos Capital Partners, LLC purchased 100% of the issued and outstanding shares of Jus-Com, Inc. In addition, on January 1, 2012, the Company purchased 50% of the members’ equity and non-controlling interest in CMK Resource Group, LLC. CMK and Townsend were dissolved on December 31, 2012 and all assets were transferred to Jus-Com. On May 15, 2012, Optos Capital Partners, LLC (“Optos”), the members of Optos (“Optos Members”) and Focus Venture Partners, Inc. (“FVP”), entered into a Contribution Agreement. FVP was incorporated in the State of Nevada on March 26, 2012. In consideration of the Optos Members contribution of all of the issued and outstanding membership interests in Optos to FVP, FVP agreed to issue 23,980,000 shares of common stock and 100,000 shares of Series A Preferred Stock to the Optos Members. As a result of the Optos Members will own 100% of the issued and outstanding shares of common stock and Series A Preferred Stock of FVP. As a result of these transactions the Company, after May 14, 2012, may not pass taxable income through to their individual members as partnership income for federal and state purposes.

Pro-forma as adjusted information gives effect to the Company not passing taxable income through to their individual members at an estimated effective tax rate of 35% as of January 1, 2011:

	As at September 30, 2012 and for the period end September 30, 2012
	Actual	Pro forma, as adjusted
Working capital (deficiency)	$(736,859)	$(932,823)
Total assets	$13,550,995	$13,550,995
Total liabilities	$13,519,628	$13,718,593
Total equity	$31,367	$(167,608)
Net income (loss) before income tax	$866,631	$876,910
Income taxes (recovery)	$303,321	$303,321
Net income (loss)	$563,610	$573,589
Basic and diluted income (loss) per common share	$0.02	$0.02
Basic and diluted weighted average common shares outstanding	25,052,390	25,052,390

	As at December 31, 2011 and for the year end December 31, 2011
	Actual	Pro forma, as adjusted
Working capital (deficiency)	$309,763	$191,798
Total assets	$5,900,227	$5,900,227
Total liabilities	$4,596,571	$4,779,536
Total equity	$1,303,656	$1,104,691
Net income (loss) before income tax	$568,472	$568,472
Income taxes (recovery)	$-	$198,965
Net income (loss)	$568,472	$369,507
Basic and diluted income (loss) per common share	$0.02	$0.02
Basic and diluted weighted average common shares outstanding	23,980,000	23,980,000

Recent Accounting Pronouncements – There have been no recent accounting pronouncements or changes in accounting pronouncements that impacted fiscal 2011 or which are expected to impact future periods, which were not adopted and disclosed in prior periods.

BUSINESS

Our Business

We are a holding company operating in the telecommunications industry which manages and develops our wholly-owned subsidiaries focused on the development of telecommunications networks, acting as a service and support provider and providing temporary and part-time staffing solutions. Through our wholly-owned subsidiary, Optos Capital Partners, LLC , a Delaware limited liability company (“Optos”) , we operate the following wholly-owned entities:

·	Focus Fiber Solutions, LLC, a Delaware limited liability company (“Focus Fiber”), specializes in the design, engineering, installation, and maintenance of a telecommunications infrastructure network.

·	Jus-Com, Inc., an Indiana corporation (“Jus-Com”), is a telecommunication service provider providing various services including engineering consulting, design, installation and emergency response in various categories including cable rack/wiring build-outs, infrastructure build-outs, DC power installation, fiber cable splicing and security camera installation. Jus-Com also operates as a temporary and permanent staffing agency specializing in the telecommunications market.

·	MDT Labor, LLC d/b/a MDT Technical, a Delaware limited liability company (“MDT”), operates as a workforce management company providing temporary and permanent staffing services under the MDT Technical brand and as a telecommunication service provider providing various services including engineering consulting, design, installation and emergency response in various categories including cable rack/wiring build-outs, infrastructure build-outs, DC power installation, fiber cable splicing and security camera installation under its Beacon Solutions brand.

Acquisition Strategy

With respect to its acquisition strategy, Focus intends to pursue a clearly defined telecommunications niche but may, in its discretion, pursue acquisitions outside of this niche. We selectively pursue acquisitions when we believe doing so is operationally and financially beneficial, although we do not rely solely on acquisitions for growth. In particular, we pursue those acquisitions that we believe will provide us with incremental revenue and geographic diversification while complementing our existing operations. We generally target companies for acquisition that have defensible leadership positions in their market niches, EBITDA positive which meets or exceeds industry averages, proven operating histories, sound management, and certain clearly identifiable cost synergies. Our expansion geographically and its limited area of personnel to support such expansion, caused an increase in travel costs in supervising the additional projects for the year ended December 31, 2011 although our travel expense has been reduced slightly when comparing the three and nine months ended September 30, 2012 to the three and nine months ended September 30, 2011.

On December 3, 2012, the Company acquired all of the issued outstanding membership interests of MDT Labor, LLC, doing business as MDT Technical (“MDT”). MDT operates a services business that provides labor and human resource solutions, including temporary staffing services in the United States market. Pursuant to the Interest Purchase Agreement, a cash payment of $3,000,000 was made by Atalaya on behalf of the Company, delivered a Promissory Term Note (“MDT Note”) for $4,000,000 and issued 12,490,000 shares of common stock of the Company for all of the outstanding membership interests for MDT. The MDT Note bears interest of 6% per annum. Interest in due and payable quarterly in arrears with the first interest payment due and payable on April 5, 2013, for the prior period ended March 31, 2013. No portion of the principal is due before the maturity date of May 30, 2015 unless the Company receives not less than $10,000,000 in gross cash proceeds from the issuance of its stock. In such case, the Company may pay $1,500,000 in principal. The Company may further pay monthly scheduled principal payments of $100,000 the following month if the Company receives not less than $10,000,000 in gross cash proceeds from the issuance of its stock and meets the terms of certain financial convents including senior debt to EBITDA ratio and fixed charge coverage ratio. All accrued principal and interest is otherwise payable at the maturity date of May 30, 2015. The MDT Note is secured by all fixtures and personal property of every kind and nature. The MDT Note security interest is subordinated to the security interests held by Atalaya. The Company anticipates the Business Combination will be accounted for using the acquisition method in accordance with ASC 805, Business Combinations.

Our History

Focus is incorporated in the state of Nevada on March 26, 2012. On May 9, 2012, Focus entered into a Contribution Agreement with Optos Capital Partners LLC, a Delaware limited liability company (“Optos”), whereby we acquired 100% of the outstanding membership interests of Optos in consideration of 23,980,000 shares of common stock and 100,000 shares of Series A Preferred Stock. On December 3, 2012, through Optos, we acquired a 100% interest in MDT, which is a wholly-owned subsidiary of Optos, from Michael D. Traina, the former owner of MDT. In consideration of the 100% membership interest in MDT, we paid Mr. Traina $3,000,000, delivered the MDT Note and delivered Mr. Traina 12,490,000 shares of common stock.

MDT had no significant operations until March 18, 2011. In two separate transactions, on March 18 and June 24, 2011, the Company acquired from Arcus, LLC (“Arcus”). its recruiting and staffing contracts in its U.S. domestic healthcare, IT and cable industries, including accounts receivable for work performed and unbilled work in process. The purchase price included cash in the amount of $1,788,395 and assumption of liabilities, including accounts payable of $3,837,092 and $500,596 in other obligations that are payable over time, including $250,000 payable to Arcus and $250,596 payable to others for a total purchase price of $6,126,083.

On August 31, 2011, the Company purchased specific staffing contracts from Pro-Tem for $100,000 in cash.

On September 5, 2012, MDT entered into an Asset Purchase Agreement (“Agreement”) with Beacon Enterprise Solutions Group, Inc. (“Beacon”), a Nevada Company. The Company acquired all the assigned contracts, accounts receivable, all work-in-process and assumed certain liabilities of Beacon as associated with the assigned contracts. The purchase price of the purchased assets and assumed liabilities comprises earn-out payments not to exceed in total $3,500,000. Earn-out payments are due over a three period ended August 31, 2015 calculated as 15% of adjusted EBITDA. Adjusted EBITDA is determined as net income before interest, income taxes, depreciation and amortization determined in accordance with GAAP adjusted to include all direct costs and an overhead allocation of 8% of revenue.

Our executive offices are located at 969 Postal Road, Suite 100, Allentown, Pennsylvania 18109 and our telephone number is telephone 1-877-633-2239. Our subsidiaries lease three additional office/warehouse facilities, as well as three additional office locations throughout the United States and one in Prague, Czech Republic. Our website is www.focusventurepartners.com . Our subsidiaries each maintain separate websites including www.focusfiber.com , www.jus-com.com, www.mdttechnical.com , www.mdtpersonnel.com and ww.ilabornetwork.com. Jus-Com offices are located at 9250 Corporation Drive, Indianapolis, Indiana 46256 and at 600 West Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462. MDT’s officers are located at 2325 Paxton Church Road, Harrisburg, PA 17110.

Telecommunications Infrastructure Services Segment

The Telecommunications Infrastructure Services segment provides comprehensive network solutions to customers in the wireline and wireless telecommunications industry, as well as the cable television industry. Services performed by the Telecommunications Infrastructure Services segment generally include the design, installation, repair and maintenance of fiber optic, copper and coaxial cable networks used for video, data and voice transmission, as well as the design, installation and upgrade of wireless communications networks, including towers, switching systems and backhaul links from wireless systems to voice, data and video networks. This segment also provides emergency restoration services, including the repair of telecommunications infrastructure damaged by inclement weather. We also provide premise wiring where we install, repair, and maintain the telecom structure within improved structures.

We believe that certain provisions of the ARRA will continue to create additional demand for our services in this segment into 2013. Specifically, the ARRA includes federal stimulus funding for the deployment of broadband services to underserved areas that lack sufficient bandwidth to adequately support economic development. We also expect many customers who received stimulus funds to continue to expand their networks even though stimulus funding may no longer be available.

The combination of a growing North American wireless subscriber base, greater use of wireless data for consumer and enterprise applications and services, and the development of innovative consumer wireless data products has led to a significant increase in the amount of wireless data traffic on wireless networks. As a result, the traditional backhaul infrastructure that has historically linked wireless cell sites to broader voice, data and video networks is reaching capacity. To handle current and future wireless data traffic demands and to improve wireless network quality and reliability, wireless carriers are implementing plans to replace their legacy backhaul networks based on T-1 lines and circuit switching applications with fiber optic networks, typically referred to as “fiber to the cell site” initiatives. We believe these initiatives will continue several more years before the backhaul system upgrade is completed, resulting in additional opportunities to assist our wireless customers in their fiber to the cell site initiatives.

We anticipate increased long-term opportunities arising from plans by a number of wireless companies to deploy and implement 4G and LTE (Long Term Evolution) technology and networks throughout North America. These technologies are being deployed in the United States using a new spectrum, which effectively requires an entirely new network to be built. As a result, we expect significant capital expenditures will be made over a relatively long period of time as wireless carriers build out their 4G and LTE networks and then augment and optimize their networks for reliability and network quality. We believe wireless carriers are in the very early stages of their 4G and LTE network deployment plans.

Although fiber to the premises (FTTP) and fiber to the node (FTTN) deployment has slowed significantly since 2008, we expect fiber optic network build-outs will continue over the long-term as more Americans look to next-generation networks for faster internet and more robust video services. We believe more active network investment in FTTP and FTTN initiatives are more economically driven. Therefore, we believe greater confidence in a recovering domestic economy may be required before companies resume investment in FTTP and FTTN network deployment. We believe that we are well-positioned to furnish infrastructure solutions for these initiatives throughout the United States.

All contract OSP operations are fulfilled with a combination of the Company’s fleet of aerial trucks, underground plows, directional drills, fiber placement crews, and fiber splicers. All equipment used on OSP projects is mobile, with dedicated logistics to service these projects as demands change. Focus Fiber Solutions can meet any scheduling requirement and accommodate changing demands by calling on its extensive network of strategic partners. Finally, Focus Fiber itself has a broad base of experienced operators and installers dedicated to each project, and the company is committed to providing the necessary personnel and equipment to meet the demands of every engagement.

Through Jus-Com, we can deliver top-tier premise wiring solutions for its clients in all of the following product and service categories:

● Cable rack/wiring build-outs	● UPS installation	● All low-voltage cable installation

● Infrastructure build-outs	● PDU installation	● Provisioning, test, turn-off of FTT

● DC power installation	● Fiber cable splicing	● Security camera installation

● Battery installation/maintenance	● Structured cable installation	● AC circuits & conduit builds

Project Estimating and Feasibility Studies

Our subsidiaries share an Estimating Department that provides all cost needs, both internal and external, as a value-added service to telecom clients. For extremely difficult builds, we uses a “boots on the ground” approach, ready with someone to look at the project up close, typically within 24 hours. For the bid process, the following steps are followed:

·	The RFP or RFI is received from a prospective customer; typically a data file is provided with a general route, cell tower locations, laterals, rings, etc.
·	Using Google Earth, the Company provides a solution based on aerial and underground construction options, utilizing the U.S. geological studies for ground conditions and “street view” programs to analyze the conditions. Additional services are often used, including: MS Streets & Trips, MapInfo, Bing Maps, Delorme, and a national database of GIS maps. At the same time, the Company reaches out to vendors and suppliers to start assessing rough costs for materials and labor.
·	The Company specializes in complex projects with a large geographical footprint and multiple customer drop points. This goal is met by importing the customer drop points (i.e., latitude and longitude) into whichever software program the customer has specified as the deliverable. Then, using the aforementioned methods, the Company identifies the best installation path and verifies whether the most cost-effective method of installation will be aerial, underground, or existing conduit paths.

—	This conclusion is portrayed on the deliverable software, and the different methods of construction are clearly defined by specific colors on the reports.
—	The project is broken into segments with independent budgets for each segment, allowing the customer to identify the fiber size based upon end-use requirements. This all flows into a master project budget, giving the customer a snapshot that will allow them to make changes to the individual segments at their discretion based upon the budgetary information provided.
—	Additionally, the nationwide network of project managers is utilized to analyze the geography of each part of the project and provide feedback on critical portions of the proposed build.
—	This all culminates into finished proposals – ones that the Company believes accurately represent the ideal and most cost-effective approach to the build process.
—	Due to the process that the Company has solidified in the estimating department, bringing in and training additional support staff typically takes less than 2 weeks.

Competition

The markets in which we operate are highly competitive. We compete with other contractors in most of the geographic markets in which we operate, and several of our competitors are large companies that have significant financial, technical and marketing resources. In addition, there are relatively few barriers to entry into some of the industries in which we operate and, as a result, any organization that has adequate financial resources and access to technical expertise may become a competitor. A significant portion of our revenues is currently derived from unit price or fixed price agreements, and price is often an important factor in the award of such agreements. Accordingly, we could be underbid by our competitors in an effort by them to procure such business. Economic conditions have increased the impacts of competitive pricing in certain of the markets that we serve. We believe that customers consider other factors in choosing a service provider, including technical expertise and experience, financial and operational resources, nationwide presence, industry reputation and dependability, which we expect to benefit larger contractors such as us. In addition, competition may lessen as industry resources, such as labor supplies, approach capacity. There can be no assurance, however, that our competitors will not develop the expertise, experience and resources to provide services that are superior in both price and quality to our services, or that we will be able to maintain or enhance our competitive position. We also face competition from the in-house service organizations of our existing or prospective customers, including telecommunications and engineering companies, which employ personnel who perform some of the same types of services as those provided by us. Although a significant portion of these services is currently outsourced by many of our customers, there can be no assurance that our existing or prospective customers will continue to outsource services in the future.

Customer Relationships

Our current customers include leading telephone companies such as Zayo Group, Sidera Networks, and CBeyond. We also provide telecommunications engineering, construction, installation and maintenance services to a number of cable television multiple system operators, including AT&T and Windstream. Premise wiring services are provided to various corporations and state and local governments.

Our customer base is highly concentrated. For the year ended December 31, 2011, we had one customer representing approximately 73.7% of revenues or 72.2% of outstanding receivables. For the year ended December 31, 2010, five customers represented approximately 61.5% of revenues or 74.6% of the outstanding accounts receivable. For the nine months ended September 30, 2012, two customers represented 87.4% of the revenues or 95.6% of the outstanding receivable. We believe that a substantial portion of our total revenues and operating income will continue to be derived from a concentrated group of customers.

Regulation

Our operations are subject to various federal, state, local and international laws and regulations including:

• licensing, permitting and inspection requirements applicable to contractors, electricians and engineers;

• regulations relating to worker safety and environmental protection;

• permitting and inspection requirements applicable to construction projects;

• wage and hour regulations;

• regulations relating to transportation of equipment and materials, including licensing and permitting requirements; and

• building and electrical codes.

We believe that we have all the licenses required to conduct our operations and that we are in substantial compliance with applicable regulatory requirements. Our failure to comply with applicable regulations could result in substantial fines or revocation of our operating licenses, as well as give rise to termination or cancellation rights under our contracts or disqualify us from future bidding opportunities.

Safety and Risk Management

We are committed to ensuring that our employees perform their work safely and we regularly communicate with our employees to reinforce that commitment and instill safe work habits. We review accidents and claims for our operations, examine trends and implement changes in procedures to address safety issues. Claims arising in our business generally include workers’ compensation claims, various general liability and damage claims, and claims related to vehicle accidents, including personal injury and property damage. We insure against the risk of loss arising from our operations up to certain deductible limits in substantially all of the states in which we operate. In addition, we retain risk of loss, up to certain limits, under our employee group health plan.

We carefully monitor claims and actively participate with our insurers in determining claims estimates and adjustments. The estimated costs of claims are accrued as liabilities, including estimates for claims incurred but not reported. Due to fluctuations in our loss experience from year to year, insurance accruals have varied and can affect the consistency of operating margins. If we experience insurance claims in excess of our umbrella coverage limit, our business could be materially and adversely affected.

Seasonality

Our revenues are affected by seasonality as a significant portion of the work we perform is outdoors. Consequently, our operations are impacted by extended periods of inclement weather. Generally, inclement weather is more likely to occur during the winter season which falls during our first and fourth fiscal quarters. Also, a disproportionate percentage of total paid holidays fall within our second quarter, which decreases the number of available workdays. Additionally, our customer premise equipment installation activities for cable providers historically decrease around calendar year end holidays as their customers generally require less activity during this period. As a result, we may experience reduced revenue in the second or third quarters of our fiscal years.

Environmental Matters

A significant portion of our work is performed underground. As a result, we are potentially subject to material liabilities related to encountering underground objects which may cause the release of hazardous materials or substances. Additionally, the environmental laws and regulations which relate to our business include those regarding the removal and remediation of hazardous substances and waste. These laws and regulations can impose significant fines and criminal sanctions for violations. Costs associated with the discharge of hazardous materials or substances may include clean-up costs and related damages or liabilities. These costs could be significant and could adversely affect our results of operations and cash flows.

Staffing Segment

We operate a temporary and permanent staffing agency and IT consulting business through Jus-Com and MDT.  Through key service offerings in IT consulting and staff augmentation, we deliver measureable results that drive positive financial outcomes. The company focuses on strong ROI and technology solutions, which are vital in today’s hyper competitive environment. Our core IT consultation solutions include:

—	Mobile applications
—	Systems development and implementation
—	Technology risk management
—	IT planning and development

We offer complete staff augmentation services including temporary, temporary-to-hire, and full-time permanent placement. We can handle all of the following:

—	Payroll
—	Insurance
—	Benefits plans
—	Candidate recruiting and selection
—	Developing expertise with leading-edge technologies

—	Supplying per-diem staff on an as-needed basis
—	Training staff on client-specific processes

We assist clients in lower their staffing costs, improve retention, save time on hiring, and reap the benefits of higher productivity. Every IT professional that represents our firm has been through a strict screening process that identifies only the most qualified candidates.

Staffing Industry

The temporary staffing industry evolved out of the need for a flexible workforce to minimize the cost and effort of hiring and administering permanent employees in order to rapidly respond to changes in business conditions and to temporarily replace absent employees. Competitive pressures have forced businesses to focus on reducing costs, including converting fixed or permanent labor costs to variable or flexible costs. The temporary staffing industry includes a number of markets focusing on business needs that vary widely in duration of assignment and level of technical specialization. We operate within the telecom staffing market of the temporary staffing industry.

Temporary staffing companies act as intermediaries in matching available temporary workers to employer assignments. Staffing companies compete both to recruit and retain a supply of temporary workers and to attract and retain customers to employ these workers. An important aspect in the selection of temporary workers for an assignment is the ability to identify the skills, knowledge, abilities of a temporary worker and match their competencies or capabilities to an employer’s requirements. Methods used to sell temporary staffing services to customers vary depending on the customer’s need for temporary staffing services, the local labor supply, the length of assignment, the number of workers and skills required. We are a business-to-business sales provider. Our sales process takes place at the customer’s location. Success is often based on the experience and skill of the sales person and the strength of relationship with the customer. Retention of customers, exclusive of economic conditions, is dependent on the strength of our relationship with the customer, the skill, quality and tenure of temporary workers, and customer service skills.

The temporary staffing industry is large and highly fragmented with many competing companies. No single company has a dominant share of the temporary staffing industry. Customer demand for temporary staffing services is dependent on the overall strength of the labor market and trends toward greater workforce flexibility.

The staffing industry is cyclical based on overall economic conditions. Historically, in periods of economic growth, the number of companies providing temporary staffing services has increased due to low barriers to entry and during recessionary periods the number of companies has decreased through consolidation, bankruptcies, or other events. The temporary staffing industry experienced increased volatility during the most recent recession in comparison with past economic cycles. This is largely due to the severity of the recession which resulted in a dramatic drop in the use of temporary staffing as companies aggressively reduced the size of their workforce. However, in the post-recessionary environment, the temporary staffing industry is experiencing increased demand in relation to total job growth as customers have placed a greater priority on maintaining a more flexible workforce.

Customers

Our customer mix consists primarily of small and medium-sized businesses. We also serve larger national customers. Our full range of temporary staffing services enables us to meet all of the staffing needs of our customers.

Competition

We compete in the temporary staffing industry by offering a full range of staffing services. The temporary staffing industry is large and fragmented, comprised of thousands of companies employing millions of people and generating billions of dollars in annual revenues.

We experience competition in attracting customers as well as qualified employment candidates. The staffing business is highly competitive with limited barriers to entry, with a number of firms offering services similar to those provided by us on a national, regional, or local basis. We compete with several multi-national full-service and specialized temporary staffing companies, as well as a multitude of local companies. In most geographic areas, no single company has a dominant share of the market. The majority of temporary staffing companies serving the staffing market are locally-owned businesses. In many areas the local companies are the strongest competitors, largely due to their longevity in the market and the strength of their customer relationships.

Competitive forces have historically limited our ability to raise our prices to immediately and fully offset increased costs of doing business; some of which include increased temporary worker wages, costs for workers’ compensation, and unemployment insurance.

The most significant competitive factors in the staffing business are price, ability to promptly fill customer orders, success in meeting customers’ quality expectations of temporary workers, and appropriately addressing customer service issues. We believe we derive a competitive advantage from our service history and commitment to the temporary employment market and our specialized approach in serving the industries of our customers. Also, our national presence and proprietary systems and programs including worker safety, risk management, and legal and regulatory compliance are key differentiators from many of our competitors.

Employees

As of September 30, 2012, the Company, together with its subsidiaries, employs 176 persons, consisting of 16 administrative employees and two part-time employees.  None of our employees are represented by local collective bargaining units. The number of our employees varies according to the level of our work in progress. We maintain a nucleus of technical and managerial personnel to supervise all projects and add employees as needed to complete specific projects.

Legal Proceedings

We are currently not a party to any legal or administrative proceedings and are not aware of any pending or threatened legal or administrative proceedings against us in all material aspects. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

Property

Our executive offices are located at 4647 Saucon Creek Road, Suite 201, Center Valley, Pennsylvania 18034. We pay $7,882 per month and our lease is for a term of one year. Jus-Com offices are located at 9250 Corporation Drive, Indianapolis, Indiana 46256. The Jus-Com lease is for a term of two years and we pay $4,500 per month. Jus-Com also acquired the lease from Townsend which is located at 600 West Germantown Pike, Suite 400, Plymouth Meeting, PA 19462. The acquired Townsend lease is for a term of two years and we pay $800 per month. MDT’s officers are located at 2325 Paxton Church Road, Harrisburg, PA 17110. The MDT lease is for a term of one year with a two year extension option, in which the Company intends to exercise.  The current monthly rent is $2,813 which increases annually upon exercise of each extension option.

In addition, we currently have entered into the following office/warehouse leases:

Location:	Square Footage	Lease End Date	Monthly Obligation
Nazareth, PA	1,200	3/31/2013	$1,750
Tempe, AZ	9,745	2/21/2014	5,125
San Diego, CA	3,729	12/31/2012	3,355
Denver, CO	400	5/31/2013	2,390
Palmetto, GA	12,500	12/31/2012	3,000
Richmond, VA	13,600	5/1/2014	5,600
Grand Prairie, TX	1,225	7/31/2013	650
Houston, TX	150	1/31/2013	742
Las Vegas, NV	5,371	9/30/2013	3,800
Naples, FL	2,800	10/31/2013	4,653
Dallas, TX	3,385	6/30/2013	2,500
Dallas, TX	1,000	12/31/2012	700
Dallas, TX	726	12/31/2012	575
Dallas, TX	2,000	12/31/2012	1,400
Phoenix, AZ	43,560	3/31/2013	2,360
Rio Verde, AZ	1,723	1/31/2013	1,200
Springtown, PA	1,200	8/31/2013	1,550
Center Valley, PA	2,288	3/31/2016	3,337
Aurora, CO	2,500	12/1/2013	2,500
Omaha, NE	9,900	2/28/2013	5,000
Conshohocken, PA	3,240	9/20/2018	6,947
Harrisburg, PA	2,300	10/21/2013	2,731
Cincinnati, OH	2,225	9/30/2013	2,900
Louisville, KY	2,969	12/31/2012	4,330
Prague, Czech Republic	2,110	6/30/2015	$2,650

MANAGEMENT

Directors and Executive Officers

Our executive officers and directors are as follows:

Name	Age	Position

Christopher Ferguson	43	Chief Executive Officer, President and Chairman of the Board of Directors of Focus Venture

Theresa Carlise	54	Chief Financial Officer of Focus Venture

Michael Paleschi	37	Chief Operating Officer of Focus Venture and President of Focus Fiber

Jeffrey A. Smock	43	President of Jus-Com, Inc.

Set forth below is a biographical description of each of our directors and senior executive officers based on information supplied by each of them. Mr. Traina, who owns approximately 32.6% of our company, does not serve as an executive officer or director, but is considered an affiliate as a result of his equity ownership interest.

Christopher Ferguson serves as the CEO, President and Chairman of the Board of Directors of Focus Venture. Mr. Ferguson founded Focus’ wholly-owned subsidiary, Optos Capital Partners LLC in March 2008.  Prior to founding Focus Venture Partners, Mr. Ferguson owned and managed Mercer Staffing, an innovative workforce management solutions provider to a variety of industries including transportation and engineering.  Mercer Staffing was sold to TerraNova Partners in February 2007. Prior to founding Mercer, Mr. Ferguson and James J. Florio, former Governor of New Jersey, founded The Florio Group, a boutique private investment company.  As Managing Director of The Florio Group, Mr. Ferguson was responsible for evaluating the companies that were seeking financing; performing due diligence; and maintaining relationships with The Florio Group’s network of investment partners. Mr. Ferguson also served as Chief Financial Officer for Cabot Marsh Corporation in 1995 and remained as a director for the company until 1999.  In addition to his duties at Focus, Mr. Ferguson serves as a member of the non-profit organization, First Tee of the Lehigh Valley, which teaches life skills to at-risk children through golf and tennis programs.  Mr. Ferguson also served for three years as a Director of Team Capital Bank, a community bank with fifteen branches in New Jersey and Pennsylvania. Mr. Ferguson has been a member of the New Jersey and Pennsylvania Bars since 1994.  He graduated from Widener University School of Law in 1994 and received a Bachelor of Arts Degree from Villanova University in 1990. As the founder and manger of our predecessor, Mr. Ferguson has unparalleled knowledge of our history, strategies, technology and operations.

Theresa Carlise has served as the CFO for Focus Venture since formation in March 2012 and has been engaged by Optos Capital since September 2011.  Prior to joining Optos, Ms. Carlise has served as CFO and Director for multiple publically traded companies in the retail, mortgage banking and transportation industries.  Her background enabled her to form her own virtual CFO consulting business, CSI Consultants, Inc. from July 2010 through September 2011 of which she was CEO, CFO and Director, providing outsourced CFO services.   From December 2009 to July 2010, Ms. Carlise served as the CFO and a Director of Las Vegas Railway Express, Inc., a transportation service company. Ms. Carlise operated as a self-employed contract-CFO from November 2007 through November 2009, contracting work from the mortgage banking company, which later engaged her as CFO. From November 2006 through November 2007, Mr. Carlise served as the Chief Financial Officer for Shearson Financial Network, Inc. (“Shearson”), a mortgage banking company.  Following Ms. Carlise’s resignation in November 2007, in April 2008, as a result of the economic decline of the mortgage banking industry, Shearson filed for reorganization and sought relief under Chapter 11 protection.  In August of 1993, Ms. Carlise as CFO and Director for National Record Mart, Inc., a retail music distribution company, with revenues in excess of $200 million, raised capital through an initial public offering, managed an annual purchasing budget of $130 million and executed multiple acquisitions.  Ms. Carlise served in this capacity for 10 years and was with the company for a total of 17 years. Ms. Carlise received her Bachelor of Science degree in Finance from Indiana University of Pennsylvania in 1982.

Michael Paleschi  has served as the Chief Operating Officer of Focus Venture and President of Focus Fiber from inception in 2010 through the date hereof. Mr. Palleschi has been managing telecommunications networks specifically in the areas of technology, engineering and operations since 1995.   Prior to joining Focus, Mr. Palleschi served as the Director of Operations and Engineering for Digital Systems Engineering /Cobalt Telecom , a Turn-key engineering and construction firm , from 2009 to 2010. From 2007 to 2009, Mr. Palleschi served as a director for Truwave Networks, LLC, where he managed the installation, operation and maintenance of a regional fiber optic network in Florida . Prior to joining Truwave Networks, LLC, Mr. Palleschi held s enior management positions with Level 3 Communications, Qwest Communications and MCI .  Mr. Palleschi is also the Managing Director of TLP Investments, LLC – an investment firm focused on the real estate and hospitality sectors. Mr. Palleschi holds multiple degrees in both Engineering and Management. Mr. Palleschi also holds several professional and technical certifications.

Jeffrey A. Smock serves as the President of Jus-Com, Inc., a wholly owned subsidiary of Focus. Mr. Smock has been employed by Jus-Com, Inc. since 1999 initially as a Level 3 Installer. Mr. Smock was then promoted to Lead Installer in December 2001 and then Purchaser/Operations Manager in December 2006. In November 2008, Mr. Smock was promoted to President of Jus-Com, Inc. Mr. Smock received a Associate of Arts degree from Vincennes University in 1990 and a Bachelor of Arts degree from Indiana University in 1995.

Our directors are elected for a term of one year and until their successors are elected and qualified.

There is no family relationship among any of our officers or directors.

Committees

Our business, property and affairs are managed by or under the direction of the Board of Directors. Members of the board are kept informed of our business through discussion with the chief executive and financial officers and other officers, by reviewing materials provided to them and by participating at meetings of the board and its committees.  As of the date hereof, we intend to form an audit, compensation and nomination/corporate governance committee.  Upon appointing independent directors and adopting the appropriate charters, we will appoint form such committees.

Code of Ethics

We have adopted a code of ethics to apply to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions.

Director Independent

We currently do not have any independent directors.

Executive Compensation

Summary Compensation Table

						Non-equity	Non-
				(5)	(6)	Incentive	Qualified
				Stock	Stock	Plan	Deferred	All Other
Name and Principal			Bonu s	Award s	Option s	Compensation	Compensation	Compensation
Position	Year	Salary ($)	($)	($)	($)	($)	Earnings ($)	($)	Total ($)
Christopher	2012	100,000							100,000
Ferguson, CEO,	2011	120,000	—	—	—	—	—	—	120,000
Chairman & President	2010	94,500	—	—	—	—	—	—	94,500

Theresa Carlise,	2012	85,096							85,096
CFO	2011	19,000	—	-	—	—	—	—	19,000
	2010	—	—	—	—	—	—	—	—

Michael Palleschi,	2012	80,860							80,860
Chief Operating	2011	63,580	—	—	—	—	—	—	63,580
Officer, President Focus Fiber Solutions	2010	—	—	—	—	—	—	—	—

Jeffrey Smock,	2012	98,800							98,800
President of	2011	51,160	—	—	—	—	—	—	51,160
Jus-Com Inc.	2010	—	—	—	—	—	—	—	—

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2012, the Company did not have any equity awards outstanding.

Employment Agreements

As of the date hereof, except as set forth below, the Company and its subsidiaries have not entered into employment agreements. The Company intends in the near future to enter employment agreements with key executives and employees.

On November 1, 2011, MDT Labor LLC (“MDT”) entered into an employment agreement with Mike Boyle whereby Mr. Boyle agreed to serve as the Senior Vice President of MDT in consideration of a salary of $180,000 per year, standard benefits, reimbursement of expenses and a bonus equal to a percentage of operating income of MDT; the option was terminated upon the acquisition of MDT by Optos.. Mr. Boyle also received an option to acquire 5% of the membership interest of MDT. The term of the employment agreement commenced on November 1, 2011 through October 31, 2012, of which is renewable for one year periods.

On February 11, 2013, we entered into an Employment Agreement with Theresa Carlise whereby Ms. Carlise will serve as the Chief Financial Officer through February 28, 2014.  Ms. Carlise will be paid $120,000 per year and may receive up to a 30% discretionary bonus at the discretion of our Board of Directors.  We also granted Ms. Carlise 300,000 shares of common stock which shall vest over 36 months.  Ms. Carlise may be terminated for cause.

2012 Grants of Plan-Based Awards

The Company made no plan-based equity and non-equity awards grants to named executives in 2012.

Option Exercises

During our Fiscal year ended December 31, 2012, there were no options exercised by our named officers.

Compensation of Directors

Our directors have not received compensation for rendering services as directors since inception.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.  We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our Company during the last two fiscal years is or has been indebted to our Company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

Indemnification of Directors and Officers

Our directors and executive officers are indemnified as provided by the Nevada law and our Bylaws. These provisions state that the our directors may cause us to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment.  Such indemnification is at the discretion of our board of directors and is subject to the Securities and Exchange Commission’s policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise. We have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 29, 2011, the Company entered into a month to month equipment rental agreement with TBK327 Partners LLC, ("TBK"), for monthly payments of $7,000.  The managing member of TBK is Christopher Ferguson, the Company's Chief Executive Officer, President and sole member of the Board of Directors.   For the year ended December 31, 2011, the total payments expensed to costs of sales were $56,000.

Certain payments were made on behalf of related parties which are classified on the Company's balance sheet as current assets, Due from-related party.  Mr. Ferguson, the Company's CEO, President and sole member of the Board, is a managing member of TBK, which has outstanding receivables for the nine months ended September 30, 2012 of $225 and $33,527 for the year ended December 31, 2011. Subsequently, the Company has received payment in full for its receivables on behalf of TBK.

On January 1, 2012, the Company entered into a stock purchase agreement to acquire 100% of the outstanding stock of Jus-Com Inc from TBK, of which Mr. Ferguson is a managing member, for approximately $126,000.  At the time of purchase, Jus-Com had an outstanding note payable of $136,000 to TBK, which was assumed as part of the agreement. On July 5, 2012, Optos paid the balance of the note payable of $136,000 and accrued interest of $11,000 for a total of $147,000. For the nine months ended September 30, 2012 and the year ended December 31, 2011, the balance was $0 and 136,000, respectively. For the nine months ended September 30, 2012 and the year ended December 31, 2011, the balance was $0 and $136,000, respectively.

On January 1, 2012, Optos purchased from TBK 100% of the issued and outstanding shares of Jus-Com for a purchases price of $126,000 and is payable in a promissory note. The entire outstanding principal amount of this note, together with all interest accrued and thereto not paid and any other payments due and payable under the agreement shall be due in full in three years and bears interest of 12% per annum. The note is secured by a Stock Pledge and Security Agreement granting the seller a security interest in the stock.

The Company purchased 50% of the members’ equity and the non-controlling interest in CMK Resource Group, LLC (“CMK’) on January 1, 2012,. The transaction gives the Company 100% ownership in CMK. The purchase price is $100,000 and is payable in a Promissory Note. The Promissory Note is due in three years in monthly installments in advance of $3,013 and bears interest of 6% per annum. The note is secured by a Unit Pledge and Security Agreement granting the seller a security interest in the units. We dissolved CMK on December 31, 2012 and transferred all assets to Jus-Com.

On January 1, 2012, the Company issued to the Optos Members, a Promissory Note, in the principal amount of $1,600,000, for contributions in excess of $1 million and personal guarantees to secure approximately $3 million in financing. Mr. Ferguson and his spouse, Lelainya Ferguson are the sole Optos members. The note required an initial principal payment of $700,000, due on or before September 1, 2012, which was subsequently paid on May 17, 2012. Monthly principal payments of $30,000 for 30 months are due following the initial payment in the 37 th month; accrued interest calculated on the outstanding principal at 6% per annum is due in a balloon payment of $101,750.

On December 3, 2012, Atalaya disbursed on behalf of the Company a payment in the amount of $785,688 to pay in full the outstanding principal and interest for a note payable to a related party, Christopher Ferguson, the CEO and director of the Company.

On December 3, 2012, Atalaya disbursed on behalf of the Company a payment in the amount $93,683 to pay in full the outstanding principal and interest for a note payable to a related party, TBK 327 Partners, LLC, a company controlled by Christopher Ferguson, the CEO and a director of the Company.

On December 3, 2012, the Company acquired all of the issued outstanding membership interests of MDT Labor, LLC, doing business as MDT Technical (“MDT”) from Michael D. Traina, who is now an affiliate of the Company. MDT operates a services business that provides labor and human resource solutions, including temporary staffing services in the United States market. Pursuant to the Interest Purchase Agreement, a cash payment of $3,000,000 was made by Atalaya of behalf of the Company, delivered a Promissory Term Note (“MDT Note”) for $4,000,000 and issued 12,490,000 shares of common stock of the Company for all of the outstanding membership interests for MDT. The MDT Note bears interest of 6% per annum. Interest in due and payable quarterly in arrears with the first interest payment due and payable on April 5, 2013, for the prior period ended March 31, 2013. No portion of the principal is due before the maturity date of May 30, 2015 unless the Company receives not less than $10,000,000 in gross cash proceeds from the issuance of its stock. It such case, the Company may pay $1,500,000 in principal. The Company may further pay monthly scheduled principal payments of $100,000 the following month if the Company receives not less than $10,000,000 in gross cash proceeds from the issuance of its stock and meets the terms of certain financial convents including senior debt to EBITDA ratio and fixed charge coverage ratio. All accrued principal and interest is otherwise payable at the maturity date of May 30, 2015. The MDT Note is secured by all fixtures and personal property of every kind and nature. The MDT Note security interest is subordinated to the security interests held by Atalaya.

On December 3, 2012, the Company disbursed in cash $93,069 to pay in full the outstanding principal and interest for a note payable to a related party, Oilmatic Services, previously a 50% owner of CMK Resources Group, LLC.

On December 3, 2012, the Company disbursed in cash $72,660 to pay in full the outstanding principal and interest for a note payable to a related party, Brian Jennings, a brother of a principal of Oilmatic Services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 11, 2013, certain information concerning beneficial ownership of shares of our common stock with respect to (i) each person known to us to own 5% or more of the outstanding shares of our common stock, (ii) each director of our company, (iii) the executive officers of our company, and (iv) all directors and officers of our company as a group:

	Number of Shares
	Beneficially		Percentage of
Name and Address (1)	Owned (2)		Common Stock
TBK327 Partners, LLC (3)	38,730,000	(5)	76.2%
Christopher Ferguson (3)(4)	38,730,000	(5)	76.2%
Theresa Carlise (4)	-0-		—
Michael Paleschi (4)	-0-		—
Jeffrey A. Smock (4)	-0-		—
Michael D. Traina	12,490,000		32.6%
Atalaya Special Opportunities Fund IV (Tranche B) (7)	5,227,841	(6)	11.9%

All Officers and Directors as a group (4 persons)	38,730,000		76.2%

(1)            The address for the above identified persons is c/o Focus Venture Partners, Inc., 969 Postal Road, Suite 100, Allentown, Pennsylvania 18109.

(2)           Applicable percentage ownership is based on 38,337,500 shares of common stock outstanding as of February 5, 2013, together with securities exercisable or convertible into shares of common stock within 60 days of February 5, 2013 for each stockholder.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of common stock that are currently exercisable or exercisable within 60 days of February 5, 2013, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)          Christopher Ferguson, together with his wife, are the sole owners and the managing members of TBK327 Partners LLC and they collectively have voting and dispositive control over the securities held by TBK327 Partners LLC.

(4)           Executive Officer and/or Director of our company.

(5)         Represents 24,980,000 shares of common stock and 13,750,000 shares of common stock issuable upon conversion of Series A Preferred Stock.

(6)          Represents 5,227,841 shares of common stock issuable upon exercise of a common stock purchase warrant dated December 3, 2012 which is exercisable on a cash or cashless basis at an exercise price of $0.0001.

(7)          Ivan Zinn exercises economic and voting power over the shares held by Atalaya. Their address is c/o Atalaya Administrative LLC, 780 Third Avenue, 27 th Floor, New York, New York 10017.

DESCRIPTION OF SECURITIES

Common Stock

The Company is presently authorized to issue up to 100,000,000 shares of common stock, $.0001 par value per share, of which 38,337,500 shares of common stock are presently issued and outstanding. The holders of the Company’s common stock are entitled to receive dividends equally when, as and if declared by the Board of Directors, out of funds legally available therefor.

The holders of the Company’s common stock have sole voting rights, one vote for each share held of record, and are entitled upon liquidation of the Company to share ratably in the net assets of the Company available for distribution after payment of all obligations of the Company and after provision has been made with respect to each class of stock, if any, having preference over the common stock, currently including the Company’s preferred stock. Shares of the Company's common stock do not have cumulative voting rights and vote as a class on all matters requiring stockholder approval. Therefore, the holders of a majority of the shares of the Company’s common stock may elect all of the directors of the Company, control its affairs and day-to-day operations. The shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of the Company's common stock are validly issued, fully paid for and non-assessable.

Preferred Stock

The Company’s Articles of Incorporation authorize our Board of Directors to provide for the issuance of up to 10,000,000 shares of preferred stock in one or more series, subject to any limitations prescribed by the laws of the State of Nevada, but without further shareholder action. Our Board of Directors may establish the number of shares to be included in each such series, fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. Our Board of Directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Company’s common stock. The issuance of preferred stock, for example in connection with a shareholder right's plan, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding stock.

Our Board of Directors have authorized and issued 100,000 shares of the Company’s Series A Preferred Stock. The Series A Preferred Stock has a stated value of $11 per share and is convertible into our common stock at a conversion price of $0.08 per share representing 13,750,000 shares of common stock.  Furthermore, the Series A Preferred Stock votes on an as-converted basis.  The Series A Preferred Stock does not carry preferential liquidation rights.  The Company, in its sole discretion my redeem the Series A Preferred Stock by paying the holder 110% of the Stated Value.

Warrants

On July 23, 2012, the Company entered into an amendment of that certain Corporate Advisory Agreement dated January 1, 2012 with HFP Capital Markets LLC (“HFP”) whereby the Company issued HFP a common stock purchase warrant to acquire 2,870,000 shares of common stock at a price per share of $0.08 for a period of five years. The warrants can be cancelled by the Company if financing as a result of this Agreement, net of fees, is not in excess of $1,150,000.

On December 3, 2012, the Company entered into a Credit Agreement with Atalaya Special Opportunities Fund IV (Tranche B), as lender and Atalaya Administrative LLC, as agent (“Atalaya”). Under the terms of the Credit Agreement, Atalaya agreed, among other things and subject to certain restrictions, to provide the Company with a revolving loan commitment of $8,500,000 and a term loan commitment of $8,000,000. The Company pursuant to the terms of the Credit Agreement issued to Atalaya a common stock purchase warrant (“Warrant’) to purchase 5,277,841 shares of common stock of the Company. The exercise price per share is $0.0001 and the holder is entitled to exercise the Warrant on a cashless basis. The Warrant expires on December 3, 2022. The Warrant is subject to anti-dilution adjustments if certain dilutive transactions occur, unless specifically exempted by the Warrant, such as issuance of common stock, options, warrants or similar securities or a decrease in the subscription, exercise, conversion or exchange price of these securities. In addition, commencing on the earliest of (a) December 3, 2016 (b) the acceleration of obligations under the Credit Agreement (c) an event of default (d) a value event such as a merger, disposition, IPO other than a qualified IPO or change in control and ending the earlier of (a) a qualified IPO or (b) the expiration of the warrant, Atalaya may put the warrant on 60 days’ notice and the Company is obligated to repurchase the warrant for cash. The value of the put price is determined by the greater of (a) the Equity Value, as defined by the Warrant, per common share of the Company (b) the Put Formula Value, as defined by the Warrant, per common share of the Company.

EXPERTS

Our consolidated financial statements at December 31, 2011 and 2010 and for the years then ended have been audited by De Joya Griffith & Company LLC and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report. Further, the financial statements at December 31, 2011 and for the years then ended for MDT Labor, LLC (d/b/a MDT Technical) have been audited by G3 of PA LLC and are included herein in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report.

LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus will be passed on by Fleming PLLC, 49 Front Street, Suite #206, Rockville Centre, New York 11570.  Stephen M. Fleming, the managing member, is a shareholder of our company and received 430,000 shares of common stock as compensation from Focus.

HOW TO GET MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 (including exhibits) under the Securities Act with respect to the shares to be sold in this Offering.  This Prospectus, which forms part of the Registration Statement, does not contain all the information set forth in the Registration Statement as some portions have been omitted in accordance with the rules and regulations of the SEC.  For further information with respect to our Company and the Shares offered in this Prospectus, reference is made to the Registration Statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof.  With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.   We are not currently subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”).  As a result of the offering of the Shares of our common stock, we will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, we will file quarterly and annual reports and other information with the SEC and send a copy of our annual report together with audited consolidated financial statements to each of our shareholders.  The Registration Statement, such reports and other information may be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N. E., Washington, D. C.  20549.  Copies of such materials, including copies of all or any portion of the Registration Statement, may be obtained from the Public Reference Room of the SEC at prescribed rates.  You may call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.  Such materials may also be accessed electronically by means of the SEC’s home page on the internet (http://www.sec.gov).

FINANCIAL STATEMENTS

Pro-Forma

Unaudited Pro-Formas Condensed Combined Financial Statements	F-2

Pro-Forma Condensed Combined Balance Sheets as of September 30, 2012	F-3

Pro-Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2012	F-4

Pro-Forma Condensed Combined Statement of Operations for the nine months ended December 31, 2011	F-5

Notes to Pro Forma Condensed Combined Financial Statements	F-6

Focus Venture Partners Inc.

Consolidated Balance Sheets as of September 30, 2012 and December 31, 2011	F-9

Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2012 and 2011	F-10

Consolidated Statement of Stockholders’ Equity for the Nine Months Ended September 30, 2012	F-11

Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2012 and 2011	F-12

Notes to Consolidated Financial Statements	F-13

Optos Capital Partners LLC

Report of Independent Registered Public Accounting Firm	F-26

Combined Balance Sheets as of December 31, 2011 and December 31, 2010	F-27

Combined Statements of Operations for the years ended December 31, 2011 and December 31, 2010	F-28

Combined Statement of Stockholders’ Equity for the years ended December 31, 2011 and December 31, 2010	F-29

Combined Statements of Cash Flows for the years ended December 31, 2011 and December 31, 2010	F-30

Notes to Combined Financial Statements	F-31

MDT Labor LLC

Consolidated Balance Sheets as of September 30, 2012 and December 31, 2011	F-45

Consolidated Statements of Operations for the Nine Months Ended September 30, 2012 and 2011	F-46

Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2012 and 2011	F-47

Notes to Consolidated Financial Statements	F-48

Independent Auditors’ Report	F-53

Balance Sheet as of December 31, 2011	F-54

Statement of Income and Member’s Equity for the year ended December 31, 2011	F-55

Statement of Cash Flows for the year ended December 31, 2011	F-56

Notes to Financial Statements	F-58

F-1

UNAUDITED PRO-FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Focus Venture Partners, Inc. (the “Company”) unaudited pro forma condensed combined balance sheet as of September 30, 2012, and unaudited pro forma condensed combined statements of operations for the year ended December 31, 2011 and for the nine months ended September 30, 2012, give effect to the acquisition of the MDT Labor, LLC, (“MDT Labor”) located in Lansdale, Pennsylvania and the related Credit Agreement with Atalaya Special Opportunities Fund IV (Tranche B), as lender and Atalaya Administrative LLC, as agent (“Atalaya”), which closed December 3, 2012. The pro forma condensed combined balance sheet is presented as if the transactions had occurred on September 30, 2012, and the pro forma condensed combined statements of operations are presented as if the transactions had occurred on January 1, 2011 .

The pro forma condensed combined balance sheet and the pro forma condensed combined statements of operations were derived by adjusting the historical financial statements of the Company.  The adjustments are based on currently available information and, therefore, the actual adjustments may differ from the pro forma adjustments.  The Company is accounting for the acquisition of the MDT Labor in accordance with ASC 805, Business Combinations .  The Company is currently in the process of determining the fair value of the assets and liabilities acquired in the transaction.  The pro forma balance sheet and the pro forma statements of operations were derived using the preliminary fair value of the assets and liabilities acquired in the transaction.  These fair values are subject to change as the Company completes the fair value determination process.

On September 5, 2012, MDT entered into an Asset Purchase Agreement (“Agreement”) with Beacon Enterprise Solutions Group, Inc. (“Beacon”), a Nevada Company. The Company acquired all the assigned contracts, accounts receivable, all work-in-process and assumed certain liabilities of Beacon as associated with the assigned contracts. The purchase price of the purchased assets and assumed liabilities comprises earn-out payments not to exceed in total $3,500,000. Earn-out payments are due over a three year period ended August 31, 2015 calculated as 15% of adjusted EBITDA. Adjusted EBITDA is determined as net income before interest, income taxes, depreciation and amortization determined in accordance with GAAP adjusted to include all direct costs and an overhead allocation of 8% of revenue. The unaudited pro forma condensed combined statements of operations include the results of operations of Beacon from January 1, 2011 to December 31, 2011 and from January 1, 2012 to September 4, 2012. Results of operations of Beacon are included in the consolidated financial statements of MDT after September 4, 2012.

The unaudited pro forma financial information has been prepared by our management and is based on our historical financial statements and the assumptions and adjustments described herein and in the notes to the unaudited pro forma financial information below.  The presentation of the unaudited pro forma financial information is prepared in conformity with Article 11 of Regulation S-X.

The pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and the related notes thereto for the year ended December 31, 2011 included in Form S-1/A for Focus Venture Partners, Inc. The pro forma information is presented for illustrative purposes only and may not be indicative of the results that would have been obtained had the acquisition of assets actually occurred on the dates assumed nor is it necessarily indicative of Focus Venture Partners, Inc.’s future consolidated results of operations or financial position.

F-2

FOCUS VENTURE PARTNERS, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEETS

AS OF SEPTEMBER 30, 2012

(Unaudited)

	Focus Venture Partners, Inc.	MDT Labor LLC		Pro Forma Adjustments	Pro Forma Amount

ASSETS
Current assets:
Cash	$557,088	$807,979	A, B	$789,733	$2,154,800
Accounts receivable, net	10,974,137	4,615,186			15,589,323
Security deposits	75,281	0			75,281
Due from factor	0	100,000	B	(100,000)	0
Due from related party	225	0			225
Other current assets	16,617	395,894			412,511
Total current assets	11,623,348	5,919,059		689,733	18,232,140

Deferred finance costs, net	0	0	B	482,500	482,500
Property and equipment, net	1,913,235	163,484			2,076,719
Customer relationships, net	0	2,909,375	A	7,979,761	10,889,136
Goodwill	0	2,334,561	A	(2,334,561)	0
Other intangibles, net	14,413	92,167	A	(89,167)	17,413
	1,927,648	5,499,587		6,038,533	13,465,768

Total assets	$13,550,996	$11,418,646		$6,728,266	$31,697,908

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$2,820,886	$4,668,138			$7,489,024
Factoring lines of credit	1,716,173	3,697,560	B	(5,413,733)	0
Revolving loan	0	0	B	3,000,000	3,000,000
Accrued contract costs not billed	5,566,118	0			5,566,118
Deferred revenue	1,306,000	0			1,306,000
Income taxes payable	303,321	0			303,321
Warrant liability	0	0	C	417,707	417,707
Current portion of capital lease obligations	67,420	0			67,420
Current portion of long-term debt, related party	429,265	147,093	B	(358,264)	218,094
Current portion of long-term debt	151,023	180,924	B	(180,924)	151,023
Total current liabilities	12,360,206	8,693,715		(2,535,214)	18,518,707

Long term liabilities:
Term loan	0	0	B, C	7,582,293	7,582,293
Note payable - related party	665,863	0	B	(573,082)	92,781
Note payable - due to seller	0	0	A	4,000,000	4,000,000
Notes payable	493,560	204,840	B	(204,840)	493,560
Total long term liabilities	1,159,423	204,840		10,804,371	12,168,634

Total Liabilities	13,519,629	8,898,555		8,269,157	30,687,341

Stockholders' Equity
Preferred stock	10	0			10
Common stock	2,585	0	A	1,249	3,834
Additional paid-in capital	70,213	940,564	A	57,387	1,068,164

Retained earnings	(41,441)	1,579,527	A, B	(1,599,527)	(61,441)
Total equity	31,367	2,520,091		(1,540,891)	1,010,567

Total liabilities and equity	$13,550,996	$11,418,646		$6,728,266	$31,697,908

See accompanying notes to pro forma condensed combined financial statements

F-3

FOCUS VENTURE PARTNERS, INC
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012
(Unaudited)

	Focus Venture Partners, Inc.	MDT Labor LLC	Beacon Enterprise Solutions Group, Inc.		Pro Forma Adjustments	Pro Forma Amount

Revenues	$31,557,374	$13,987,182	$8,566,182			$54,110,738

Cost of revenues	24,433,477	10,416,696	5,824,567			40,674,740

Gross profit	7,123,897	3,570,486	2,741,615			13,435,998

Operating expenses:
Salary, wages and payroll taxes	1,930,768	1,500,663	3,431,500			6,862,931
Selling, general and administrative	1,511,305	458,283	4,001,653			5,971,241
Travel expenses	1,109,583	114,263	393,670			1,617,516
Occupancy costs	534,697	49,062	189,067			772,826
Depreciation and amortization	260,038	271,314	261,276	D	2,041,713	2,834,341
Total operating expenses	5,346,391	2,393,585	8,277,166			18,058,855

Income (loss) before other expenses and income taxes	1,777,506	1,176,901	(5,535,551)			(4,622,857)

Other (income) expense
(Gain) loss on sale of assets		2,126	0			2,126
Other (income)		(20,860)	667,018			646,158
Interest / factoring expense	910,875	265,796	498,353	E	180,938	2,628,524
				F	1,113,750
				G	180,000
				H	156,640
				I	(219,943)
				J	(368,994)
				K	(29,166)
				L	(39,285)
				M	(15,189)
				N	(5,251)
Total other (income) expense	910,875	247,062	1,165,371			3,276,808

Income (loss) before income taxes	866,631	929,839	(6,700,922)			(7,899,665)

Provision for income taxes	303,321	3,986	0	O.	(307,307)	0

Net income (loss)	$563,310	$925,853	($6,700,922)			($7,899,665)

Basic and diluted net income (loss)
per common share						($0.21)

Basic and diluted weighted average number
of common shares outstanding						37,542,390

See accompanying notes to pro forma condensed combined financial statements

F-4

FOCUS VENTURE PARTNERS, INC
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2011
(Unaudited)

	Focus Venture Partners, Inc.	MDT Labor LLC	Beacon Enterprise Solutions Group, Inc.		Pro Forma Adjustments	Pro Forma Amount

Revenues	$15,297,926	$9,470,360	$20,921,143			$45,689,429

Cost of revenues	11,140,884	7,085,814	13,059,538			31,286,236

Gross profit	4,157,043	2,384,546	7,861,605			14,403,194

Operating expenses:
Salary, wages and payroll taxes	1,103,817	701,315	5,356,998			7,162,130
Selling, general and administrative	923,027	667,895	2,755,152			4,346,074
Travel expenses	1,217,135	28,786	495,196			1,741,117
Occupancy costs	257,288	12,969	296,949			567,206
Depreciation and amortization	97,400	166,250	331,096	D	2,722,284	3,317,030
Total operating expenses	3,598,666	1,577,215	9,235,391			17,133,556

Income (loss) before other expenses and income taxes	558,376	807,331	(1,373,786)			(2,730,363)

Other (income) expense
Gain on sale of assets	(171,797)	0	655,626			483,829
Other (income)	0	0	963,892			963,892
Interest expense	113,431	153,716	600,462	E	241,250	2,813,446
				F	1,485,000
				G	240,000
				H	208,854
				I	(122,829)
				J	(35,857)
				K	(23,346)
				M	(30,887)
				N	(16,348)
Total other (income) expense	(58,366)	153,716	2,219,980			4,261,167

Income (loss) before income taxes	616,742	653,615	(3,593,766)			(6,991,530)

Provision for income taxes	0	0	0			0

Net income (loss)	616,742	653,615	(3,593,766)			(6,991,530)

Net (income) loss attributable to non-controlling interest	(48,270)	0	0			(48,270)

Net income (loss)attributed to Focus Venture Partners, Inc.	$568,472	$653,615	($3,593,766)			($7,039,800)

Basic and diluted net income (loss)
per common share						($0.19)

Basic and diluted weighted average number
of common shares outstanding						36,470,000

See accompanying notes to pro forma condensed combined financial statements

F-5

FOCUS VENTURE PARTNERS, INC.

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

A.	On December 3, 2012, the Company acquired all of the issued outstanding membership interests of MDT Labor, LLC, doing business as MDT Technical (“MDT”). MDT operates a services business that provides labor and human resource solutions, including temporary staffing services in the United States market.

Pursuant to the Interest Purchase Agreement, total consideration of $7,999,200 was transferred for all of the outstanding membership interests for MDT. A cash payment of $3,000,000 was made by Atalaya on behalf of the Company and the Company delivered a Promissory Term Note (“MDT Note”) for $4,000,000 and issued 12,490,000 shares of common stock of the Company valued at $999,200 for all of the outstanding membership interests for MDT. Common stock is valued at $0.08 per shares based on the last issuance of common stock by the Company for cash.

The MDT Note bears interest of 6% per annum. Interest is due and payable quarterly in arrears with the first interest payment due and payable on April 5, 2013, for the prior period ended March 31, 2013. No portion of the principal is due before the maturity date of May 30, 2015 unless the Company receives not less than $10,000,000 in gross cash proceeds from the issuance of its stock. In such case, the Company may pay $1,500,000 in principal. The Company may further pay monthly scheduled principal payments of $100,000 the following month if the Company receives not less than $10,000,000 in gross cash proceeds from the issuance of its stock and meets the terms of certain financial covenants including senior debt to EBITDA ratio and fixed charge coverage ratio. All accrued principal and interest is otherwise payable at the maturity date of May 30, 2015. The MDT Note is secured by all fixtures and personal property of every kind and nature. The MDT Note security interest is subordinated to the security interests held by Atalaya.

The assets and liabilities of MDT Labor, LLC are recorded at fair value on the acquisition date. The book value of the current assets, property and equipment and the liabilities of MDT are a reasonable approximation of fair value. The intangible asset, customer relationships, is amortized on a straight-line basis over their estimated life of four years.

The Company has not yet finalized the valuation of the purchase price allocation. The pro forma balance sheet and the pro forma statements of operations were derived using the preliminary fair value of the assets and liabilities acquired in the transaction.  These fair values are subject to change as the Company completes the fair value determination process.

The Company accounts for business combinations using the acquisition method in accordance with ASC 805, Business Combinations.

B.	On December 3, 2012, the Company entered into a Credit Agreement with Atalaya Special Opportunities Fund IV (Tranche B), as lender and Atalaya Administrative LLC, as agent (“Atalaya”). Under the terms of the Credit Agreement, Atalaya agreed, among other things and subject to certain restrictions, to provide the Company with a revolving loan commitment of $8,500,000 and a term loan commitment of $8,000,000. The commitments under the Credit Agreement are restricted by the borrowing base defined as 100% of the net collectible amount of acceptable accounts due to the Company less reserves and allowances which Atalaya deems necessary in its reasonable discretion. In the addition, the Credit Agreement is subject to various financial covenants including fixed charge coverage ratio, tangible net worth, restrictions on capital expenditures, minimum EBITDA ratio and maximum leverage ratio.

The Company pursuant to the terms of the Credit Agreement issued to Atalaya a common stock purchase warrant (“Warrant’) to purchase 5,227,841 shares of common stock of the Company. The exercise price per share is $0.0001. The Warrant expires on December 3, 2022. The Warrant is subject to anti-dilution adjustments if certain dilutive transactions occur, unless specifically exempted by the Warrant, such as issuance of common stock, options, warrants or similar securities or a decrease in the subscription, exercise, conversion or exchange price of these securities. In addition, commencing on the earliest of (a) December 3, 2016 (b) the acceleration of obligations under the Credit Agreement (c) an event of default (d) a value event such as a merger, disposition, IPO other than a qualified IPO or change in control and ending the earlier of (a) a qualified IPO (b) the expiration of the warrant, Atalaya may put the warrant on 60 days’ notice and the Company is obligated to repurchase the warrant for cash. The value of the put price is determined by the greater of (a) the Equity Value, as defined by the Warrant, per common share of the Company (b) the Put Formula Value, as defined by the Warrant, per common share of the Company.

The Company agreed to pay Red Ridge Finance Group, LLC (“Red Ridge”) in consideration for arranging and administering the credit facilities provided under the Credit Agreement a fee of $330,000 and to reimburse Red Ridge $44,375 for due diligence and background checks. In addition a quarterly collateral management fee of $20,000 is due to Red Ridge.

Legal fees of $152,500 were incurred by the Company to arrange the Credit Agreement.

F-6

On December 3, 2012, the Company made an initial notice of borrowing/disbursement request. As a result, Atalaya disbursed the entire proceeds of the $8,000,000 term loan commitment (less an agreed-upon $330,000 original discount to Atalaya for making the term loan) and disbursed $3,000,000 of the revolving loan commitment.

The cash proceeds for this request were disbursed by Atalaya on behalf of the Company as follows:

a)	$3,000,000 in connection with the acquisition of all of the issued outstanding membership interests of MDT.
b)	$3,139,943 Buyout Letter Agreement with Sterling National Bank to pay in full an outstanding bank loan, interest and prepayment penalty which was previously an obligation of MDT.
c)	$785,688 to pay in full the outstanding principal and interest for a note payable to a related party, Christopher Ferguson, the CEO and director of the Company
d)	$93,683 to pay in full the outstanding principal and interest for a note payable to a related party, TBK 327 Partners, LLC, a company controlled by Christopher Ferguson, the CEO and a director of the Company
e)	$697,230 Payout Statement with Metro Bank to pay in full an outstanding bank loan, interest and prepayment penalty which was previously an obligation of MDT
f)	$340,979 payment to settle all obligations due to Franklin Capital Holdings, LLC
g)	$154,377 payment to settle all obligations due to AGR Funding, Inc.
h)	$152,500 payment for legal fees for the Credit Agreement
i)	$20,000 payment for quarterly administration fees to Atalaya
j)	$2,285,600 payment to the Company

As of December 3, 2012, the revolving and term loans carry an interest rate at the greater (a) the LIBOR rate plus 12.75%. (b) 0.75% per annum plus 12.75%. The actual interest rate on the revolving and term loans at December 3, 2012 is 13.50%. The Company is required to pay a commitment fee of 0.25% per annum on the amount the revolving loan commitment exceeds the outstanding revolving loan. Interest is payable monthly in cash on term and revolving loans.

In addition, the Company is required to pay a quarterly administration fee of $20,000 to Atalaya.

Principal on the revolving loans is due on December 3, 2014, the termination date. Principal on the term loans is due in monthly installments of $135,000 commencing on January 1, 2013 and in full on December 3, 2014, the maturity date.

The Credit Agreement is secured by all of the assets and personal property of the Company.

The Company accounts for the Credit Agreement in accordance with ASC-20 Debt with Conversion and Other Options, ASC 815-20 Derivatives and Hedging, Contracts in Equity’s Own Equity and ASC 835 Interest.

C.	Record the warranty liability issued in connection with the Credit Agreement at fair value of $417,707. C. The warrants were measured at their fair value on December 3, 2012 using the following Black-Scholes Model Assumptions: risk free interest (0.25%); expected volatility (41%); expected life (24 months) and no dividends. The Company has determined that these warrants should be classified as a liability and will be accounted for in accordance with ASC 815-20 Derivatives and Hedging.

D.	Record amortization of customer relationships on a straight-line basis over four years.

E.	Record amortization of deferred finance costs related to the Credit Agreement on a straight-line basis over two years.

F.	Record interest on the revolving and term loans at 13.5% per annum. See pro forma adjustment B.

G.	Record interest on the MDT Note (note payable – due to seller) at 6% per annum. See pro forma adjustment A>

H.	Record interest accretion expense on the discount recorded on the term loan for the warrant liability. Amortized over two years on a straight-line basis. See pro forma adjustment C.

I.	Reverse interest expense for note payable with Sterling National Bank paid in full. See pro forma adjustment B. b).

J.	Reverse interest expense and administration fees for factor line of credit with Franklin Capital Holdings, LLC paid in full. See pro forma adjustment B. f).

K.	Reverse interest expense and administration fees for factor line of credit with AGR Funding, Inc. paid in full. See pro forma adjustment B. g).

L.	Reverse interest expense for Note payable, related party, Christopher Ferguson, the CEO and a director of the Company, paid in full. See pro forma adjustment B. c).

M.	Reverse interest expense for note payable with Metro Bank paid in full. See pro forma adjustment B. e).

N.	Reverse interest expense for Note payable, related party, TBK 327 Partners, LLC, a company controlled by Christopher Ferguson, the CEO and a director of the Company, paid in full. See pro forma adjustment B. d).

O.	Apply net operating losses from Beacon Enterprise Solutions Group, Inc. against taxable income of Focus Venture Partners, Inc. and MDT Labor LLC.

F-7

FOCUS VENTURE PARTNERS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended

September 30, 2012

(Unaudited)

F-8

  FOCUS VENTURE PARTNERS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2012	2011
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash	$557,088	$201,768
Accounts receivable, net	10,974,137	4,008,376
Security deposits	75,281	244,586
Due from related party	225	35,400
Other current assets	16,616	34,783
Total current assets	11,623,347	4,524,913

Property and equipment, net	1,913,235	1,328,473

Intangible assets, net	14,413	46,841

Total assets	$13,550,995	$5,900,227

LIABILITIES EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$2,820,886	$1,421,300
Factoring lines of credit	1,716,173	2,199,795
Accrued contract costs	5,566,118	—
Deferred revenue	1,306,000	—
Provision for income taxes	303,321	—
Current portion of capital lease obligations	67,420	524,965
Current portion of long-term debt related party	429,265	—
Current portion of long-term debt	151,023	69,090
Total current liabilities	12,360,206	4,215,150

Long term liabilities:
Capital lease obligations	—	32,991
Note payable - related party	665,863	136,234
Notes payable	493,560	212,196
Total long term liabilities	1,159,422	381,421

Total liabilities	13,519,628	4,596,572

Equity:
Common stock; $0.0001 par value, 100,000,000 shares authorized and 25,847,500 shares issued and outstanding at September 30, 2012; and 23,980,000 shares issued and outstanding at December 31, 2011	2,585	2,398
Preferred stock; $0.0001 par value, 10,000,000 shares authorized and 100,000 issued and outstanding at September 30, 2012; and December 31, 2011	10	10
Additional paid-in capital	70,213	444,879
Retained earnings	(41,441)	746,504
	31,367	1,193,790
Non-controlling interest	—	109,866
Total equity	31,367	1,303,657

Total liabilities and equity	$13,550,995	$5,900,227

See accompanying notes to consolidated financial statements

F-9

FOCUS VENTURE PARTNERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended September 30, 2012 and 2011

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$11,897,060	$3,669,433	$31,557,374	$10,646,447

Cost of revenues	8,744,685	3,255,791	24,433,477	8,694,463

Gross profit	3,152,375	413,642	7,123,897	1,951,984

Operating expenses:
Salary, wages and payroll taxes	821,856	197,005	1,930,768	285,358
Selling, general and administrative	450,439	168,017	1,511,306	563,064
Travel expense	303,538	356,465	1,109,583	766,725
Occupancy costs	196,688	56,416	534,697	161,129
Depreciation and amortization	104,534	27,691	260,038	33,224
Total operating expenses	1,877,055	805,594	5,346,392	1,809,500

Income (loss) before other expenses	1,275,320	(391,952)	1,777,505	142,484

Other expense (income)
Interest expense	398,410	935	910,875	12,223
Gain on sale of assets	-	-	-	(171,797)
Total other expense	398,410	935	910,875	(159,574)

Net income (loss) before income taxes	876,910	(392,887)	866,630	302,058

Provision for income taxes	303,321	-	303,321	-

Net income (loss) before non-controlling interest	573,589	(392,887)	563,309	302,058

Net income attributable to non-controlling interest	-	4,715	-	56,001

Net income (loss)	$573,589	$(397,602)	$563,309	$246,057

Basic and diluted net income (loss) per common share	$0.02	$(0.02)	$0.02	$0.01

Basic and diluted weighted average number of common shares outstanding	25,847,500	25,052,390	23,980,000	23,980,000

See accompanying notes to consolidated financial statements

F-10

FOCUS VENTURE PARTNERS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS EQUITY

For the Nine Months Ended September 30, 2012

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-	Retained	Non-controlling	Stockholders'
	Shares	Amount	Shares	Amount	in-Capital	Earnings	Interest	Equity

Balance, December 31, 2011	100,000	$10	23,980,000	$2,398	$444,879	$746,504	$109,866	$1,303,657

Issuance of Promissory Note to the shareholders of Jus-Com. Inc. on January 1, 2012					(126,000)	-	-	(126,000)

Purchase of non-controlling interest of CMK Resource Group, LLC on January 1, 2012					(70,134)	-	(109,866)	(180,000)

Issuance of Promissory Note to the members of Optos Capital Partners, LLC on January 1, 2012					(248,745)	(1,351,255)	-	(1,600,000)

Issuance of common stock for cash, related party			1,000,000	100	900	-	-	1,000

Issuance of common stock for cash			437,500	44	34,956	-	-	35,000

Issuance of common stock for services			430,000	43	34,357	-	-	34,400

Net income	-	-	-	-	-	563,310	-	563,310

Balance, September 30, 2012	100,000	$10	25,847,500	$2,585	$70,213	$(41,441)	$-	$31,367

See accompanying notes to consolidated financial statements

F-11

FOCUS VENTURE PARTNERS, INC

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Nine Months Ended September 30, 2012

(Unaudited)

	September 30,	September 30,
	2012	2011
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$563,310	$246,057
Adjustments to reconcile net income (loss) to net cash (used) provided by operating activities:
Provision for income taxes	303,321	—
Depreciation and amortization	260,038	33,224
Stock issued for services	34,400	—
Gain on sale of assets	—	(171,797)
Changes in operating assets and liabilities:
Increase in accounts receivable	(6,965,761)	(933,180)
Decrease (increase) in security deposits	169,305	(11,997)
Decrease (increase) in deu from related party	35,175	(6,305)
Decrease (increasein in other current assets	18,167	(64,028)
Increase in accrued contract costs	5,566,118	-
Increase in deferred revenue	1,306,000	-
Increase in accounts payable in accrued liabilities	1,399,585	916,331
Net cash provided by operating activities	2,689,658	8,305

Cash flows from investing activities:
Acquisition of Jus-Com Inc.	-	5,870
Purchase of property and equipment	(633,087)	(235,384)
Sale of customer list	-	16,000
Distirubution to former shareholders of Jus-Com Inc.	-	(113,885)
Net cash used in investing activities	(633,087)	(327,399)

Cash flows from financing activities:
Advances on factor line of credit	21,456,103	618,424
Payments on factor line of credit	(21,939,725)	(303,074)
Payments on capital lease obligations	(246,616)	(103,979)
Payments on notes payable	(59,907)	(9,364)
Advances made by related party	-	34,925
Payments made to related party	(947,107)	-
Stock issuance for cash	36,000	-
Draws by members	—	(143,517)
Net cash used in financing activities	(1,701,252)	93,415

Net change in cash	355,320	(225,679)
Cash, beginning of period	201,768	387,463

Cash, end of period	$557,088	$161,784

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$893,890	$113,431
Cash paid for taxes	$—	$—

Non-cash investing and financing activities:
Capital lease obligations	$(243,920)	$758,293
Notes payable - related party	$423,204	$-
Notes Payable	$1,906,000	$251,244
Assets acquired from Jus-com	$-	$(250,382)
Liabilities acquired from Jus-Com	$-	$130,252
Net debt forgiven on sale of assets	$-	$(222,797)

See accompanying notes to consolidated financial statements

F-12

FOCUS VENTURE PARTNERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2012

(Unaudited)

1.	DESCRIPTION OF BUSINESS AND HISTORY

Description of Business – The accompanying consolidated financial statements include the accounts of Focus Venture Partners, Inc. (the “Company” or “FVP”) and its wholly owned subsidiaries, Optos Capital Partners, LLC (“Optos’), Focus Fiber Solutions LLC (“Focus”), CMK Resource Group LLC (“CMK”), Townsend Careers LLC (“Townsend”) and Jus-Com Inc. (“Jus-Com”). Prior to January 1, 2012, the Company presented the financial statements on a combined basis due to common management and ownership. Also, these entities were expected to be the subject of a business combination, which occurred on January 1, 2012 with the acquisition of Jus-Com Inc. and the purchase of the remaining 50% interest in CMK Resource Group, (see Note 12).

The Company was incorporated in the state of Nevada on March 26, 2012. On May 31, 2012, the Company entered into a Contribution Agreement whereby FVP issued 92.8% of its total outstanding common stock and 100% of its total outstanding preferred stock in exchange for 100% of the members’ interest in Optos. As a result of the Contribution Agreement, Optos became a wholly owned subsidiary of the Company. Optos is a limited liability company, which was incorporated in the State of Delaware on April 15, 2008. Optos is the sole member of Focus Fiber, a limited liability company, incorporated in the State of Delaware on October 15, 2010. On January 1, 2012, Optos acquired the remaining 50% interest in CMK, a limited liability company, incorporated in the State of Delaware on December 1, 2008. CMK is the sole member of Townsend, a limited liability company, incorporated in the State of Maryland on May 22, 2007. Prior to the Contribution Agreement transaction, FVP and Optos were under common control thus, the Contribution Agreement transaction has been accounted for as a Recapitalization of Optos into FVP and as such the operational history of Optos will carry forward. Accordingly, the December 31, 2011 combined financial statements have been re-classified to conform with the recapitalization of Optos.

Jus-Com, Inc. (“Jus-Com”) was incorporated in the State of Indiana on January 3, 1989. Jus-Com was acquired by the common management and ownership on September 1, 2011. On January 1, 2012, Optos acquired 100% of the outstanding shares of Jus-Com. in a stock purchase agreement.

The Company primarily operates in the telecommunications space but will pursue other industries as presented. The Company pursues acquisitions in which it can acquire a 100% ownership interest of stable, well positioned telecom companies. Currently, Optos operates Focus Fiber, Jus-Com and CMK. Focus Fiber specializes in the design, engineering, installation, and maintenance of a telecommunications infrastructure network. CMK and Townsend operate as a temporary and permanent staffing agency specializing in the telecommunications market. Jus-Com is a telecommunication service provider providing various services including engineering consulting, design, installation and emergency response in various categories including cable rack/wiring build-outs, infrastructure build-outs, DC power installation, fiber cable splicing and security camera installation.

2.	SUMMARY OF SIGNIFICANT POLICIES

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Cash and Cash Equivalents – Cash and cash equivalents consist of cash and short-term investments with original maturities of less than 90 days. Cash equivalents are placed with high credit quality financial institutions. The carrying value of those investments approximates fair value.

Inventory - Inventory is comprised of materials purchased for Jus-Com and are stated at the lower of cost (FIFO) or market. Other entities included in the consolidated financial statements charge the cost of materials to cost of sales as incurred. The company estimates its work in progress to be a three month period in which the inventory is reduced and charged to cost of sales. On this basis, management has recorded a balance in other current assets for inventory held at September 30, 2012 and December 31, 2011, to be $12,796 and $15,515, respectively.

F-13

FOCUS VENTURE PARTNERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2012

(Unaudited)

2.	SUMMARY OF SIGNIFICANT POLICIES – (Continued)

Earnings (Loss) Per Share  – Basic earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per common share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if potentially dilutive securities had been issued. There were no potentially dilutive securities outstanding during the periods presented.

Fair Value of Financial Instruments – The Company bases its fair value determinations of the carrying value of other financial assets and liabilities on an evaluation of their particular facts and circumstances and valuation techniques that require judgments and estimates. Valuation techniques used to measure fair value maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The fair value hierarchy gives the highest priority to observable inputs such as quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the valuation technique. As of September 30, 2012 and December 31, 2011, none of our assets or liabilities was subject to fair value measurements.

The carrying amounts reflected in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued liabilities, capital lease obligations payable, factor lines of credit and promissory notes approximate the respective fair values due to the short maturities of these items.

Re-classification- On May 31, 2012, the Company entered into a Contribution Agreement whereby FVP issued 92.8% of its total outstanding common stock and 100% of its total outstanding preferred stock in exchange for 100% of the members’ interest in Optos. Prior to the Contribution Agreement transaction, FVP and Optos were under common control thus, the Contribution Agreement transaction has been accounted for as a recapitalization of Optos into FVP and as such the operation history of Optos will carry forward. Accordingly, the December 31, 2011, combined financial statements have been re-classified to conform with the recapitalization of Optos.

Concentration of Credit Risk – Financial instruments that potentially expose the Company to significant concentrations of credit risk consist principally of cash. The Company places its cash with financial institutions with high-credit ratings. The Company is subject to risk of non-payment of its trade accounts receivable. Our customer base is highly concentrated. For the nine months ended September 30, 2012, two customers represented approximately 87.4% or 95.6% of the outstanding receivable balance. For the year ended December 31, 2011, one customer represented approximately 73.7% of revenues or 72.2% of outstanding receivables. For the year ended December 31, 2010, five customers represented approximately 61.5% of revenues or 74.6% of the outstanding accounts receivable. Our revenue may significantly decline if we were to lose one or more of our significant customers. In addition, revenues under our contracts with significant customers may vary from period-to-period depending on the timing and volume of work which those customers order or perform with their in-house service organizations. Additionally, consolidations, mergers and acquisitions in the telecommunications and staffing industries have occurred in the past and may occur in the future. The consolidation, merger or acquisition of an existing customer may result in a change in procurement strategies by the surviving entity. Reduced demand for our services or a change in procurement strategy of a significant customer could adversely affect our results of operations, cash flows and liquidity.

Recent Accounting Pronouncements – There have been no recent accounting pronouncements or changes in accounting pronouncements that impacted the nine months ended September 30, 2012, fiscal 2011 or which are expected to impact future periods, which were not adopted and disclosed in prior periods.

F-14

FOCUS VENTURE PARTNERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2012

(Unaudited)

3.	ACCOUNTS RECEIVABLES

The following is a breakdown of accounts receivable as of September 30, 2012 and December 31, 2011:

	September 30,	December 31,
	2012	2011
Equipment and installation	$10,692,119	$3,598,408
Services	282,018	500,483
Allowance for doubtful accounts	—	(90,515)
Accounts receivable, net	$10,974,137	$4,008,376

4.	SECURITY DEPOSITS

Security deposits consist of the following:

	September 30,	December 31,
	2012	2011
Occupancy charges paid in advance	$64,049	$925
Contractor Bond	11,232	243,661
	$75,281	$244,586

5.	PREPAIDS AND OTHER CURRENT ASSETS

	September 30,	December 31,
	2012	2011
Inventory	$12,796	$15,515
Due from factor	(11,175)	15,521
Other current assets	14,995	3,747
	$16,616	$34,783

5.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities are representative of the following:

	September 30,	December 31,
	2012	2011
Accounts payable	$2,439,810	$1,198,069
Credit card payables	220,931	169,360
Payroll taxes payable	47,538	42,090
Accrued liabilities	844	8,760
Accrued wages	98,892
Accrued interest payable	12,870	3,021
	$2,820,885	$1,421,300

6.	ACCRUED CONTRACT COSTS

Due to the short term nature of the Company’s construction contracts, revenue is recognized once 100% complete. A contract may have many segments, of which, once completed; the revenue for the segment is recognized and no further obligation exists. The Network’s construction contracts or segments of contracts typically can range from several days to two to four months. For the nine months ended September 30, 2012, the Company accrued costs of $5,566,118, representing the contracts or contract segments where revenue has been recognized but costs have yet to be billed.

F-15

FOCUS VENTURE PARTNERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the Nine Months Ended September 30, 2012

(Unaudited)

7.	DEFERRED REVENUE

The Company begins recognizing revenue on a project when persuasive evidence of an arrangement exists, recoverability is reasonably assured, and project costs are incurred. Costs may be incurred before the Company has persuasive evidence of an arrangement. In those cases, if recoverability from that arrangement is probable, the project costs are deferred and revenue recognition is delayed. For the three months ended September 30, 2012, the Company had deferred revenue of $1,306,000.

8.	FACTORING LINES OF CREDIT

AGR Funding Inc.

On July 7, 2011, the Company entered into an agreement with a factoring corporation, AGR Funding, Inc. (“AGR”). Under the terms of the agreement, the Company receives up to 85% of the purchase price up front, at the discretion of AGR, to a maximum aggregate amount of $1,000,000. The term of the agreement is two years from the initial purchase date of July 26, 2011.

An initial fee is payable to AGR based on the dollar volume of weekly purchases as follows: (i) 1.40% - Up to $49,999 (ii) 1.20% - $50,000 to $99,999 (iii) 1.10% - $100,000 and above.

In addition, in the event that any receivable purchased by AGR is not paid within 30 days after the payment of the initial advance amount, the Company is required to pay AGR a daily percentage finance charge equal to the percentage, set forth below opposite the initial fee which applied to the receivable, subject to adjustment from time to time by AGR (i) Daily percentage - 0.0467%, Initial fee -1.40% (ii) Daily percentage - 0.0400%, Initial fee -1.20% (iii) Daily percentage - 0.0367%, Initial fee -1.10%.

Advances to the Company are with recourse and are secured by all assets of the Company and a priority interest in all purchased receivables.

The factoring line of credit has been treated as a secured financing arrangement. As of September 30, 2012, under the agreement with AGR, the Company had factored receivables in the amount of $152,839 and recorded a liability of $124,474. Discounts and interest provided during factoring of the accounts receivable have been expensed on the accompanying consolidated statements of operations as interest expense. For the three and nine months ended September 30, 2012, interest expense related to the factoring arrangement was $11,119 and $40,285, respectively.

Franklin Capital Holdings, LLC

On October 18, 2011, the Company entered into an agreement with a factoring corporation, Franklin Capital Holdings, LLC (“FCH”). Under the terms of the agreement, the Company receives up to 80% of the purchase price up front, at the discretion of FCH, to a maximum aggregate amount of $2,000,000. The term of the agreement is two years and is renewable for two years, unless terminated by the Company. The Company must give FCH not less than 90 days written notice prior to the expiration of the initial period or renewal period. The notice becomes effective on the expiration of the initial period or renewal period which means the 90 day period shall not commence to run until the expiration date.

A discount fee of 1.5% is payable for the gross amount of accounts purchased in a thirty day period, plus 0.05% for each additional day, provided that the minimum invoice fee is $25. For the 3 months of the initial period or subsequent three month periods, as applicable, the minimum discount fee paid by the Company is the greater of (i) $30,000 (ii) 1.5% of the Company gross sales of invoices to FCH for the preceding three months or (iii) 1.5% of the Company average gross quarterly sales of invoices to FCH for the preceding twelve months.

In addition, an advance payment fee is charged to the Company for the number of days that advances are made prior to the payment date and for the number of days invoices are outstanding, calculated at a floating nominal rate equal to prime rate plus 1.5%, compounded monthly.

Advances to the Company are with recourse and shareholders have provided a personal guarantee.

The factoring line of credit has been treated as a secured financing arrangement. As of September 30, 2012 under the agreement with FCH, the Company had factored receivables in the amount of $6,913,491 and recorded a liability of $1,591,699. Discounts and interest provided during factoring of the accounts receivable have been expensed on the accompanying consolidated statements of operations as interest expense. For the three and nine months ended September 30, 2012, interest expense related to the factoring arrangement was $347,334 and $705,210, respectively.

F-16

FOCUS VENTURE PARTNERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2012

(Unaudited)

9.	NOTES PAYABLE

	September 30,	December 31,
	2012	2011
Notes payable - equipment:
Equipment finance agreement to a bank, dated August 11, 2011, monthly blended payments of $555, interest 7.75% per annum, due August 11, 2014, secured by equipment.	$11,836	$16,011
Vehicle finance agreement to a bank, monthly blended payments of $699, interest 5.91% per annum, due February 12, 2015, secured by vehicle.	18,852	24,177
Equipment conditional sales contract to a bank, monthly blended payments of $1,665, interest 7.75% per annum, due January 1, 2014, secured by equipment.	36,184	48,658
Equipment note payable to a finance company, monthly blended payments of $4,004, interest 7.75% per annum, due September 1, 2016, secured by equipment.	161,824	187,640
Equipment note payable to a finance company, monthly blended payments of $4,542, interest 7.25% per annum, due January 9, 2017, secured by equipment.	202,145	—
Equipment note payable to a finance company, monthly blended payments of $739, interest 8.25% per annum, due January 12, 2017, secured by equipment.	32,200	—
Note payable to an individual, unsecured, for tools, non-interest bearing monthly installments of $900, with final payment of $300 due on February 10, 2012.	—	4,800
Equipment note payable to a finance company, monthly blended payments of $3,765, interest 7.75% per annum, due July 24, 2017, secured by equipment.	181,542
Total notes payable - equipment	644,583	281,286
Note payable to a related party, unsecured, bearing interest at 12% per annum, monthly installments of $1,000, all unpaid principal and interest due May 1, 2013.	71,000	—
Note payable to TBK 327 Partners LLC, a related party, unsecured, bearing interest at 1% per month on the outstanding principal balance for a given month, all unpaid principal and interest due September 6, 2014.	—	136,234
Note payable to a related party, secured with a stock pledge agreement, bearing interest at 12% per annum, monthly installments of $4,106 and all unpaid principal and interest are due January 1, 2015. *	97,996	—
Note payable to a related party, secured by members' units, bearing interest at 6% per annum, monthly installments of $3,103 shall accrue and all sums shall be due and payable in one balloon payment on January 1, 2015. *	92,781	—
Note payable to a related party, secured, bearing interest at 6% per annum, initial principal payment of $700,000 shall be due and payable on or before September 1, 2012, after initial payment, monthly installments of $30,000 shall be due and payable with the outstanding balance of $101,750 due in one balloon payment before December 31, 2015. *	833,350	—
Total notes payable - related party	1,095,127	136,234
Total notes payable	1,739,710	417,520
Less: current portion	(580,228)	(69,090)
Long term portion of notes payable	$1,159,422	$348,430

F-17

FOCUS VENTURE PARTNERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2012

(Unaudited)

9.	NOTES PAYABLE (CONTINUED)

For the three and nine months ended September 30, 2012 interest expense related to the above notes payable was $32,355 and $131,888, respectively. For the three months and nine months ended September 30, 2011, interest expense for the above notes payable was $3,211 and $5,370, respectively.

* Notes payable - related party

On January 1, 2012, the Company purchased from TBK Partners, LLC, a company under its common control, 100% of the issued and outstanding shares of Jus-Com, Inc. (“Jus-Com”) for a purchases price of $126,000 and is payable in a promissory note. The entire outstanding principal amount of this note, together with all interest accrued and thereto not paid and any other payments due and payable under the agreement shall be due in full in three years and bears interest of 12% per annum. The note is secured by a Stock Pledge and Security Agreement granting the seller a security interest in the stock.

The Company purchased 50% of the members’ equity and the non-controlling interest in CMK Resource Group, LLC (“CMK’) on January 1, 2012. The transaction gives the Company 100% ownership in CMK. The purchase price is $100,000 and is payable in a Promissory Note. The Promissory Note is due in three years in monthly installments in advance of $3,013 and bears interest of 6% per annum. The note is secured by a Unit Pledge and Security Agreement granting the seller a security interest in the units.

On January 1, 2012, the Company issued to the members of Optos (“Optos Members”) a Promissory Note, in the principal amount of $1,600,000. The Optos Members and Focus Venture Partners, Inc., incorporated in the State of Nevada on March 26, 2012, entered into a Contribution Agreement for all of the issued and outstanding membership interests in Optos. The note required an initial principal payment of $700,000, due on or before September 1, 2012, which was paid on May 17, 2012. Monthly principal payments of $30,000 for 30 months are due following the initial payment in the 37 th month; accrued interest calculated on the outstanding principal at 6% per annum is due in a balloon payment of $101,750.

10.	COMMITMENTS AND CONTINGENCIES

Capital Lease Obligations - The Company leases certain heavy equipment and vehicles that are classified as capital leases. The cost of heavy equipment and vehicles under capital lease is included in the consolidated balance sheets as property and equipment and is recorded at $164,783 and $706,433 at September 30, 2012 and December 31, 2011, respectively. Accumulated depreciation of the leased equipment is recorded at $31,668 and $46,051 at September 30, 2012 and December 31, 2011, respectively.

Capital lease obligations included in the consolidated balance sheet are $67,420 and $557,956 at September 30, 2012 and December 31, 2011, respectively. The current portion of capital leases are $67,420 and $524,965 at September 30, 2012 and December 31, 2011, respectively. The Company recorded interest expense of $7,303 and $48,600 for the three and nine months ended September 30, 2012, respectively and $0 for the three and nine months ended September 30, 2011, respectively, for these capital lease obligations.

Legal Matters - The Company is involved in litigation claims arising in the ordinary course of business. Legal fees and other costs associated with such actions are expensed as incurred. In addition, the Company assesses, in conjunction with its legal counsel, the need to record a liability for litigation and contingencies. The Company reserves for costs relating to these matters when a loss is probable and the amount can be reasonably estimated. The Company believes that the ultimate disposition of these matters will not have a material effect on its financial position, results of operations or cash flows. However, the amount of future reserves required associated with these claims, if any, cannot be determined with certainty.

F-18

FOCUS VENTURE PARTNERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2012

(Unaudited)

11.	BUSINESS ACQUISITION:

Stock Transfer Agreement – On January 1, 2012, Optos Capital Partners, LLC (“Optos’) purchased from TBK Partners, LLC, a company under its common control, 100% of the issued and outstanding shares of Jus-Com, Inc. (“Jus-Com”) for a purchases price of $126,000 and is payable in a promissory note. The entire outstanding principal amount of this note, together with all interest accrued and thereto not paid and any other payments due and payable under the agreement shall be due in full in three years and bears interest of 12% per annum. The note is secured by a Stock Pledge and Security Agreement granting the seller a security interest in the stock. The transaction represents a transfer of net assets between companies under common control and the assets and liabilities will be accounted for at historic cost.

On September 1, 2011, TBK 327 Partners, LLC, a Nevada limited liability company which is under the same common management and common ownership as Optos Capital Partners, LLC, acquired all of the issued and outstanding shares of Jus-Com, Inc. for a total purchase price of $126,000. The acquisition of Jus-Com provides the Company with an AT&T Tier Vender Status (Tier 1 Approved Supplier) and four motor vehicles.

The results of operations and cash flows of the acquisition have been included in the consolidated financial statements from the date of acquisition. Net sales attributed to Jus-Com in the Company’s consolidated statement of operations for the three and nine months ended September 30, 2012 were $796,481 and $1,415,019, respectively. Net sales attributable to the consolidated statement of operations for the three and nine months ended September 30, 2011 was $0.

Unit Transfer Agreement – On January 1, 2012, Optos purchased 50% of the members’ equity and the non-controlling interest in CMK Resource Group, LLC (“CMK’). The transaction gives the Company 100% ownership in CMK. The purchase price is $100,000 and is payable in a Promissory Note. The Promissory Note is due in three years in monthly installments in advance of $3,013 and bears interest of 6% per annum. The note is secured by a Unit Pledge and Security Agreement granting the seller a security interest in the units. The Company previously determined, due to the terms of the operating agreement between the members of CMK, that it controlled CMK and, as such, fully consolidated the financial statements of CMK into the financial statements of the Company. The change in the Company’s interest in CMK did not result in a change of control of CMK which will result in the purchase being accounting for as an equity transaction.

12.	STOCKHOLDERS’ EQUITY

On May 15, 2012, the Company entered into a Contribution Agreement whereby FVP issued 23,980,000, shares of common stock (92.7% of its total outstanding common stock) and 100,000 shares of Series A Preferred Stock (100% of its total outstanding preferred stock) in exchange for 100% of the members’ interest in Optos Capital Partners, LLC. Prior to the Contribution Agreement transaction, FVP and Optos were under common control thus, the Contribution Agreement transaction has been accounted for as a recapitalization of Optos into FVP and as such the operational history of Optos will carry forward. Accordingly, the December 31, 2011, consolidated financial statements have been re-classified to conform with the recapitalization of Optos. Consequently, all share information has been re-classified from the Company’s inception.

The stockholders’ equity of the Company comprises the following classes of capital stock as of September 30, 2012 and December 31, 2011:

Preferred Stock, $.0001 par value per share; 9,900,000 shares authorized, zero shares issued and outstanding at September 30, 2012 and December 31, 2011.

Series A Preferred Stock, $.0001 par value share; 100,000 shares authorized: 100,000 and 100,000 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively. The stated value of each issued share of Series A Preferred Stock is deemed to be $11.00. Series A Preferred Stock is convertible, at the option of the holder, into shares of common stock of Company at a conversion price of $0.08 per share. Dividends are payable at the sole discretion of the Board of Directors.

F-19

FOCUS VENTURE PARTNERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2012

(Unaudited)

12.	STOCKHOLDERS EQUITY (CONTINUED)

Common Stock, par value of $0.0001 per share; 100,000,000 shares authorized: 25,847,500 and 23,980,000 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively.

On March 26 2012, the Company issued 1,000,000 shares of common stock for $1,000 in cash ($0.001 per share)

On May 31, 2012, the Company issued 430,000 shares of common stock valued at $34,400 for legal services ($0.08 per share)

On May 31, 2012 the Company issued 437,500 shares of common stock for $35,000 in cash ($0.08 per share)

On July 23, 2012, the Company entered into a Corporate Advisor Agreement. As part of the Agreement, the Company issued 2,870,000 warrants with exercise price of $0.08 and a life of five years. The warrants are accounted for in accordance with Topic 505-50 Equity-Based payments to Non-Employee .  The warrants can be cancelled by the Company if financing as a result of this Agreement, net of fees, is not in excess of $1,150,000. The warrants will be recognized and measured on the date the corporate advisor raises financing of $1,150,000, net of fees.

13.	SEGMENTED REPORTING

The Company’s operations include two reportable operating segments. These operating segments reflect the way the company manages its operations and makes business decisions.

1)	Design, engineering, installation, and maintenance of a telecommunications infrastructure network (“Network”).
2)	Temporary and permanent staffing agency specializing in the telecommunications market (“Staffing”).

Eliminations are internal transactions between the segments, which are eliminated, to avoid inflation of earnings. The following table represents the segmented reporting for the three months then ended September 30, 2012 and 2011, respectively:

The following tables represent segmented reporting for the three and nine months then ended September 30, 2012:

	Three Months Ended September 30, 2012
	Network	Staffing	Combined
Net Sales	$9,882,222	$2,014,838	$11,897,060
Cost of sales	6,812,425	1,932,260	8,744,685
Gross profit	3,069,797	82,578	3,152,375
Salary, wages and payroll taxes	785,988	35,868	821,856
Selling, general and administrative	436,401	14,038	450,439
Travel expenses	302,101	1,437	303,538
Occupancy costs	188,541	8,147	196,688
Depreciation and amortization	104,534	-	104,534
Net operating income	1,252,232	23,088	1,275,320
Interest (expense)	(387,291)	(11,119)	(398,410)
Income before income taxes	864,941	11,969	876,910
Provision for income taxes	303,321	-	303,321
Net income	$561,620	$11,969	$573,589

Total assets	$13,122,118	$428,877	$13,550,995

F-20

FOCUS VENTURE PARTNERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2012

(Unaudited)

13.	SEGMENTED REPORTING (CONTINUED)

	Nine Months Ended September 30, 2012
	Network	Staffing	Combined
Net Sales	$26,177,685	$5,379,689	$31,557,374
Cost of sales	19,287,636	5,145,841	24,433,477
Gross profit	6,890,049	233,848	7,123,897
Salary, wages and payroll taxes	1,806,060	124,708	1,930,768
Selling, general and administrative	1,453,763	57,543	1,511,306
Travel expenses	1,102,927	6,656	1,109,583
Occupancy costs	514,181	20,516	534,697
Depreciation and amortization	260,038	-	260,038
Net operating income	1,753,080	24,425	1,777,505
Interest (expense)	(870,590)	(40,285)	(910,875)
Income (loss) before income taxes	882,490	(15,860)	866,630
Provision for income taxes	303,321	-	303,321
Net income (loss)	$579,169	$(15,860)	$563,309

Total assets	$13,122,118	$428,877	$13,550,995

The following tables represent segmented reporting for the three and nine months then ended September 30, 2011:

	Three Months Ended September 30, 2011
	Network	Staffing	Combined
Net Sales	$2,233,769	$1,435,664	$3,669,433
Cost of sales	1,956,311	1,299,480	3,255,791
Gross profit	277,458	136,184	413,642
Salary, wages and payroll taxes	139,912	57,093	197,005
Selling, general and administrative	147,276	20,741	168,017
Travel expenses	354,496	1,969	356,465
Occupancy costs	51,370	5,046	56,416
Depreciation and amortization	27,691	-	27,691
Net operating (loss) income	(443,287)	51,335	(391,952)
Interest (expense)	-	(935)	(935)
Gain on sale of asset	-	-	-
(Loss) income before income taxes	(443,287)	50,400	(392,887)
Income taxes	-	-	-
Net (loss) income	$(443,287)	$50,400	$(392,887)

Total assets	$3,274,264	$588,178	$3,862,442

F-21

FOCUS VENTURE PARTNERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2012

(Unaudited)

13.	SEGMENTED REPORTING (CONTINUED)

	Nine Months Ended September 30, 2011
	Network	Staffing	Combined
Net Sales	$7,032,623	$3,613,824	$10,646,447
Cost of sales	5,420,488	3,273,975	8,694,463
Gross profit	1,612,135	339,849	1,951,984
Salary, wages and payroll taxes	214,896	70,462	285,358
Selling, general and administrative	452,926	110,138	563,064
Travel expenses	759,284	7,441	766,725
Occupancy costs	147,108	14,021	161,129
Depreciation and amortization	33,224	-	33,224
Net operating income	4,697	137,787	142,484
Interest (expense)	(9,007)	(3,216)	(12,223)
Gain on sale of asset	171,797	-	171,797
Income before income taxes	167,487	134,571	302,058
Income taxes	-	-	-
Net income	$167,487	$134,571	$302,058

Total assets	$3,274,263	$588,178	$3,862,441

The Company primarily operates in one geographic segment, the United States.

14.	RELATED PARTY TRANSACTIONS

On April 29, 2011, the Company entered into a month to month equipment rental agreement with TBK327 Partners LLC, ("TBK"), for monthly payments of $7,000.  The rental agreement was amended on February 1, 2012 for monthly payments of $8,000 for additional rental equipment. The managing member of TBK is Christopher Ferguson, the Company's Chief Executive Officer, President and sole member of the Board of Directors.   For the nine months ended September 30, 2012 and the year ended December 31, 2011, the total payments expensed to costs of sales were $71,000 and $56,000, respectively.

Certain payments were made on behalf of related parties which are classified on the Company's balance sheet as current assets, due from-related party.

a)	Christopher Ferguson, the Company's CEO, President and sole member of the Board, is a managing member of TBK. TBK has an outstanding receivables balance with the Company of $225 and $33,527 at September 30, 2012 and December 31, 2011, respectively. Subsequent to period end, the Company has received payment in full, towards the outstanding receivables balance.

b)	Frank Jennings, previously a 50% owner of CMK, has an outstanding receivables balance with the Company of $0 and $1,873 at September 30, 2012 and December 31, 2011, respectively.

F-22

FOCUS VENTURE PARTNERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Nine Months Ended September 30, 2012

(Unaudited)

14.	RELATED PARTY TRANSACTIONS (CONTINUED)

On January 1, 2012, the Company entered into a stock purchase agreement to acquire 100% of the outstanding stock of Jus-Com Inc. from TBK, of which Christopher Ferguson is a managing member, for approximately $126,000.  At the time of purchase, Jus-Com had an outstanding note payable to TBK, which was assumed as part of the agreement. On July 5, 2012, Optos paid the balance of the note payable of $136,000 and accrued interest of $11,000 for a total of $147,000. At September 30, 2012 and December 31, 2011, the balance was $0 and $136,234, respectively.

On January 1, 2012, the Company issued to the Optos Members, a Promissory Note, in the principal amount of $1,600,000, for contributions in excess of $1 million and personal guarantees to secure approximately $3 million in financing. Christopher Ferguson and his spouse, Lelainya Ferguson are the sole Optos members. At September 30, 2012 the balance due on this note was $514,735.

15.	PROVISION FOR INCOME TAXES

For the nine months ended September 30, 2012 a provision was made for income taxes in the amount of $303,321 representing 35% of the pretax accounting income. There are no reconciling differences at September 30, 2012 between income tax expense and pretax accounting income.

16.	SUBSEQUENT EVENT

Credit Agreement – On December 3, 2012, the Company entered into a Credit Agreement with Atalaya Special Opportunities Fund IV (Tranche B), as lender and Atalaya Administrative LLC, as agent (“Atalaya”). Under the terms of the Credit Agreement, Atalaya agreed, among other things and subject to certain restrictions, to provide the Company with a revolving loan commitment of $8,500,000 and a term loan commitment of $8,000,000. The commitments under the Credit Agreement are restricted by the borrowing base defined as 100% of the net collectible amount of acceptable accounts due to the Company less reserves and allowances which Atalaya deems necessary in its reasonable discretion. In the addition, the Credit Agreement is subject to various financial covenants including fixed charge coverage ratio, tangible net worth, restrictions on capital expenditures, minimum EBITDA ratio and maximum leverage ratio.

The Company pursuant to the terms of the Credit Agreement issued to Atalaya a common stock purchase warrant (“Warrant’) to purchase 5,227,841 shares of common stock of the Company. The exercise price per share is $0.0001. The Warrant expires on December 3, 2022. The Warrant is subject to anti-dilution adjustments if certain dilutive transactions occur, unless specifically exempted by the Warrant, such as issuance of common stock, options, warrants or similar securities or a decrease in the subscription, exercise, conversion or exchange price of these securities. In addition, commencing on the earliest of (a) December 3, 2016 (b) the acceleration of obligations under the Credit Agreement (c) an event of default (d) a value event such as a merger, disposition, IPO other than a qualified IPO or change in control and ending the earlier of (a) a qualified IPO (b) the expiration of the warrant, Atalaya may put the warrant on 60 days’ notice and the Company is obligated to repurchase the warrant for cash. The value of the put price is determined by the greater of (a) the Equity Value, as defined by the Warrant, per common share of the Company (b) the Put Formula Value, as defined by the Warrant, per common share of the Company.

The Company agreed to pay Red Ridge Finance Group, LLC (“Red Ridge”) in consideration for arranging and administering the credit facilities provided under the Credit Agreement a fee of $330,000 and to reimburse Red Ridge $44,375 for due diligence and background checks. In addition a quarterly collateral management fee of $20,000 is due to Red Ridge.

Legal fees of $152,500 were incurred by the Company to arrange the Credit Agreement.

On December 3, 2012, the Company made an initial notice of borrowing/disbursement request. As a result, Atalaya disbursed the entire proceeds of the $8,000,000 term loan commitment (less an agreed-upon $330,000 original discount to Atalaya for making the term loan) and disbursed $3,000,000 of the revolving loan commitment.

The cash proceeds for this request were disbursed by Atalaya on behalf of the Company as follows:

k)	$3,000,000 in connection with the acquisition of all of the issued outstanding membership interests of MDT (see Business Combination below)

F-23

FOCUS VENTURE PARTNERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2012

(Unaudited)

16.	SUBSEQUENT EVENT (Continued)

l)	$3,139,943 Buyout Letter Agreement with Sterling National Bank to pay in full an outstanding bank loan, interest and prepayment penalty which was previously an obligation of MDT (see Business Combination below)
m)	$785,688 to pay in full the outstanding principal and interest for a note payable to a related party, Christopher Ferguson, the CEO and director of the Company
n)	$93,683 to pay in full the outstanding principal and interest for a note payable to a related party, TBK 327 Partners, LLC, a company controlled by Christopher Ferguson, the CEO and a director of the Company
o)	$697,230 Payout Statement with Metro Bank to pay in full an outstanding bank loan, interest and prepayment penalty which was previously an obligation of MDT (see Business Combination below)
p)	$340,979 payment to settle all obligations due to Franklin Capital Holdings, LLC
q)	$154,377 payment to settle all obligations due to AGR Funding, Inc.
r)	$152,500 payment for legal fees for the Credit Agreement
s)	$20,000 payment for quarterly administration fees to Atalaya
t)	$2,285,600 payment to the Company

As of December 3, 2012, the revolving and terms loan carry an interest rate at the greater (a) the LIBOR rate plus 12.75%. (b) 0.75% per annum plus 12.75%. The actual interest rate on the revolving and term loans at December 3, 2012 is 13.50%. The Company is required to pay a commitment fee of 0.25% per annum on the amount the revolving loan commitment exceeds the outstanding revolving loan. Interest is payable monthly in cash on term and revolving loans.

In addition, the Company is required to pay a quarterly administration fee of $20,000 to Atalaya.

Principal on the revolving loans is due on December 3, 2014, the termination date. Principal on the term loans is due in monthly installments of $135,000 commencing on January 1, 2013 and in full on December 3, 2014, the maturity date.

The Credit Agreement is secured by all of the assets and personal property of the Company.

The Company anticipates the Credit Agreement will be accounted for in accordance with ASC-20 Debt with Conversion and Other Options, ASC 815-20 Derivatives and Hedging, Contracts in Equity’s Own Equity and ASC 835 Interest.

Business Combination – On December 3, 2012, the Company acquired all of the issued outstanding membership interests of MDT Labor, LLC, doing business as MDT Technical (“MDT”). MDT operates a services business that provides labor and human resource solutions, including temporary staffing services in the United States market.

Pursuant to the Interest Purchase Agreement, a cash payment of $3,000,000 was made by Atalaya of behalf of the Company, delivered a Promissory Term Note (“MDT Note”) for $4,000,000 and issued 12,490,000 shares of common stock of the Company for all of the outstanding membership interests for MDT.

The MDT Note bears interest of 6% per annum. Interest is due and payable quarterly in arrears with the first interest payment due and payable on April 5, 2013, for the prior period ended March 31, 2013. No portion of the principal is due before the maturity date of May 30, 2015 unless the Company receives not less than $10,000,000 in gross cash proceeds from the issuance of its stock. In such case, the Company may pay $1,500,000 in principal. The Company may further pay monthly scheduled principal payments of $100,000 the following month if the Company receives not less than $10,000,000 in gross cash proceeds from the issuance of its stock and meets the terms of certain financial covenants including senior debt to EBITDA ratio and fixed charge coverage ratio. All accrued principal and interest is otherwise payable at the maturity date of May 30, 2015. The MDT Note is secured by all fixtures and personal property of every kind and nature. The MDT Note security interest is subordinated to the security interests held by Atalaya.

The Company anticipates the Business Combination will be accounted for using the acquisition method in accordance with ASC 805, Business Combinations.

Notes Payable to Related Parties – On December 3, 2012, the Company disbursed in cash $93,069 to pay in full the outstanding principal and interest for a note payable to a related party, Oilmatic Services, previously a 50% owner of CMK Resources Group, LLC. On December 3, 2012, the Company disbursed in cash $72,660 to pay in full the outstanding principal and interest for a note payable to a related party, Brian Jennings, a brother of the principal of Oilmatic Services.

F-24

OPTOS CAPITAL PARTNERS LLC

and JUS-COM INC.

COMBINED FINANCIAL STATEMENTS

For the Years Ended

December 31, 2011 and December 31, 2010

Audited

F-25

De Joya Griffith & Company, LLC

CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

REPORT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FRIM

To the Board of Directors and Stockholders

Focus Venture Partners, Inc.

We have audited the accompanying consolidated balance sheets of Focus Venture Partners, Inc., as of December 31, 2011 and 2010 and the related statements of operations, stockholder’s equity and cash flows for the years then ended. Focus Venture Partners, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Focus Venture Partners, Inc. as of December 31, 2011 and 2010 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ De Joya Griffith & Company, LLC

Henderson, Nevada

September 5, 2012

F-26

FOCUS VENTURE PARTNESRS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash	$201,768	$387,463
Accounts receivable, net	4,008,376	1,197,758
Security deposits	244,586	925
Due from related party	35,400	15,938
Other current assets	34,783	—
Total current assets	4,524,913	1,602,084

Property and equipment, net	1,328,473	—
Intangible assets, net	46,841	72,000
	1,375,314	72,000

Total assets	$5,900,227	$1,674,084

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$1,421,299	$821,399
Factoring lines of credit	2,199,795	—
Current portion of capital lease obligations	524,965	—
Current portion of long-term debt	69,090	—
Total current liabilities	4,215,149	821,399

Long term liabilities:
Capital lease obligations	32,991	—
Note payable - related party	136,234	—
Notes payable	212,196	—
Total long term liabilities	381,421	—

Total Liabilities	4,596,570	821,399

Stockholder equity (deficit):
Preferred stock; $0.0001 par value, 10,000,000 shares authorized and 100,000 issued and outstanding at December 31, 2011 and 2010	10	10

Common stock; $0.0001 par value, 100,000,000 shares authorized and 23,980,000 shares issued and outstanding at December 31, 2011 and 2010	2,398	2,398
Additional paid-in capital	444,879	560,449
Retained earnings	746,504	178,032
	1,193,791	740,889
Non-controlling interest	109,866	111,796
Total stockholders’ equity	1,303,657	852,685

Total liabilities and stockholders ‘ equity	$5,900,227	$1,674,084

See accompanying notes to combined financial statements

F-27

FOCUS VENTURE PARTNERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended

	December 31,	December 31,
	2011	2010

Revenues	$15,297,926	$6,119,571

Cost of revenues	11,140,884	5,522,651

Gross profit	4,157,043	596,920

Operating expenses:
Salary, wages and payroll taxes	1,103,817	147,127
Selling, general and administrative	923,027	557,062
Travel expenses	1,217,135	129,801
Occupancy costs	257,288	99,787
Depreciation and amortization	97,400	—
Total operating expenses	3,598,666	933,777

Income (loss) before other expenses and income taxes	558,376	(336,857)

Other (income) expense
Gain on sale of assets	(171,797)	—
Interest expense	113,431	18,284
Total other (income) expense	(58,366)	18,284

Income (loss) before income taxes	616,742	(355,141)

Provision for income taxes	—	—

Net income (loss) before non-controlling interest	616,742	(355,141)

Net (income) loss attributable to non-controlling interest	(48,270)	33,184

Net income (loss)	$568,472	$(321,957)

Net income (loss) per common share, basic	$0.02	$(0.01)

Weighted average number of common shares outstanding, basic	23,980,000	23,980,000

See accompanying notes to combined financial statements

F-28

FOCUS VENTURE PARTNERS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2011 and 2010

	Preferred Stock		Common Stock		Additional Paid-	Retained	Non- controlling	Stockholders'
	Shares	Amount	Shares	Amount	in-Capital	Earnings	Interest	Equity

Balance, December 31, 2009	100,000	$10	23,980,000	$2,398	$514,336	$499,989	$134,780	$1,151,513

Shareholder cash contributions	-	-	-	-	160,135	-	10,200	170,335

Shareholder cash distributions	-	-	-	-	(114,022)	-	-	(114,022)

Net loss	-	-	-	-	-	(321,957)	(33,184)	(355,141)

Balance, December 31, 2010	100,000	10	23,980,000	2,398	560,449	178,032	111,796	852,685

Shareholder contribution - acquisiton of Jus-Com. Inc.	-	-	-	-	126,000	-	-	126,000

Shareholder cash distributions	-	-	-	-	(241,570)	-	(50,200)	(291,770)

Net income	-	-	-	-	-	568,472	48,270	616,742

Balance, December 31, 2011	100,000	$10	23,980,000	$2,398	$444,879	$746,504	$109,866	$1,303,657

See accompanying notes to combined financial statements

F-29

FOCUS VENTURE PARTNERS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended

	December 31,	December 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$568,471	$(321,957)
Adjustments to reconcile net income (loss) to net cash (used) provided by operating activities:
Non-controlling interest	48,270	(33,184)
Depreciation and amortization	97,400	—
Write off of organizational costs	5,000	—
Gain on sale of assets	(171,797)	—
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	(2,639,718)	(240,688)
Decrease (increase) in security deposits	(244,586)	—
Decrease (increase) in due from related party	(35,400)	—
Decrease (increase) in prepaid expenses and other assets	(17,892)	(6,589)
Increase (decrease) in accounts payable and accrued liabilities	802,883	796,046
Net cash (used in) provided by operating activities	(1,587,369)	193,628

Cash flows from investing activities:
Acquisition of Jus-Com Inc.	5,870	—
Purchase of property and equipment	(379,636)	—
Sales of customer list	16,000	—
Distribution to former shareholders of Jus-Com Inc.	(113,885)	—
Net cash used in investing activities	(471,651)	—

Cash flows from financing activities:
Advances on factor lines of credit	4,501,616	—
Payments on factor lines of credit	(2,301,821)	—
Payments on capital lease obligations	(148,476)	—
Advances on notes payable - related party	136,234	—
Payments on notes payable	(22,458)	—
Shareholder contributions	—	170,335
Shareholder distributions	(291,770)	(114,022)
Net cash provided by financing activities	1,873,325	56,313

Net change in cash	(185,695)	249,941

Cash, beginning of period	387,463	137,522

Cash, end of period	$201,768	$387,463
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$113,431	$18,284
Cash paid for taxes	$—	$—

Non-cash investing and financing activities:
Common stock gifted by officer Capital lease obligations	$706,433	$—
Common stock gifted by officer Notes payable	$303,744	$—
Assets acquired from Jus-Com	$(250,382)	$—
Liabilities acquired from Jus-Com	$130,252	$—
Net debt forgiven on sale of assets	$(222,797)	$—

See accompanying notes to combined financial statements

F-30

FOCUS VENTURE PARTNERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

1.	DESCRIPTION OF BUSINESS AND HISTORY

Description of Business – The accompanying combined financial statements include the combined accounts of Optos Capital Partners, LLC and its subsidiaries, and Jus-Com Inc. The combined financial statements have been presented on a combined basis because of the common control (or significant ownership) and management and because these entities were subject to a recapitalization on May 15, 2012.

Optos Capital Partners, LLC (the "Company" or “Optos”), a limited liability company, was incorporated in the State of Delaware on April 15, 2008. Optos is the sole member of Focus Fiber Solutions, LLC (“Focus Fiber”), a limited liability company, incorporated in the State of Delaware on October 15, 2010. In addition, Optos has a majority interest in CMK Resource Group, LLC (“CMK”), a limited liability company, incorporated in the State of Delaware on December 1, 2008. CMK is the sole member of Townsend Careers, LLC (“Townsend”) a limited liability company, incorporated in the State of Maryland on May 22, 2007 (together “Combined Optos”).

Jus-Com, Inc. (“Jus-Com”) was incorporated in the State of Indiana on January 3, 1989. Jus-Com was acquired by the common management and ownership on September 1, 2011. Subsequently, on January 1, 2012, Jus-Com was acquired by Optos.

The Company primarily operates in the telecommunications space but will pursue other industries as presented. The Company pursues acquisitions in which it can acquire a 100% ownership interest of stable, well positioned telecom companies. Optos operates Focus Fiber and has a 50% interest in CMK. Combined Optos acquired 100% of CMK on January 1, 2012. Focus Fiber specializes in the design, engineering, installation, and maintenance of a telecommunications infrastructure network. CMK and Townsend operate as a temporary and permanent staffing agency specializing in the telecommunications market. Jus-Com is a telecommunication service provider providing various services including engineering consulting, design, installation and emergency response in various categories including cable rack/wiring build-outs, infrastructure build-outs, DC power installation, fiber cable splicing and security camera installation.

On May 15, 2012, the Company entered into a Contribution Agreement whereby Focus Venture Partners, Inc. (“FVP”) issued 23,980,000, shares of common stock (92.7% of its total outstanding common stock) and 100,000 shares of Series A Preferred Stock (100% of its total outstanding preferred stock) in exchange for 100% of the members’ interest in Optos Capital Partners, LLC. Prior to the Contribution Agreement transaction, FVP and Optos were under common control thus, the Contribution Agreement transaction has been accounted for as a recapitalization of Optos into FVP and as such the operational history of Optos will carry forward. Accordingly, the December 31, 2011 and 2010, combined financial statements have been re-classified to conform with the recapitalization of Optos. Consequently, all share information has been re-classified from the Company’s’ inception.

2.	SUMMARY OF SIGNIFICANT POLICIES

Basis of Presentation – The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The 2010 and 2011 combined financial statements include the accounts of Optos and Jus-Com from the date of acquisition at September 1, 2011 through December 31, 2011. The Company is under common ownership and common management. All intercompany balances and transactions have been eliminated on consolidation and combination.

Non-controlling interest represents the non-controlling interest holder’s proportionate share of the equity of CMK. Non-controlling interest is adjusted for the non-controlling interest holder’s proportionate share of income or loss and member’s contribution and draws. Share of income is allocated between the members CMK in accordance with their proportionate interest of capital contributions. Non-controlling interests are shown as a component of equity in the accompanying combined balance sheets.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Cash and Cash Equivalents – Cash and cash equivalents consist of cash and short-term investments with original maturities of less than 90 days. Cash equivalents are placed with high credit quality financial institutions. The carrying value of those investments approximates fair value.

F-31

FOCUS VENTURE PARTNERS,INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

2.	SUMMARY OF SIGNIFICANT POLICIES (Continued)

Revenue and Cost of Goods Sold Recognition – Revenue is only recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the price to the buyer is fixed or determinable, and (4) collectability is reasonably assured.

a)	Network - Due to the short term nature of the Company’s construction contracts, revenue is recognized once 100% complete. A contract may have many segments, of which, once completed; the revenue for the segment is recognized and no further obligation exists. The Network’s construction contracts or segments of contracts typically can range from several days to two to four months. Contract costs may be billed as incurred. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repairs. Selling, general and administrative costs are charged to expense as incurred. The Company begins recognizing revenue on a project when persuasive evidence of an arrangement exists, recoverability is reasonably assured, and project costs are incurred. Costs may be incurred before the Company has persuasive evidence of an arrangement. In those cases, if recoverability from that arrangement is probable, the project costs are deferred and revenue recognition is delayed.

Provisions for losses on uncompleted contracts are made in the period such losses are known. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, changes in raw materials costs, and final contract settlements may result in revisions to revenue, costs and income and are recognized in the period in which the revisions are determined.

b)	Staffing - Staffing revenue is recognized as the services are performed.

Business Acquisitions - The Company's combined financial statements include the operations of an acquired business after the completion of the acquisition. The Company accounts for acquired businesses using the acquisition method of accounting. The acquisition method of accounting for acquired businesses requires, among other things, that most assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date, and that the fair value of acquired in-process research and development ("IPR&D") be recorded on the balance sheet. Also, transaction costs are expensed as incurred. Any excess of the purchase price over the assigned values of the net assets acquired is recorded as goodwill. Contingent consideration, if any, is included within the acquisition cost and is recognized at its fair value on the acquisition date. A liability resulting from contingent consideration is re-measured to fair value at each reporting date until the contingency is resolved. Changes in fair value are recognized in earnings.

Allowance for Doubtful Accounts - The Company records an allowance for doubtful accounts as a best estimate of the amount of probable credit losses in its accounts receivable. Each month, the Company reviews this allowance and considers factors such as customer credit, past transaction history with the customer and changes in customer payment terms when determining whether the collection of a receivable is reasonably assured. Past due balances over 90 days and over a specified amount are reviewed individually for collectability. Receivables are charged off against the allowance for doubtful accounts when it becomes probable that a receivable will not be recovered. At December 31, 2011 and 2010, the allowance for doubtful accounts amounted to $90,515 and $5,674, respectively.

Inventory - Inventory comprises of materials purchased for Jus-Com and are stated at the lower of cost (FIFO) or market. Other entities included in the combined financial statements charge the cost of materials to cost of sales as incurred. The company estimates its work in progress to be a three month period in which the inventory is reduced and charged to cost of sales. On this basis, management has recorded a balance of inventory held at December 31, 2011 and December 31, 2010, to be $15,515 and $0, respectively.

Property and Equipment - Property and equipment are stated at the lower of cost or fair value. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which do not exceed the lease term for leasehold improvements, as follows:

F-32

FOCUS VENTURE PARTNERS,INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

2.	SUMMARY OF SIGNIFICANT POLICIES (Continued)

Property and Equipment (Continued)

	Estimated Life	Method
Machinery & equipment	6-8 years	Straight - line
Leasehold improvements	6-10 years	Straight - line
Vehicles & trailers	7-10 years	Straight - line
Computer equipment & software	2-5 years	Straight - line

The estimated useful lives are based on the nature of the assets as well as current operating strategy and legal considerations such as contractual life. Future events, such as property expansions, property developments, new competition, or new regulations, could result in a change in the manner in which the Company uses certain assets requiring a change in the estimated useful lives of such assets.

Maintenance and repairs that neither materially add to the value of the asset nor appreciably prolong its life are charged to expense as incurred. Gains or losses on disposition of property and equipment are included in the statements of operations.

Intangible Assets – Intangible assets comprise AT&T Tier Vendor Status acquired on September 1, 2011. The Company amortizes AT&T Tier Vendor Status on a straight-line basis over a 16 month estimated useful life.

Valuation of Long-Lived Assets - The Company evaluates its property and equipment intangible assets subject to amortization for impairment in accordance with related accounting standards. For assets to be held and used (including projects under development), property and equipment and intangible assets subject to amortization are reviewed for impairment whenever indicators of impairment exist. If an indicator of impairment exists, the Company first groups its assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (the “asset group”). Secondly, the Company estimates the undiscounted future cash flows that are directly associated with and expected to arise from the completion, use and eventual disposition of such asset group. The Company estimates the undiscounted cash flows over the remaining useful life of the primary asset within the asset group. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment is measured based on fair value compared to carrying value, with fair value typically based on a discounted cash flow model. If an asset is still under development, future cash flows include remaining construction costs. There were no impairments during the periods presented.

Income Taxes – The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

The net income (loss) generated from Optos Capital Partners, LLC, Focus Fiber Solutions, LLC, CMK Resource Group, LLC, Townsend Careers, LLC and Jus-Com, Inc. is treated as partnership income for federal and state income tax purposes, accordingly, no provision for income tax is included in the combined financial statements for these entities. Management will reassess the realization of deferred tax assets based on the accounting standards for income taxes each reporting period.

F-33

FOCUS VENTURE PARTNERS,INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

2.	SUMMARY OF SIGNIFICANT POLICIES (Continued)

Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

Leases - Leases are classified as capital or operating leases.  A lease that transfers substantially all benefits and risks incidental to the ownership of property is classified as a capital lease.  At the inception of a capital lease, an asset and an obligation are recorded at an amount equal to the lesser of the present value of the minimum lease payments and the property’s fair value at the beginning of the lease.  All other leases are accounted for as operating leases wherein rental payments are expensed as incurred.

Earnings (Loss) Per Share – Basic earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per common share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if potentially dilutive securities had been issued. There were no potentially dilutive securities outstanding during the periods presented.

Fair Value of Financial Instruments – The Company bases its fair value determinations of the carrying value of other financial assets and liabilities on an evaluation of their particular facts and circumstances and valuation techniques that require judgments and estimates. Valuation techniques used to measure fair value maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The fair value hierarchy gives the highest priority to observable inputs such as quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the valuation technique. As of December 31, 2011 and 2010, none of our assets or liabilities was subject to fair value measurements.

The carrying amounts reflected in the combined balance sheets for cash, accounts receivable, accounts payable and accrued liabilities, capital lease obligations payable, factor lines of credit and promissory notes approximate the respective fair values due to the short maturities of these items.

Concentration of Credit Risk – Financial instruments that potentially expose the Company to significant concentrations of credit risk consist principally of cash. The Company places its cash with financial institutions with high-credit ratings. The Company is subject to risk of non-payment of its trade accounts receivable. Our customer base is highly concentrated. For the year ended December 31, 2011, one customer represented approximately 73.7% of revenues or 72.2% of outstanding receivables. For the year ended December 31, 2010, five customers represented approximately 61.5% of revenues or 74.6% of the outstanding accounts receivable. Our revenue may significantly decline if we were to lose one or more of our significant customers. In addition, revenues under our contracts with significant customers may vary from period-to-period depending on the timing and volume of work which those customers order or perform with their inhouse service organizations. Additionally, consolidations, mergers and acquisitions in the telecommunications and staffing industries have occurred in the past and may occur in the future. The consolidation, merger or acquisition of an existing customer may result in a change in procurement strategies by the surviving entity. Reduced demand for our services or a change in procurement strategy of a significant customer could adversely affect our results of operations, cash flows and liquidity.

F-34

FOCUS VENTURE PARTNERS,INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

2.	SUMMARY OF SIGNIFICANT POLICIES (Continued)

Recent Accounting Pronouncements – There have been no recent accounting pronouncements or changes in accounting pronouncements that impacted fiscal 2011 or which are expected to impact future periods, which were not adopted and disclosed in prior periods.

3.	ACCOUNTS RECEIVABLES

The following is a breakdown of accounts receivable as of December 31, 2011 and 2010:

	2011	2010
Equipment and installation	$3,598,409	$429,606
Services	500,483	773,826
Allowance for doubtful accounts	(90,515)	(5,674)
Accounts receivable, net	$4,008,376	$1,197,758

4.	SECURITY DEPOSITS

Security deposits consist of the following as of December 31, 2011 and 2010:

	2011	2010
Rent paid in advance	$925	$925
Contractor Bond	243,661	—
	$244,586	$925

5.	RECEIVABLES AND OTHER CURRENT ASSETS

	2011	2010
Receivable due from related party. See Note (15)	$35,400	$15,938
Inventory, materials on hand. See Note (2)	15,515	—
Due from factor - See Note (9)	15,521	—
Receivable due from Staff Choice - See Note (6)	3,447	—
Cash on hand	300	—
	$70,183	$15,938

6.	PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following as of December 31, 2011 and 2010:

	2011	2010
Machinery & equipment	$1,060,093	$—
Vehicles & trailers	354,970	—
	1,415,063	—
Less: accumulated depreciation	(86,590)	—
	$1,328,473	$—

Depreciation expense for the years ending December 31, 2011 and 2010 was $86,590 and $0, respectively.

F-35

FOCUS VENTURE PARTNERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

7.	INTANGIBLE ASSETS, NET

Intangible assets consist of the following as of December 31, 2011 and 2010:

	2011	2010
Organizational costs	$—	$5,000
Customer lists and contracts	—	67,000
AT&T Tier Vendor Status	57,651	—
	57,651	72,000
Less: accumulated amortization	(10,810)	—
	$46,841	$72,000

Amortization expense for the years ending December 31, 2011 and 2010 was $10,810 and $0, respectively.

Expected future amortization expense related to intangible assets in 2012 is $46,841.

On January 19, 2011, the Company entered into an Asset Sale and Purchase Agreement to sell customer lists and contracts. The Company received total proceeds of $238,797 which comprise cash of $16,000, accounts receivable of $3,447 and forgiveness of account payable of $219,350. As a result, the Company recorded a gain on sale of assets of $171,797 in the combined statement of operations.

8.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following as of December 31, 2011 and 2010:

	2011	2010
Accounts payable	$1,198,069	$704,718
Credit card payables	169,360	116,681
Payroll taxes payable	42,090	—
Accrued liabilities	8,760	—
Accrued interest payable	3,021	—
	$1,421,300	$821,399

9.	FACTORING LINES OF CREDIT

AGR Funding Inc.

On July 7, 2011, the Company entered into an agreement with a factoring corporation, AGR Funding, Inc. (“AGR”). Under the terms of the agreement, the Company receives up to 85% of the purchase price up front, at the discretion of AGR, to a maximum aggregate amount of $1,000,000. The term of the agreement is two years from the initial purchase date of July 26, 2011.

An initial fee is payable to AGR based on the dollar volume of weekly purchases as follows: (i) 1.40% - Up to $49,999 (ii) 1.20% - $50,000 to $99,999 (iii) 1.10% - $100,000 and above.

In addition, in the event that any receivable purchased by AGR is not paid within 30 days after the payment of the initial advance amount, the Company is required to pay AGR a daily percentage finance charge equal to the percentage, set forth below opposite the initial fee which applied to the receivable, subject to adjustment from time to time by AGR (i) Daily percentage - 0.0467%, Initial fee -1.40% (ii) Daily percentage - 0.0400%, Initial fee -1.20% (iii) Daily percentage - 0.0367%, Initial fee -1.10%.

Advances to the Company are with recourse and are secured by all assets of the Company and a priority interest in all purchased receivables.

The factoring line of credit has been treated as a secured financing arrangement. As of December 31, 2011 under the agreement with AGR, the Company had factored receivables in the amount of $351,480 and recorded a liability of $296,017 and a receivable for collected receivables due the Company of $15,521. Discounts and interest provided during factoring of the accounts receivable have been expensed on the accompanying  combined statements of operations as interest expense. For the years ended December 31, 2011 and 2010, interest expense related to the factoring arrangement was $23,346 and $0, respectively.

F-36

FOCUS VENTURE PARTNERS,INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

9.	FACTORING LINES OF CREDIT (Continued)

Franklin Capital Holdings, LLC

On October 18, 2011, the Company entered into an agreement with a factoring corporation, Franklin Capital Holdings, LLC (“FCH”). Under the terms of the agreement, the Company receives up to 80% of the purchase price up front, at the discretion of FCH, to a maximum aggregate amount of $2,000,000. The term of the agreement is two years and is renewable for 2 years, unless terminated by the Company. The Company must give FCH not less than 90 days written notice prior to the expiration of the initial period or renewal period. The notice becomes effective on the expiration of the initial period or renewal period which means the 90 day period shall not commence to run until the expiration date.

A discount fee of 1.5% is payable for the gross amount of accounts purchased in a 30 day period, plus 0.05% for each additional day, provided that the minimum invoice fee is $25. For the 3 months of the initial period or subsequent 3 month periods, as applicable, the minimum discount fee paid by the Company is the greater of (i) $30,000 (ii) 1.5% of the Company gross sales of invoices to FCH for the preceding 3 months or (iii) 1.5% of the Company average gross quarterly sales of invoices to FCH for the preceding 12 months.

In addition, an advance payment fee is charged to the Company for the number of days that advances are made prior to the payment date and for the number of days invoices are outstanding, calculated at a floating nominal rate equal to prime rate plus 1.5%, compounded monthly.

Advances to the Company are with recourse and shareholders have provided a personal guarantee.

The factoring line of credit has been treated as a secured financing arrangement. As of December 31, 2011 under the agreement with FCH, the Company had factored receivables in the amount of $2,853,374 and recorded a liability of $1,903,777. Discounts and interest provided during factoring of the accounts receivable have been expensed on the accompanying combined statements of operations as interest expense. For the years ended December 31, 2011 and 2010, interest expense related to the factoring arrangement was $35,857 and $0, respectively.

10.	NOTES PAYABLE

	2011	2010
Notes payable - equipment:
Equipment finance agreement, to a bank, dated August 11, 2011, monthly blended payments of $555, interest 7.75% per annum, due August 11, 2014, secured by equipment.	$16,011	$—
Vehicle finance agreement to a bank, monthly blended payments of $699, interest 5.91% per annum, due February 12, 2015, secured by vehicle.	24,177	—
Equipment conditional sales contract to a bank, monthly blended payments of $1,665, interest 7.75% per annum, due January 1, 2014, secured by equipment.	48,658	—
Equipment note payable to a finance company, monthly blended payments of $4,004, interest 7.75% per annum, due September 1, 2016, secured by equipment.	187,640	—
Note payable to an individual, unsecured, for tools, non interest bearing monthly installments of $900, with final payment of $300 due on February 10, 2012.	4,800	—
Notes payable - related party:
Note payable to a related party, unsecured, bearing interest at 1% per month on the outstanding principal balance for a given month, all unpaid principal and interest due September 6, 2014. See Note (15)	136,234	—
Total notes payable	417,520	—
Less: current portion	(69,090)	—
Long term portion of notes payable	$348,430	$—

F-37

FOCUS VENTURE PARTNERS,INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

For the years ended December 31, 2011 and 2010, interest expense related to the above notes payable was $10,288 and $0, respectively.

11.	STOCKHOLDERS’ EQUITY

On May 15, 2012, the Company entered into a Contribution Agreement whereby FVP issued 23,980,000, shares of common stock (92.7% of its total outstanding common stock) and 100,000 shares of Series A Preferred Stock (100% of its total outstanding preferred stock) in exchange for 100% of the members’ interest in Optos Capital Partners, LLC. Prior to the Contribution Agreement transaction, FVP and Optos were under common control thus, the Contribution Agreement transaction has been accounted for as a recapitalization of Optos into FVP and as such the operational history of Optos will carry forward. Accordingly, the December 31, 2011, combined financial statements have been re-classified to conform with the recapitalization of Optos. Consequently, all share information has been re-classified from the Company’s’ inception.

The stockholders’ equity of the Company comprises the following classes of capital stock as of December 31, 2011 and 2010: Preferred Stock, $.0001 par value per share; 9,900,000 shares authorized, zero shares issued and outstanding at December 31, 2011 and 2010.

Series A Preferred Stock, $.0001 par value share; 100,000 shares authorized: 100,000 and 100,000 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively. The stated value of each issued share of Series A Preferred Stock is deemed to be $11.00. Series A Preferred Stock is convertible, at the option of the holder, into shares of common stock of Company at a conversion price of $0.08 per share. Dividends are payable at the sole discretion of the Board of Directors.

Common Stock, par value of $0.0001 per share; 100,000,000 shares authorized: 23,980,000 shares issued and outstanding at December 31, 2011 and 2010.

12.	COMMITMENTS AND CONTINGENCIES

Capital Lease Obligations - The Company leases certain heavy equipment and vehicles that are classified as capital leases. The cost of heavy equipment and vehicles under capital lease is included in the combined balance sheets as property and equipment and is recorded at $706,433 and $0 at December 31, 2011 and 2010, respectively. Accumulated depreciation of the leased equipment is recorded at $46,051 and $0 at December 31, 2011 and 2010, respectively.

The future minimum lease payments required under the capital leases and the present value of the net minimum lease payments as of December 31, 2011, are as follows:

Year Ending December 31,	Amount
2012	$624,864
2013	36,252
Total minimum lease payments	661,116
Less: amount representing future interest	(103,160)
Present value of minimum lease payments	557,956
Less: current portion	(524,965)
Long-term capital lease obligations	$32,991

The Company recorded interest expense of $38,093 and $0 for the years ending December 31, 2011 and 2010, respectively related to capital lease obligations.

F-38

FOCUS VENTURE PARTNERS,INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

12.	COMMITMENTS AND CONTINGENCIES (Continued)

Property Lease Obligations - On January 25, 2011, the Company entered into a twelve month lease for its 16,800 square foot office space located in Allentown, Pennsylvania. The lease required a $4,200 security deposit and provides for monthly payments of $7,182, which is comprised of base rent of $4,200, operating expense of $1,610 and tax expense of $1,372. The lease provides for a twelve month renewal period at the expiration to the lease period. On March 1, 2012, the Company amended the lease agreement for twelve months for monthly payments of $7,882, which is comprised of base rent of $4,900, operating expense of $1,610 and tax expense of $1,372.

The Company leases several warehouse and office spaces at various locations;

Location:	Square Footage	Lease End Date	Monthly Obligation

Indianapolis, IN	27,000	08/31/2012	$4,500
Palmetto, GA	12,500	04/30/2012	$3,000
Elk River, MN	11,000	02/28/2012	$5,000
Grand Prairie, TX	1,225	07/31/2012	$925
Naples, FL	2,792	10/13/2013	$4,390

The remaining aggregate lease payments under the operating lease for the facilities as of December 31, 2011 are as follows:

2012	$205,638
2013	$58,263
2014 and thereafter	$—

Rental expense, resulting from property lease agreements, for the years ending December 31, 2011 and 2010 respectively was $196,821 and $86,437.

Legal Matters - The Company is involved in litigation claims arising in the ordinary course of business. Legal fees and other costs associated with such actions are expensed as incurred. In addition, the Company assesses, in conjunction with its legal counsel, the need to record a liability for litigation and contingencies. The Company reserves for costs relating to these matters when a loss is probable and the amount can be reasonably estimated. The Company believes that the ultimate disposition of these matters will not have a material effect on its financial position, results of operations or cash flows. However, the amount of future reserves required associated with these claims, if any, cannot be determined with certainty.

13.	BUSINESS ACQUISITION

On September 1, 2011, TBK 327 Partners, LLC, a Nevada limited liability company which is under the same common management and common ownership as Optos Capital Partners, LLC, acquired all of the issued and outstanding shares of Jus-Com, Inc. for a total purchase price of $126,000. The acquisition of Jus-Com provides the Company with an AT&T Tier Vender Status (Tier 1 Approved Supplier) and four motor vehicles.

The following table summarizes the final allocation of the purchase price to the fair values of the assets acquired and liabilities assumed at the date of the acquisition.

September 1, 2011
Cash	$5,870
Accounts receivable	167,481
Vehicles	25,250
Intangible asset – AT&T Tier Vendor Status	57,651
Total assets acquired	256,252
Accounts payable	(11,766)

F-39

FOCUS VENTURE PARTNERS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

13.	BUSINESS ACQUISITION (Continued)

September 1, 2011

Accrued expenses and other liabilities	(4,601)
Due to Sellers	(113,885)
Net assets acquired	$126,000

The results of operations and cash flows of this acquisition have been included in the combined financial statement from the date of acquisition. Net sales attributed to Jus-Com in the Company’s combined statement of operations for the year ended December 31, 2011 is $557,057.

14.	INCOME TAXES

The Company provides for income taxes under FASB ASC 740, Accounting for Income Taxes. FASB ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

FASB ASC 740 requires the reduction of deferred tax assets by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded.

The net income (loss) generated from Optos Capital Partners, LLC, Focus Fiber Solutions, LLC, CMK Resource Group, LLC, Townsend Careers, LLC and Jus-Com, Inc. is treated as partnership income for federal and state income tax purposes and does not incur income tax expense. Instead, income and losses are allocated to and reported on the individual returns of the member’s tax returns. Accordingly, no provision for income tax is included in the combined financial statements for these entities.

For the period ended December 31,	2011	2010
Net income (loss) for the year	$616,741	$(355,141)
Adjustments:
Net income (loss) allocated to member’s tax returns	(616,741)	355,141
Tax income (loss) for the year	-	-
Estimated effective tax rate	35%	35%
Deferred tax asset	$-	$-

The net difference between tax bases and the reported amounts of the Company’s assets and liabilities is not significant.

Pro-forma Financial Data .. The net income (loss) generated from Optos Capital Partners, LLC, Focus Fiber Solutions, LLC, CMK Resource Group, LLC, Townsend Careers, LLC and Jus-Com, Inc. is treated as partnership income for federal and state income tax purposes and does not incur income tax expense. Instead, income and losses are allocated to and reported on the individual returns of the member’s tax returns. Accordingly, no provision for income tax is included in the combined financial statements for these entities for the years ended December 31, 2011 and 2010.

On January 1, 2012, Optos Capital Partners, LLC purchased 100% of the issued and outstanding shares of Jus-Com, Inc. In addition, on January 1, 2012, the Company purchased 50% of the members’ equity and non-controlling interest in CMK Resource Group, LLC. On May 15, 2012, Optos Capital Partners, LLC (“Optos”), the members of Optos (“Optos Members”) and Focus Venture Partners, Inc. (“FVP”), entered into a Contribution Agreement. FVP was incorporated in the State of Nevada on March 26, 2012. In consideration of the Optos Members contribution of all of the issued and outstanding membership interests in Optos to FVP, FVP agreed to issue 23,980,000 shares of common stock and 100,000 shares of Series A Preferred Stock to the Optos Members. As a result of the Optos Members will own 100% of the issued and outstanding shares of common stock and Series A Preferred Stock of FVP. As a result of these transactions the Company, after May 14, 2012, may not pass taxable income through to their individual members as partnership income for federal and state purposes.

F-40

Pro-forma as adjusted information gives effect to the Company not passing taxable income through to their individual members at an estimated effective tax rate of 35% as of January 1, 2011:

	As at September 30, 2012 and for the period end September 30, 2012
	Actual	Pro forma, as adjusted
Working capital (deficiency)	$(736,859)	$(935,823)
Total assets	$13,550,995	$13,550,995
Total liabilities	$13,519,628	$13,715,593
Total equity	$31,367	$(167,608)
Net income (loss) before income tax	$866,631	$876,910
Income taxes (recovery)	$303,321	$303,321
Net income (loss)	$563,610	$573,589
Basic and diluted income (loss) per common share	$0.02	$0.02
Basic and diluted weighted average common shares outstanding	25,052,390	25,052,390

	As at December 31, 2011 and for the year end December 31, 2011
	Actual	Pro forma, as adjusted
Working capital (deficiency)	$309,763	$191,798
Total assets	$5,900,227	$5,900,227
Total liabilities	$4,596,571	$4,779,536
Total equity	$1,303,656	$1,104,691
Net income (loss) before income tax	$568,472	$568,472
Income taxes (recovery)	$-	$198,965
Net income (loss)	$568,472	$369,507
Basic and diluted income (loss) per common share	$0.02	$0.02
Basic and diluted weighted average common shares outstanding	23,980,000	23,980,000

15.	RELATED PARTY TRANSACTIONS

On April 29, 2011, the Company entered into a month to month equipment rental agreement with TBK327 Partners LLC, ("TBK"), for monthly payments of $7,000.  The managing member of TBK is Christopher Ferguson, the Company's Chief Executive Officer, President and sole member of the Board of Directors.   For the year ended December 31, 2011, the total payments expensed to costs of sales were $56,000.

On September 6, 2011, the Company entered into an unsecured line of credit for $300,000 with TBK, see Note (10).  The outstanding balance on this note at December 31, 2011 is $136,234.

F-41

FOCUS VENTURE PARTNERS,INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

15.	RELATED PARTY TRANSACTIONS (Continued)

Certain payments were made on behalf of related parties which are classified on the Company's balance sheet as current assets, Notes Receivable-Related Party.  Mr. Ferguson, the Company's CEO, President and sole member of the Board, is a managing member of certain limited liability companies, which  have outstanding receivables for the years ended December 31, 2011 and 2010.  The following is a list of transactions relating to Mr. Ferguson:

	December 31, 2011	December 31, 2010
TBK	$33,527	$8,377
CMK Foundation	—	2,514
Promotum Group	—	2,500
CMK Services	—	2,546
	$33,527	$15,938

Frank Jennings, a principal of Oilmatic Services, previously a 50% owner of CMK, had a receivable of $1,874 outstanding as of December 31, 2011.  Notes receivable related party for the years ended December 31, 2011 and 2010 were $35,400 and $15,938, respectively.

On January 1, 2012, the Company entered into a stock purchase agreement  to acquire 100% of the outstanding stock of Jus-Com Inc from TBK327 Partners LLC,  for approximately $126,000.  See Note (13).

16.	SEGMENTED REPORTING

The Company’s operations include two reportable operating segments. These operating segments reflect the way the company manages its operations and makes business decisions.

1)	Design, engineering, installation, and maintenance of a telecommunications infrastructure network (“Network”).
2)	Temporary and permanent staffing agency specializing in the telecommunications market (“Staffing”).

	Year Ended December 31, 2011
	Network	Staffing	Combined
Net Sales	$12,508,683	$2,789,243	$15,297,926
Cost of sales	8,775,122	2,365,762	11,140,884
Gross profit	3,733,561	423,482	4,157,043
Salary, wages and payroll taxes	985,523	118,293	1,103,817
Selling, general and administrative	727,310	195,717	923,027
Travel	1,202,839	14,296	1,217,135
Occupancy costs	239,113	18,174	257,288
Depreciation and amortization	97,400	-	97,400
Net operating income	481,376	77,001	558,377
Interest revenue	-	-	-
Interest (expense)	(79,699)	(33,732)	(113,431)
Gain on sale of assets	-	171,797	171,797
Income before income taxes	401,677	215,065	616,742
Net income	$401,677	$215,065	$616,742

Total assets	$5,460,845	$439,382	$5,900,227

F-42

FOCUS VENTURE PARTNERS,INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

16.	SEGMENTED REPORTING (Continued)

	Year Ended December 31, 2010
	Network	Staffing	Combined
Net Sales	$1,714,506	$4,405,065	$6,119,571
Cost of sales	1,680,645	3,842,006	5,522,651
Gross profit	33,861	563,059	596,920
Salary, wages and payroll taxes	9,966	137,162	147,127
Selling, general and administrative	113,878	443,184	557,062
Travel	73,848	55,953	129,801
Occupancy costs	17,566	82,221	99,787
Depreciation and amortization	-	-	-
Net operating loss	(181,397)	(155,461)	(336,857)
Interest revenue	-	-	-
Interest (expense)	-	(18,284)	(18,284)
Gain on sale of assets	-	-	-
Income before income taxes	(181,397)	(173,744)	(355,141)
Net loss	$(181,397)	$(173,744)	$(355,141)

Total assets	$931,667	$742,417	$1,674,084

The Company operates in one geographic segment, the United States.

17.	SUBSEQUENT EVENTS

Stock Transfer Agreement – On January 1, 2012, Optos Capital Partners, LLC (“Optos’) purchased from TBK Partners, LLC, a company under common control, 100% of the issued and outstanding shares of Jus-Com, Inc. (“Jus-Com”). The purchases price is $126,000 and is payable in a promissory note. The Promissory Note is due in three years in monthly installments in advance of $4,106 and bears interest of 12% per annum. The note is secured by a Stock Pledge and Security Agreement granting the seller a security interest in the stock. The transaction represents a transfer of net assets between companies under common control and the assets and liabilities will be accounted for at historic cost.

Unit Transfer Agreement – On January 1, 2012, the Company purchased 50% of the members’ equity and the non-controlling interest in CMK Resource Group, LLC (“CMK’). The transaction gives the Company 100% ownership in CMK. The purchase price is $100,000 and is payable in a Promissory Note. The Promissory Note is due in three years in monthly installments in advance of $3,013 and bears interest of 6% per annum. The note is secured by a Unit Pledge and Security Agreement granting the seller a security interest in the units. The Company previously determined, due to the terms of the operating agreement between the members of CMK, that it controlled CMK and, as such, fully combined the financial statements of CMK into the financial statements of the Company. The change in the Company’s interest in CMK did not result in a change of control of CMK which will result in the purchase being accounting for as an equity transaction.

Promissory Note - On January 1, 2012, the Company issued to the Optos Members a Promissory Note in the principal amount of $1,600,000, for the members’ contributions in excess of $1 million and personal guarantees to secure approximately $3 million in financing Initial principal payment of $700,000 is due on or before June 1, 2012. Monthly principal payments of $30,000 for 30 months are due following the initial payment in the 37 th month accrued interest calculated on the outstanding principal at 6% per annum is due in a balloon payment of $101,750.

F-43

MDT LABOR, LLC

d/b/a MDT TECHNICAL

CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

F-44

MDT LABOR, LLC

d/b/a MDT TECHNICAL

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2012	2011
	(Restated – Note 9)	(Restated – Note 9)
ASSETS
Current assets:
Cash and cash equivalents	$807,979	$194,514
Accounts receivable, net	4,615,186	2,638,714
Unbilled receivable	83,400	1,824
Other accounts receivable	100,000	100,000
Prepaid expenses and other current assets	312,494	15,356
Total current assets	5,919,059	2,950,408

Property and equipment, net	163,484	—
Customer relationships, net	1,756,065	2,575,676
Other intangibles, net	52,814	77,464
Goodwill	2,334,561	896,181
Security deposit	3,000	3,000

Total assets	$10,228,983	$6,502,729

LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
Factoring lines of credit	$3,697,560	$2,119,274
Accounts payable	2,818,622	1,886,823
Accrued expenses and other liabilities	1,828,616	477,315
Due to related parties	147,093	305,000
Current portion of due to seller for acquisition of business	20,900	193,434
Current portion of long-term debt	180,924	173,792
Total current liabilities	8,693,715	5,155,638

Long term liabilities:
Due to seller for acquisition of business, net of current portion	62,700	79,800
Long-term debt, net of current portion	142,140	278,722
Total long term liabilities	204,840	358,522

Total liabilities	8,898,555	5,514,160

Members' equity	1,330,428	988,569

Total liabilities and members' equity	$10,228,983	$6,502,729

See accompanying notes to consolidated financial statements

F-45

MDT LABOR, LLC

d/b/a MDT TECHNICAL

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Nine Months Ended September 30, 2012 and 2011

(Unaudited)

	For the Nine Months Ended September 30, 2012	For the Period from March 18, 2011 (inception) to September 30, 2011
	(Restated – Note 9)	(Restated – Note 9)
Revenues	$13,987,182	$5,340,881

Cost of revenues	10,416,696	4,011,956

Gross profit	3,570,486	1,328,925

Operating expenses:
Salary, wages and payroll taxes	1,500,663	330,954
Selling, general and administrative	462,269	508,984
Travel expense	114,263	9,812
Occupancy costs	49,062	3,300
Depreciation and amortization	855,367	410,534
Total operating expenses	2,981,624	1,263,584

Income before other expenses	588,862	65,341

Other expense (income)
Loss on sale of assets	2,126	-
Other (income)	(20,860)	45,912
Interest/ factoring expense	265,796	13,008
Total other expense	247,062	58,920

Net income	$341,800	$6,421

See accompanying notes to consolidated financial statements

F-46

MDT LABOR, LLC

d/b/a MDT TECHNICAL

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Nine Months Ended September 30, 2012 and 2011

(Unaudited)

	For the Nine Months Ended September 30, 2012	For the Period from March 18, 2011 (inception) to September 30, 2011
	(Restated – Note 9)	(Restated – Note 9)
Cash flows from operating activities:
Net income	$341,800	$6,421
Adjustments to reconcile net income to cash used in operating activities:
Amortization	844,261	410,534
Depreciation of property and equipment	11,357	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(350,618)	(834,476)
(Increase) in prepaid expenses and other assets	(300,552)	-
Increase (decrease) in accounts payable and accrued liabilities	(1,116,746)	(1,268,337)
Net cash used in operating activities	(570,498)	(1,685,858)

Cash flows from investing activities:
Purchase of property and equipment	(372)	-
Cash acquired as part of business acquisition	82,981	-
Acquisition of Acrus, LLC and Pro-Tem Solutions, Inc.	-	(1,887,617)
Net cash provided by (used in) investing activities	82,609	(1,887,617)

Cash flows from financing activities:
Net increase in line of credit	1,578,286	2,148,589
Proceeds from bank loan	-	536,000
Repayments of bank loan	(319,084)	(41,907)
Advances (repayments) from related party	(157,907)	305,000
Member contributions	—	940,564
Net cash provided by financing activities	1,101,295	3,888,246

Effect of exchange rate changes on cash and cash equivalents	59	-

Net change in cash	613,465	314,771
Cash, beginning of period	194,514	—

Cash, end of period	$807,979	$314,771

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$46,768	$113,431
Cash paid for taxes	$—	$—

Non-cash investing and financing activities:
Assets acquired from business combinations (See Note 3)	$3,316,863	$6,225,306
Liabilities acquired from business combinations (See Note 3)	$(3,399,844)	$(4,337,688)

See accompanying notes to consolidated financial statements

F-47

MDT LABOR, LLC

d/b/a MDT TECHNICAL

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2012

(Unaudited)

1.	DESCRIPTION OF BUSINESS AND HISTORY

Description of Business – MDT Labor, LLC d/b/a MDT Technical (the “Company” and “MDT”) was formed on November 19, 2010 as a limited liability company in the state of Delaware. The Company provides technical staffing and recruiting resources, and is headquartered in Harrisburg, Pennsylvania. The Company had no significant operations until March 18, 2011, when it acquired certain recruiting and staffing contracts for companies in the health care industry from Arcus, LLC (Arcus). On June 24, 2011, the Company acquired the remainder of Arcus’s recruiting and staffing contracts in its U.S. domestic core business operations, which were in the information technology (IT) and cable industries. In addition, on August 31, 2011, the Company purchased specific staffing contracts from Pro-Tem Solutions, Inc. (Pro-Tem).

On September 5, 2012, MDT entered into an Asset Purchase Agreement (“Agreement”) with Beacon Enterprise Solutions Group, Inc. (“Beacon”), a Nevada Company. The Company acquired all the assigned contracts, accounts receivable, all work-in-process and assumed certain liabilities of Beacon as associated with the assigned contracts. The purchase price of the purchased assets and assumed liabilities comprises earn-out payments not to exceed in total $3,500,000. Earn-out payments are due over a three period ended August 31, 2015 calculated as 15% of adjusted EBITDA. Adjusted EBITDA is determined as net income before interest, income taxes, depreciation and amortization determined in accordance with GAAP adjusted to include all direct costs and an overhead allocation of 8% of revenue.

2.	SUMMARY OF SIGNIFICANT POLICIES

Basis of Presentation – The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management, are necessary for a fair presentation of the information contained therein. Results of operations for the interim period are not indicative of annual results.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Revenue recognition -The Company recognizes all revenue earned through the end of the year, regardless of when customers are billed. Revenue is earned at the time services are provided.

Cash and Cash Equivalents – Cash and cash equivalents consist of cash and short-term investments with original maturities of less than 90 days. Cash equivalents are placed with high credit quality financial institutions. The carrying value of those investments approximates fair value.

Accounts receivable - Accounts receivable are stated at outstanding balances. Management determines whether an allowance for doubtful receivables is needed by regularly evaluating individual customer receivables and considering a customer’s financial condition and current economic conditions. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. Accounts receivable are considered past due if any portion of the receivables balance is outstanding for more than 30 days beyond the contractual due date. The Company does not charge interest on past due accounts. At September 30, 2012 and December 31, 2011, the allowance for doubtful accounts was $7,678 and $32,178, respectively.

For the nine months ended September 30, 2012 one customer represented 62% of revenues and 59.3% of the accounts receivable. One customer represented 53% of revenues for the period March 18, 2011 (inception) to December 31, 2011, and 65% of accounts receivable at December 31, 2011.

Intangibles -The Company's intangible assets are stated at fair value as estimated by management. The acquired intangibles consist of staffing and recruiting contracts in the healthcare, IT and cable industries, and are recorded primarily as customer relationships, which are being amortized on a double declining basis over 4 years.

F-48

MDT LABOR, LLC

d/b/a MDT TECHNICAL

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2012

(Unaudited)

2.	SUMMARY OF SIGNIFICANT POLICIES (Continued)

Goodwill - The Company has classified as goodwill the cost in excess of fair value of the tangible and identifiable intangible assets acquired in the Arcus purchase transactions. The Company accounts for its goodwill in accordance with purchase accounting standards. Goodwill is subject to periodic testing for impairment. The Company tests goodwill for impairment using the two-step process. The first step tests for potential impairment, while the second step measures the amount of impairment. The Company performs the required annual impairment test as of December 31.

Income taxes - The Company is not a taxpaying entity for income tax purposes and no provision for income taxes is recorded in the financial statements. The taxable income or loss of the Company is included in the member’s individual income tax return.

Fair Value of Financial Instruments – The Company bases its fair value determinations of the carrying value of other financial assets and liabilities on an evaluation of their particular facts and circumstances and valuation techniques that require judgments and estimates. Valuation techniques used to measure fair value maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The fair value hierarchy gives the highest priority to observable inputs such as quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the valuation technique. As of September 30, 2012 and December 31, 2011, none of our assets or liabilities was subject to fair value measurements.

The carrying amounts reflected in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued liabilities, and borrowings approximate the respective fair values due to the short maturities of these items.

Recent Accounting Pronouncements – There have been no recent accounting pronouncements or changes in accounting pronouncements that impacted the nine months ended September 30, 2012, fiscal 2011 or which are expected to impact future periods, which were not adopted and disclosed in prior periods.

3.	ACQUISITIONS

In two separate transactions, on March 18 and June 24, 2011, the Company acquired from Arcus its recruiting and staffing contracts in its U.S. domestic healthcare, IT and cable industries, including accounts receivable for work performed and unbilled work in process. The purchase price included cash in the amount of $1,788,395 and assumption of liabilities, including accounts payable of $3,837,092 and $500,596 in other obligations that are payable over time, including $250,000 payable to Arcus and $250,596 payable to others for a total purchase price of $6,126,083.

On August 31, 2011, the Company purchased specific staffing contracts from Pro-Tem for $100,000 in cash.

The Company has allocated the purchase price to the assets acquired at their estimated fair values at the acquisition dates, as determined by management. The excess of the cost of the Arcus acquisitions over the amounts assigned to the fair value of the assets acquired is recorded as goodwill. The cost of the Pro-Tem acquisition is recorded as other intangible assets.

The allocation of the purchase price for these acquisitions is as follows:

	Arcus	Pro-Tem

Accounts receivable	$1,904,902	$-
Customer relationships	3,325,000	-
Other intangibles	-	100,000
Goodwill	896,181	-

	$6,126,083	$100,000

F-49

MDT LABOR, LLC

d/b/a MDT TECHNICAL

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2012

(Unaudited)

3.	ACQUISITIONS (Continued)

On September 5, 2012, MDT entered into an Agreement with Beacon, a Nevada Company. The Company acquired all the assigned contracts, accounts receivable, all work-in-process and assumed certain liabilities of Beacon as associated with the assigned contracts. The purchase price of the purchased assets and assumed liabilities comprises earn-out payments not to exceed in total $3,500,000. Earn-out payments are due over a three period ended August 31, 2015 calculated as 15% of adjusted EBITDA. Adjusted EBITDA is determined as net income before interest, income taxes, depreciation and amortization determined in accordance with GAAP adjusted to include all direct costs and an overhead allocation of 8% of revenue.

The purchase price included assumption of liabilities, including accounts payable, accrued expenses and other current liabilities of $3,399,844. The fair value of the contingent consideration at September 5, 2012 was determined to be $0 since Beacon has had a history of operating losses.

The Company has allocated the purchase price to the assets acquired at their estimated fair values at the acquisition dates, as determined by management. The excess of the cost of the Beacon acquisition over the amounts assigned to the fair value of the assets acquired is recorded as goodwill.

The allocation of the purchase price for this acquisition is as follows:

Beacon

Cash and cash equivalents	$82,981
Accounts receivable, net	1,624,430
Unbilled receivable	83,000
Prepaid expenses and other current assets	9,936
Property and equipment, net	174,467
Goodwill	1,425,030
$3,399,844

4.	RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2012, the Company received advances from entities owned and controlled by the Company’s member. These entities remitted cash to vendors on the behalf of the Company. At September 30, 2012, the Company owed $147,903 to those entities.

5.	LINE OF CREDIT

On June 27, 2011, the Company entered into a funding agreement with Sterling Resource Funding Corp. (Sterling) under which Sterling advances funds to the Company to cover the Company’s expenditures for wages and direct payroll costs incurred for temporary employees in providing services under the Company’s staffing and recruiting contracts. In exchange for this funding, Sterling receives 1.5% of the Company’s gross billings, plus other fees as defined in the agreement. The funding agreement, which has an initial term of two years, is secured by all of the Company’s accounts receivable and other assets, and a $2,000,000 key man life insurance policy on the Company’s member. The Company also is required to maintain a certain leverage ratio, and was in compliance with this financial covenant at September 30, 2012. Under the agreement, $100,000 is held by Sterling in a reserve fund; this amount is recorded as a receivable in the accompanying balance sheet. For the nine months ended September 30, 2012 and the fiscal year ended December 31, 2011, the balance for the line of credit was 2,522,365 and 2,119,274 respectively.

F-50

MDT LABOR, LLC

d/b/a MDT TECHNICAL

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2012

(Unaudited)

6.	NOTES PAYABLE

	September 30,	December 31,
	2012	2011
Notes payable:
Metro Bank, $536,000 note dated June 24, 2011, payable in 36 monthly installments of $16,145, including interest at 5.25%; secured by Company assets.	$323,064	$452,514
Due to seller, payable monthly in varying amounts, without interest, through June 2016	83,600	273,234
Total notes payable	406,664	725,748
Less: current portion	(201,824)	(367,226)
Long term portion of notes payable	$204,840	$358,522

7.	COMMITMENTS AND CONTINGENCIES

Legal Matters - The Company from time-to-time is involved in certain legal actions arising in the ordinary course of business. In the opinion of management, the outcome of such actions will not have a material adverse effect on the Company’s financial position or results of operations.

Operating leases - The Company leases an office in Conshohocken, Pennsylvania, which currently requires monthly payments of $6,947, increasing annually through lease expiration in September 2018. The Company is subleasing the Conshohocken office space through October 2013, currently receiving $5,637 per month, increasing annually.

The Company also leases an office facility in Harrisburg, Pennsylvania under a non-cancellable operating lease that expires in October 2012, with three one-year extension options that the Company intends to exercise. The current monthly rent is $2,731, which increases annually upon exercise of each extension option.

8.	SUBSEQUENT EVENTS

Change in Control – On December 3, 2012, the Company’s principal, Mike Traina sold all of the issued outstanding membership interests to Optos Capital Partners, LLC (“Optos”), for consideration of $7,999,200 million. Optos is a wholly owned subsidiary of Focus Venture Partners, Inc. (“FVP”). The form of consideration is as follows; cash payment of $3,000,000, Promissory Term Note (“Traina Note”) for $4,000,000 and 12,490,000 shares of FVP common stock valued at $999,200 ($0.08 per share of commons stock) valued at $999,200 ($0.08 per share of commons stock).

The Traina note bears interest of 6% per annum. Interest is due and payable quarterly in arrears with the first interest payment due and payable on April 5, 2013, for the prior period ended March 31, 2013. No portion of the principal is due before the maturity date of May 30, 2015 unless the FVP receives not less than $10,000,000 in gross cash proceeds from the issuance of its stock. In such case, the FVP may pay $1,500,000 in principal. FVP may further pay monthly scheduled principal payments of $100,000 the following month if the FVP receives not less than $10,000,000 in gross cash proceeds from the issuance of its stock and meets the terms of certain financial covenants including senior debt to EBITDA ratio and fixed charge coverage ratio. All accrued principal and interest is otherwise payable at the maturity date of May 30, 2015. The Traina note is secured by all fixtures and personal property of every kind and nature. The Traina notes’ security interest is subordinated to the security interests held by Atalaya, a lender of FVP.

F-51

MDT LABOR, LLC

d/b/a MDT TECHNICAL

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2012

(Unaudited)

9.	RESTATEMENT

Subsequent to the issuance of the financial statements for the nine months ended September 30, 2012 and for the period from March 18, 2011 (inception) to September 30, 2011 that were filed with the U.S. Securities and Exchange Commission in Form S-1/A on January 8, 2013, the Company made the following adjustment to the financial statements:

Amortization of Customer Relationships and Other Intangibles

The Company reviewed the estimated life and amortization policy of customer relationships and other intangible assets. As a result, the Company determined that the cash flows attributable to intangible assets are highest in the first year after acquisition and decrease over time. Accordingly, the Company has changed its accounting policy for the amortization of intangible assets from straight line basis over 10 years to double declining basis over 4 years. The change in policy best matches the pattern which the economic benefits of the customer relationships will be consumed.

A summary of the effect of the restatement is as follows:

	As Reported	Restatement	As Restated
Balance Sheet – September 30, 2012
Customer relationships, net of accumulated amortization	$2,909,375	$(1,153,310)	$1,756,065
Other intangibles, net of accumulated amortization	$89,167	$(36,353)	$52,814
Total assets	$11,418,646	$(1,189,663)	$10,228,983
Member’s equity	$2,520,091	$(1,189,663)	$1,320,428
Total liabilities and member’s equity	$11,418,646	$(1,189,663)	$10,228,983

Statement of Income - For the Nine Months Ended September 30, 2012
Depreciation and amortization	$271,314	$584,053	$855,367
Net Income	$925,853	$(584,053)	$341,800

Statement of Cash Flows Income - For the Nine Months Ended September 30, 2012
Net Income	$925,853	$(584,053)	$341,800
Amortization	$260,208	$584,053	$844,261
Net cash used by operating activities	$(570,498)	$-	$(570,498)

	As Reported	Restatement	As Restated
Balance Sheet – December 31, 2011
Customer relationships, net of accumulated amortization	$3,158,750	$(583,074)	$2,575,676
Other intangibles, net of accumulated amortization	$100,000	$(22,536)	$77,464
Total assets	$7,108,339	$(605,610)	$6,502,729
Member’s equity	$1,594,179	$(605,610)	$988,569
Total liabilities and member’s equity	$7,108,339	$(605,610)	$6,502,729

Statement of Income – For the Period from March 18, 2011 (inception) to September 30, 2011
Depreciation and amortization	$-	$410,534	$410,534
Net Income	$416,955	$(410,534)	$6,421

Statement of Cash Flows – For the Period from March 18, 2011 (inception) to September 30, 2011
Net Income	$416,955	$(410,534)	$6,421
Amortization	$-	$410,534	$410,534
Net cash used by operating activities	$(1,685,858)	$-	$(1,685,858)

F-52

INDEPENDENT AUDITORS’ REPORT

MDT Labor, LLC

d/b/a MDT Technical

Harrisburg, Pennsylvania

We have audited the accompanying balance sheet of MDT Labor, LLC d/b/a MDT Technical as of December 31, 2011, and the related statements of income and member’s equity, and cash flows, for the period March 18, 2011 (inception) to December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MDT Labor, LLC d/b/a MDT Technical as of December 31, 2011, and the results of its operations and its cash flows for the period March 18, 2011 (inception) to December 31, 2011 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 8, the Company has restated its financial statements for the period March 18, 2011 (inception) to December 31, 2011.

October 19, 2012, except Note 8 for

which the date is February 11, 2013

F-53

MDT LABOR, LLC
d/b/a MDT TECHNICAL
BALANCE SHEET
DECEMBER 31, 2011

Amount
(Restated – Note 8)
ASSETS

Cash	$194,514
Accounts receivable	2,638,714
Unbilled receivable	1,824
Other receivable, reserve against line of credit	100,000
Prepaid expenses	15,356

Total current assets	2,950,408

Intangible assets
Customer relationships, net of accumulated amortization of $749,324	2,575,676
Goodwill	896,181
Other intangibles, net of accumulated amortization of $22,536	77,464

Security deposit	3,000

TOTAL ASSETS	$6,502,729

LIABILITIES AND MEMBER’S EQUITY

Liabilities
Line of credit	$2,119,274
Current portion of due to seller for acquisition of business	193,434
Current portion of note payable	173,792
Accounts payable	1,886,823
Accrued expenses	477,315
Due to related parties	305,000

Total current liabilities	5,155,638

Due to seller for acquisition of business, net of current portion	79,800
Note payable, net of current portion	278,722

Total liabilities	5,514,160

Member’s equity	988,569

TOTAL LIABILITIES AND MEMBER’S EQUITY	$6,502,729

See notes to financial statements.

F-54

MDT LABOR, LLC
d/b/a MDT TECHNICAL
STATEMENT OF INCOME AND MEMBER’S EQUITY
PERIOD MARCH 18, 2011 (INCEPTION) TO DECEMBER 31, 2011

Amount
(Restated – Note 8)
Revenues	$9,470,360

Cost of revenues	7,085,814

Gross profit	2,384,546

General and administrative expenses	2,182,825

Operating income	201,721

Other expenses
Interest expense	30,887
Administration fees, line of credit	122,829

Total other expenses	153,716

Net income	48,005

Member’s equity, beginning	-

Member’s contributions	940,564

Member’s equity, ending	$988,569

See notes to financial statements.

F-55

MDT LABOR, LLC
d/b/a MDT TECHNICAL
STATEMENT OF CASH FLOWS
PERIOD MARCH 18, 2011 (INCEPTION) TO DECEMBER 31, 2011

Increase (Decrease) in Cash

Amount
(Restated – Note 8)
Cash flows from operating activities
Net income	$48,005
Adjustments to reconcile net income to net cash used by operating activities:
Amortization	771,860
Change in:
Accounts receivable	(733,812)
Unbilled receivable	(1,824)
Prepaid expenses	(15,356)
Security deposit	(3,000)
Accounts payable	(1,950,269)
Accrued expenses	477,315
Due to related parties	305,000

Net cash used by operating activities	(1,102,081)

Cash flows from investing activities
Acquisition of businesses	(1,888,395)

Cash flows from financing activities
Member’s contributions	940,564
Net line of credit borrowings	2,119,274
Other receivable, reserve against line of credit	(100,000)
Proceeds of note payable	536,000
Repayments of note payable	(83,486)
Reduction of due to seller for acquisition of business	(227,362)

Net cash provided by financing activities	3,184,990

Net increase in cash	194,514

Cash, beginning	-

Cash, ending	$194,514

See notes to financial statements.

F-56

MDT LABOR, LLC
d/b/a MDT TECHNICAL
STATEMENT OF CASH FLOWS (CONTINUED)
PERIOD MARCH 18, 2011 (INCEPTION) TO DECEMBER 31, 2011

Amount

Noncash investing and financing activities
Assets and liabilities acquired (assumed) in acquisition of businesses:
Accounts receivable	$1,904,902
Customer relationships	3,325,000
Goodwill	896,181
Other intangibles	100,000
Accounts payable	(3,837,092)
Due to seller	(500,596)

Supplemental disclosure
Interest paid	$30,422

See notes to financial statements.

F-57

MDT LABOR, LLC
d/b/a MDT TECHNICAL
NOTES TO FINANCIAL STATEMENTS
PERIOD MARCH 18, 2011 (INCEPTION) TO DECEMBER 31, 2011

Note 1:         Description of operations and summary of significant accounting policies

Description of operations

MDT Labor, LLC d/b/a MDT Technical (the Company) was formed on November 19, 2010 as a limited liability company in the state of Delaware. The Company provides technical staffing and recruiting resources, and is headquartered in Harrisburg, Pennsylvania. The Company had no significant operations until March 18, 2011, when it acquired certain recruiting and staffing contracts for companies in the health care industry from Arcus, LLC (Arcus). On June 24, 2011, the Company acquired the remainder of Arcus’s recruiting and staffing contracts in its U.S. domestic core business operations, which were in the information technology (IT) and cable industries. In addition, on August 31, 2011, the Company purchased specific staffing contracts from Pro-Tem Solutions, Inc. (Pro-Tem).

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

The Company recognizes all revenue earned through the end of the year, regardless of when customers are billed. Revenue is earned at the time services are provided. Revenue earned but not billed totaled $1,824 at December 31, 2011.

Accounts receivable

Accounts receivable are stated at outstanding balances. Management determines whether an allowance for doubtful receivables is needed by regularly evaluating individual customer receivables and considering a customer’s financial condition and current economic conditions. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. Accounts receivable are considered past due if any portion of the receivables balance is outstanding for more than 30 days beyond the contractual due date. The Company does not charge interest on past due accounts. At December 31, 2011, management has determined that no allowance for doubtful accounts is necessary.

One customer represented 53% of revenues for the period March 18, 2011 (inception) to December 31, 2011, and 65% of accounts receivable at December 31, 2011.

F-58

MDT LABOR, LLC
d/b/a MDT TECHNICAL
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
PERIOD MARCH 18, 2011 (INCEPTION) TO DECEMBER 31, 2011

Note 1:         Description of operations and summary of significant accounting policies (continued)

Intangibles

The Company's intangible assets are stated at fair value as estimated by management. The acquired intangibles consist of staffing and recruiting contracts in the healthcare, IT and cable industries, and are recorded primarily as customer relationships, which are being amortized on a double declining basis over 4 years.

Goodwill

The Company has classified as goodwill the cost in excess of fair value of the tangible and identifiable intangible assets acquired in the Arcus purchase transactions. The Company accounts for its goodwill in accordance with purchase accounting standards. Goodwill is subject to periodic testing for impairment. The Company tests goodwill for impairment using the two-step process. The first step tests for potential impairment, while the second step measures the amount of impairment. The Company performs the required annual impairment test as of December 31.

Income taxes

The Company is not a taxpaying entity for income tax purposes and no provision for income taxes is recorded in the financial statements. The taxable income or loss of the Company is included in the member’s individual income tax return.

Fair value measurement

The fair values of the Company’s financial assets and liabilities (which include accounts receivable, accounts payable, and borrowings) approximate their carrying amounts, either because the expected collection or payment period is relatively short or because the terms are similar to market terms. Nonfinancial assets and liabilities recognized in the financial statements at fair value on a nonrecurring basis include customer relationships, goodwill and other intangibles acquired in 2011. Any subsequent fair value measurements will be made in accordance with the requirements relating to goodwill and other intangible assets.

The fair value hierarchy distinguishes between market participant assumptions developed based on market data obtained from independent sources (observable inputs), and an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

F-59

MDT LABOR, LLC
d/b/a MDT TECHNICAL
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
PERIOD MARCH 18, 2011 (INCEPTION) TO DECEMBER 31, 2011

Note 1:         Description of operations and summary of significant accounting policies (continued)

Fair value measurement (continued)

The fair value hierarchy consists of the following levels:

Level 1:	Quoted prices in active markets for identical assets or liabilities

Level 2:	Significant other observable inputs, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, and other inputs that are observable or derived from or corroborated by observable market data

Level 3:	Significant unobservable inputs

Note 2:       Acquisitions

In two separate transactions, on March 18 and June 24, 2011, the Company acquired from Arcus its recruiting and staffing contracts in its U.S. domestic healthcare, IT and cable industries, including accounts receivable for work performed and unbilled work in process. The purchase price included cash and assumption of liabilities, including accounts payable of $3,837,092 and $500,596 in other obligations that are payable over time, including $250,000 payable to Arcus and $250,596 payable to others (see Note 5).

On August 31, 2011, the Company purchased specific staffing contracts from Pro-Tem for $100,000 in cash.

The Company has allocated the purchase price to the assets acquired at their estimated fair values at the acquisition dates, as determined by management. The excess of the cost of the Arcus acquisitions over the amounts assigned to the fair value of the assets acquired is recorded as goodwill. The cost of the Pro-Tem acquisition is recorded as other intangible assets.

The allocation of the purchase price for these acquisitions is as follows:

	Arcus	Pro-Tem

Accounts receivable	$1,904,902	$-
Customer relationships	3,325,000	-
Other intangibles	-	100,000
Goodwill	896,181	-

	$6,126,083	$100,000

F-60

MDT LABOR, LLC
d/b/a MDT TECHNICAL
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
PERIOD MARCH 18, 2011 (INCEPTION) TO DECEMBER 31, 2011

Note 3:        Related party transactions

During 2011, the Company received advances entities owned and controlled by the Company’s member. These entities remitted cash to vendors on the behalf of the Company. At December 31, 2011, the Company owed $305,000 to those entities.

Note 4:        Line of credit

On June 27, 2011, the Company entered into a funding agreement with Sterling Resource Funding Corp. (Sterling) under which Sterling advances funds to the Company to cover the Company’s expenditures for wages and direct payroll costs incurred for temporary employees in providing services under the Company’s staffing and recruiting contracts. In exchange for this funding, Sterling receives 1.5% of the Company’s gross billings, plus other fees as defined in the agreement. The funding agreement, which has an initial term of two years, is secured by all of the Company’s accounts receivable and other assets, and a $2,000,000 keyman life insurance policy on the Company’s member. The Company also is required to maintain a certain leverage ratio, and was in compliance with this financial covenant at December 31, 2011. Under the agreement, $100,000 is held by Sterling in a reserve fund; this amount is recorded as a receivable in the accompanying balance sheet.

Note 5:        Long-term debt

Amount

Metro Bank, $536,000 note dated June 24, 2011, payable in 36 monthly installments of $16,145, including interest at 5.25%; secured by Company assets	$452,514

Due to seller, payable monthly in varying amounts, without interest, through June 2016	273,234
725,748
Less: Current portion	367,226

$358,522

Scheduled future principal payments are:

Year Ending December 31,	Amount

2012	$367,226
2013	206,136
2014	118,186
2015	22,800
2016	11,400

$725,748

F-61

MDT LABOR, LLC
d/b/a MDT TECHNICAL
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
PERIOD MARCH 18, 2011 (INCEPTION) TO DECEMBER 31, 2011

Note 6:         Commitments and contingencies

Legal

The Company from time-to-time is involved in certain legal actions arising in the ordinary course of business. In the opinion of management, the outcome of such actions will not have a material adverse effect on the Company’s financial position or results of operations.

Operating leases

The Company leases an office in Conshohocken, Pennsylvania, which currently requires monthly payments of $6,947, increasing annually through lease expiration in September 2018. The Company is subleasing the Conshohocken office space through October 2013, currently receiving $5,637 per month, increasing annually.

The Company also leases an office facility in Harrisburg, Pennsylvania under a non-cancellable operating lease that expires in October 2012, with three one-year extension options that the Company intends to exercise. The current monthly rent is $2,731, which increases annually upon exercise of each extension option.

Minimum annual rentals under these operating leases at December 31, 2011, net of sublease rentals and including likely extension options, are:

Year Ending December 31,	Amount

2012	$48,091
2013	64,243
2014	122,879
2015	118,605
2016	92,607
Thereafter	167,505

$613,930

Rent expense was $12,133 for 2011.

F-62

MDT LABOR, LLC
d/b/a MDT TECHNICAL
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
PERIOD MARCH 18, 2011 (INCEPTION) TO DECEMBER 31, 2011

Note 7:         Subsequent events

Effective April 1, 2012, employees of the Company became eligible to participate in the MDT Personnel Retirement Plan, a multi-employer discretionary profit sharing plan, provided certain eligibility requirements are met as set forth in the Plan document.

On September 5, 2012, the Company acquired from Beacon Enterprise Solutions Group, Inc. its recruiting and staffing contracts in its U.S. and international healthcare, IT and cable industries, including accounts receivable for work performed, unbilled work in process, and property and equipment. The purchase price included assumption of liabilities associated with assigned contracts, as well as earn-out payments over the period September 1, 2012 and ending on the earlier of August 31, 2015 or upon the sale of the assigned contracts to any third party. The amount the Company will pay in earn-out payments is not to exceed $3.5 million in aggregate.

Subsequent events have been evaluated through October 19, 2012, which is the date the financial statements were available to be issued.

Note 8:         Restatement

Subsequent to the issuance of the financial statements for the period March 18, 2011 (Inception) to December 31, 2011 that were filed with the U.S. Securities and Exchange Commission in Form S-1/A on January 8, 2013, the Company made the following adjustment to the financial statements:

Amortization of Customer Relationships and Other Intangibles

The Company reviewed the estimated life and amortization policy of customer relationships and other intangible assets. As a result, the Company determined that the cash flows attributable to intangible assets are highest in the first year after acquisition and decrease over time. Accordingly, the Company has changed its accounting policy for the amortization of intangible assets from straight line basis over 10 years to double declining basis over 4 years. The change in policy best matches the pattern which the economic benefits of the customer relationships will be consumed.

A summary of the effect of the restatement is as follows:

	As Reported	Restatement	As Restated
Balance Sheet
Customer relationships, net of accumulated amortization	$3,158,750	$(583,074)	$2,575,676
Other intangibles, net of accumulated amortization	$100,000	$(22,536)	$77,464
Total assets	$7,108,339	$(605,610)	$6,502,729
Member’s equity	$1,594,179	$(605,610)	$988,569
Total liabilities and member’s equity	$7,108,339	$(605,610)	$6,502,729

Statement of Income
General and administrative expenses	$1,577,215	$605,610	$2,182,825
Net Income	$653,615	$(605,610)	$48,005

Statement of Cash Flows
Net Income	$653,615	$(605,610)	$48,005
Amortization	$166,250	$605,610	$771,860
Net cash used by operating activities	$(1,102,081)	$-	$(1,102,081)

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INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.  All amounts are estimates except the SEC registration fee.

SEC registration fee	$4.01
Printing and engraving expenses	5,000.00	*
Legal fees and expenses	70,000.00	*
Accounting fees and expenses	50 ,000.00	*
Miscellaneous expenses	10,000.00	*
	$135,004.01	*

*  Estimated.

The Company has agreed to bear expenses incurred by the selling shareholders that relate to the registration of the shares of common stock being offered and sold by the selling shareholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws. Under the Nevada Revised Statutes, unless modified by a corporation’s articles of incorporation, a director is not liable to a corporation, its shareholders or creditors for damages unless the director’s action or failure constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permissible under Nevada law if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe such conduct was unlawful.  The Company may purchase and maintain insurance or make other financial arrangements on behalf of any individual entitled to indemnity.  Our bylaws also provide that we will advance all expenses incurred to any person entitled to indemnity upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to indemnification.

Our bylaws further provide that discretionary indemnification may be authorized (a) by the shareholders; (b) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (c) by independent legal counsel in a written opinion (i) if ordered by a majority vote of disinterested directors or (ii) if a quorum of disinterested directors cannot be obtained.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On March 26, 2012, the Company issued 1,000,000 shares to TBK 327 Partners, LLC in consideration of the payment of $1,000.

On May 9, 2012, we entered into and closed a Contribution Agreement with the members of Optos Capital Partners LLC (“Optos”) pursuant to which we acquired 100% of the outstanding securities of Optos in exchange for 23,980,000 shares of our common stock and 100,000 shares of Series A Preferred Stock.

On May 9, 2012, we entered into a Retainer Agreement with Fleming PLLC pursuant to which we issued 430,000 shares of common stock to Fleming PPLC for legal services.

On May 25, 2012, we sold 437,500 shares of common stock to 35 accredited investors for aggregate consideration of $35,000 or $0.08 per share.

On July 23, 2012, the Company entered into an amendment of that certain Corporate Advisory Agreement dated January 1, 2012 with HFP Capital Markets LLC (“HFP”) whereby the Company issued HFP a common stock purchase warrant to acquire 2,870,000 shares of common stock at a price per share of $0.08 for a period of five years.

On December 3, 2012, the Company issued Michael D. Traina 12,490,000 shares of common stock in consideration of his 100% interest in MDT Labor LLC, a Delaware limited liability company.

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On December 3, 2012, the Company entered into a Credit Agreement with Atalaya Special Opportunities Fund IV (Tranche B), as lender and Atalaya Administrative LLC, as agent (“Atalaya”). Under the terms of the Credit Agreement, Atalaya agreed, among other things and subject to certain restrictions, to provide the Company with a revolving loan commitment of $8,500,000 and a term loan commitment of $8,000,000. The Company pursuant to the terms of the Credit Agreement issued to Atalaya a common stock purchase warrant (“Warrant’) to purchase 5,227,841 shares of common stock of the Company. The exercise price per share is $0.0001 and the holder is entitled to exercise the Warrant on a cashless basis. The Warrant expires on December 3, 2022. The Warrant is subject to anti-dilution adjustments if certain dilutive transactions occur, unless specifically exempted by the Warrant, such as issuance of common stock, options, warrants or similar securities or a decrease in the subscription, exercise, conversion or exchange price of these securities. In addition, commencing on the earliest of (a) December 3, 2016 (b) the acceleration of obligations under the Credit Agreement (c) an event of default (d) a value event such as a merger, disposition, IPO other than a qualified IPO or change in control and ending the earlier of (a) a qualified IPO or (b) the expiration of the warrant, Atalaya may put the warrant on 60 days’ notice and the Company is obligated to repurchase the warrant for cash. The value of the put price is determined by the greater of (a) the Equity Value, as defined by the Warrant, per common share of the Company (b) the Put Formula Value, as defined by the Warrant, per common share of the Company.

The issuance of the foregoing securities in each of the transactions described above was made in reliance upon the exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof as a transaction by an issuer not involving any public offering and/or Rule 506 under Regulation D as promulgated under the Securities Act. The respective transaction documents contain representations to support our reasonable belief that each investor is an “accredited investor” as defined in Rule 501 under the Securities Act, and that such investor is acquiring such securities for investment and not with a view to the distribution thereof. At the time of their issuance, the securities described above were deemed to be restricted securities for purposes of the Securities Act and such securities (and shares issued upon exercise of the unregistered warrants will) bear legends to that effect.

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ITEM 16. EXHIBITS

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation (1)
3.2	Certificate of Designation for the Series A Preferred Stock (1)
3.3	Bylaws (1)
4.1	Promissory Note in the amount of $1,600,000 payable to Christopher and Lelainya Ferguson (1)
4.2	Promissory Note in the amount of $126,000 payable to TBK 327 Partners LLC (1)
4.3	Intentionally Left Blank
4.4	Unsecured Line of Credit between TBK 327 Partners, LLC and Jus-com, Inc. dated September 6, 2011 (1)
4.5	Unsecured Promissory Note in the amount of $100,000 due January 1, 2015 (1)
4.6	Account Receivables Purchase Agreement between Focus Fiber Solutions LLC and Franklin Capital Holdings LLC dated October 18, 2011 (1)
4.7	Security Agreement between Focus Fiber Solutions LLC and Franklin Capital Holdings LLC dated October 18, 2011 (1)
4.8	Sale and Purchase Agreement dated July 7, 2011 between Townsend Careers LLC and AGR Funding Inc (1)
4.9	Unsecured Line of Credit in the amount of $300,000 between TBK 327 Partners, LLC and Jus-Com, Inc. (1)
4.10	Common Stock Purchase Warrant issued to HFP Capital Markets LLC(1)
4.11	Promissory Term Note in the principal amount of $4,000,000 issued by Optos Capital Partners LLC to Michael Traina (2)
4.12	Credit Agreement dated December 3, 2012 among Optos Capital Partners, LLC, MDT Labor, LLC, Focus Fiber Solutions, LLC, Jus-Com, Inc., CMK Resource Group, LLC, and Townsend Careers, LLC; Atalaya Special Opportunities Fund IV LP (Tranche B); and Atalaya Administrative LLC. (2)
4.13	Form of Note issued by Optos Capital Partners, LLC, MDT Labor, LLC, Focus Fiber Solutions, LLC, Jus-Com, Inc., CMK Resource Group, LLC, and Townsend Careers, LLC to Atalaya Special Opportunities Fund IV LP (Tranche B); and Atalaya Administrative LLC (2)
4.14	Registration Rights Agreement between Focus Venture Partners Inc. and Atalaya Special Opportunities Fund IV LP (Tranche B) dated December 3, 2012 (2)
4.15	Purchase Warrant dated December 3, 2012 issued to Atalaya Special Opportunities Fund IV LP (Tranche B) (2)
4.16	Subordination Agreement dated December 3, 2012 between Michael Traina, Optos Capital Partners, LLC, Focus Venture Partners Inc. and Atalaya Administrative LLC. (2)
4.17	Guarantee and Collateral Agreement dated December 3, 2012 among Optos Capital Partners, LLC, MDT Labor, LLC, Focus Fiber Solutions, LLC, Jus-Com, Inc., CMK Resource Group, LLC,, Townsend Careers, LLC, Focus Venture Partners Inc.; Atalaya Special Opportunities Fund IV LP (Tranche B); and Atalaya Administrative LLC. (2)
5.1	Opinion of Fleming PLLC (1)
10.1	Contribution Agreement by and between Focus Venture Partners Inc., Optos Capital Partners LLC and Christopher and Lelainya Ferguson (1)
10.2	Interest Purchase Agreement by and between Optos Capital Partners, LLC and Michael D. Traina dated December 3, 2012 (2)
10.3	Guaranty Agreement between Focus Venture Partners Inc. and Michael D. Traina dated December 3, 2012 (2)
10.4	Employment Agreement between Therese Carlise and Focus Venture Partners Inc.
14.1	Code of Ethics (1)
21.1	List of Subsidiaries
23.1	Consent of De Joya Griffith & Company, LLC
23.2	Consent of G3 of PA LLC
23.3	Consent of Fleming PLLC (included in Exhibit 5.1)

(1)	Incorporated by reference to the Form S-1 Registration Statement filed with the Securities and Exchange Commission on July 24, 2012.
(2)	Incorporated by reference to the Form S-1 Registration Statement filed with the Securities and Exchange Commission on January 9, 2013.

ITEM 17.  UNDERTAKINGS.

The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

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(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Center Valley, State of Pennsylvania on this 12th day of February, 2013.

FOCUS VENTURE PARTNERS INC.

By:	/s/ Christopher Ferguson
Christopher Ferguson, Chief Executive Officer, President and Chairman of the Board of Directors (Principal Executive Officer)

By:	/s/Theresa Carlise
Theresa Carlise, Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.   The persons whose signature appears below constitutes and appoints Christopher Ferguson his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Christopher Ferguson	Chief Executive Officer,	February 12, 2013
Christopher Ferguson	President and Chairman of the Board
of Directors (Principal Executive Officer)

/s/ Theresa Carlise	Chief Financial Officer,	February 12, 2013
Theresa Carlise	(Principal Financial and
Accounting Officer)

/s/ Christopher Ferguson*	Chief Operating Officer	February 12, 2013
Michael Paleschi

* Attorney-in-fact.